  As filed with the Securities and Exchange Commission on June 28, 2000
                                                     Registration No. 333-36160
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                                 ------------

                              AMENDMENT NO.2
                                      TO
                                   Form S-1
                            REGISTRATION STATEMENT
                                     Under
                          THE SECURITIES ACT OF 1933
                                 ------------
                          RITA MEDICAL SYSTEMS, INC.
            (Exact name of registrant as specified in its charter)

          Delaware                        3845                       94-3199149
(State or Other Jurisdiction
              of              (Primary Standard Industrial        (I.R.S. Employer
      Incorporation or
        Organization)          Classification Code Number)       Identification No.)

                            967 N. Shoreline Blvd.
                            Mountain View, CA 94043
                                (650) 390-8500
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                 ------------
                               Barry N. Cheskin
                            Chief Executive Officer
                          RITA Medical Systems, Inc.
                            967 N. Shoreline Blvd.
                            Mountain View, CA 94043
                                (650) 390-8500
(Name, address, including zip code, and telephone number, including area code, of agent for service)

                                 ------------
                                  Copies to:

                Mark B. Weeks                                  John W. White
               Brooke Campbell                            CRAVATH, SWAINE & MOORE
               Ughetta Manzone                                Worldwide Plaza
              VENTURE LAW GROUP                              825 Eighth Avenue
         A Professional Corporation                       New York, New York 10019
             2800 Sand Hill Road
        Menlo Park, California 94025

                                 ------------
Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.
   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]
   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                                 ------------
   The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

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

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this preliminary prospectus is not complete and may be + +changed. We may not sell these securities until the registration statement +
+filed with the Securities and Exchange Commission is effective. This          +
+preliminary prospectus is not an offer to sell these securities and is not + +soliciting an offer to buy these securities in any state where the offer or +
+sale is not permitted.                                                        +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                SUBJECT TO COMPLETION, DATED JUNE 28, 2000

PROSPECTUS

                                3,400,000 Shares

                       [RITA MEDICAL SYSTEMS, INC. LOGO]

                                  Common Stock

                                   --------

  We are selling 3,400,000 shares of our common stock. We have granted the underwriters a 30-day option to purchase up to an additional 510,000 shares of common stock to cover over-allotments.

  This is the initial public offering of our common stock. We currently expect that the initial public offering price will be between $11.00 and $13.00 per share. We have applied to have our common stock included for quotation on the Nasdaq National Market under the symbol "RITA."

                                   --------

  Investing in our common stock involves certain risks. See "Risk Factors" beginning on page 8.

  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                   --------

                                                          Per Share Total
                                                          --------- -----
Public Offering Price
Underwriting Discount
Proceeds to RITA Medical Systems, Inc. (before expenses)

  The underwriters expect to deliver the shares to purchasers on or about
       , 2000.

                                   --------

Salomon Smith Barney                                          Robertson Stephens

      , 2000.

                              [INSIDE FRONT COVER]

   Graphic 1: Pre-procedure CAT scan showing a liver tumor

  Graphic 2: Post-procedure CAT scan showing destruction of the liver tumor with our new StarBurst XL disposable device

   Graphic 3: StarBurst XL disposable device entering tissue (undeployed)

   Graphic 4: StarBurst XL disposable device deployed to 5 centimeters

   Graphic 5: 5 centimeter diameter area of treated tissue.

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
Prospectus Summary.......................................................   4

Risk Factors.............................................................   8

Information Regarding Forward-Looking Statements.........................  16

Use of Proceeds..........................................................  17

Our Policy Regarding Dividends...........................................  17

Capitalization...........................................................  18

Dilution.................................................................  19

Selected Financial Data..................................................  20

Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  22

Business.................................................................  28

Management...............................................................  40

Relationships and Related Party Transactions.............................  49

Principal Stockholders...................................................  53

Description of Capital Stock.............................................  56

Shares Eligible for Future Sale..........................................  59

United States Tax Consequences to Non-United States Holders..............  61

Underwriting.............................................................  63

Legal Matters............................................................  65

Experts..................................................................  65

Where You Can Find Additional Information................................  66

Index to Financial Statements............................................ F-1

   Until           , 2000, all dealers that buy, sell or trade our common
stock, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                               PROSPECTUS SUMMARY

   This summary highlights information contained elsewhere in this prospectus. This summary does not contain all of the information you should consider before buying shares in this offering. Therefore, you should read this entire prospectus carefully, including the risks of purchasing our common stock discussed under the "Risk Factors" section and our financial statements and the related notes.

Our Company

   We are a medical device company that develops, manufactures and markets innovative products to treat patients with solid cancerous or benign tumors. Our proprietary system uses radiofrequency energy to heat tissue to a high enough temperature to ablate it, or cause cell death. The RITA system includes radiofrequency generators and a family of disposable needle electrode devices which deliver controlled thermal energy to the targeted tissue. We have received regulatory clearance for sale in major markets worldwide for the ablation of soft tissue. In addition to soft tissue, our system is specifically cleared by the FDA for unresectable liver lesions, which are lesions which cannot be treated surgically.

   We currently sell the RITA system for the ablation of unresectable liver tumors or lesions. We believe our system offers a viable option to patients with this condition who previously had few effective alternatives. Since the launch of our system, we have sold more than 10,000 disposable devices.

   We are currently focused on addressing the liver cancer market. We estimate that the worldwide market opportunity for the radiofrequency ablation of unresectable liver cancer is approximately $500 million annually. In addition to liver cancer, we believe that our minimally invasive technology may in the future be applied to the treatment of other types of cancerous or benign tumors, including tumors of the lung, bone, breast, prostate and kidney. We believe the market opportunity for these additional applications may exceed $1 billion annually.

   The RITA system offers physicians and patients an effective minimally invasive treatment option with few side effects or complications. Our products can be used in an outpatient procedure that requires only local anesthesia, and patients are typically sent home the same day with a small bandage over the entry site. Patients can also be treated in a laparoscopic procedure, which is a procedure in which surgical instruments are inserted into the body through a small incision in the abdomen, and are generally sent home the next day.

   We offer the only radiofrequency ablation products to our target market that provide tissue temperature feedback throughout the targeted tissue. We believe our system has the potential to provide a more effective ablation than competing technologies by providing this thermal feedback during the procedure.

The Opportunity

   Every year cancer afflicts millions of people worldwide. While our current focus is on patients with liver cancer, we believe that in the future, our technology will be applied to other patients with cancer. Liver cancer is one of the most prevalent and lethal forms of cancer in the world. It is estimated to afflict more than one million new patients worldwide each year.

   Because of the lack of effective treatment options currently available for these patients, 90 percent of them will die within five years. Surgery is generally considered the "gold standard" treatment option to address liver tumors; however, it is estimated that 70 to 90 percent of liver cancer patients are not candidates for surgery. Alternative treatment options include chemotherapy, cryosurgery, which involves freezing tumors, percutaneous ethanol injection, which involves injecting tumors with alcohol, and radiation therapy. Unfortunately, many of these alternative therapies are ineffective and are generally associated with significant side effects, and some of them can cause death.

Benefits of Our Approach

   The benefits of our system include:

  . Effective Treatment Option. Our system offers liver cancer patients who previously had few treatment options an effective alternative. Our system may in the future offer patients with other types of tumors a better treatment option.

  . Minimally Invasive Procedure. Compared to existing alternatives, our procedure is minimally invasive, may be cost effective and can result in reduced hospital stays.

  . Array Design Provides Predictable Results. Our array design which is a curved set of electrodes in the shape of a fountain at the end of our disposable device enables the physician to predictably ablate large volumes of targeted tissue.

  . Temperature Feedback Provides Procedural Control. Our dynamic, real-time temperature feedback allows physicians to know they have achieved target temperatures. Additionally, temperature feedback provides post-ablation confirmation that the necessary temperature has been reached for the destruction of tissue.

  . Repeat Treatments Possible. Because of the minimally invasive nature of our procedure, patients treated with our system often can be retreated. Retreatment is frequently necessary because of the recurrent nature of cancer.

  . Broadly Applicable Technology. Clinical experience in the treatment of liver tumors and feasibility studies in other organs indicate that our technology may in the future be applied to the ablative treatment of solid tumors in the lung, bone, breast, prostate and kidney.

                                  ------------

   We were incorporated in California in January 1994 under the name ZoMed Incorporated. We changed our name to RITA Medical Systems, Inc. in October 1996. Prior to the effectiveness of this registration statement, we will reincorporate in Delaware. Our principal offices are located at 967 North Shoreline Boulevard, Mountain View, California 94043, and our telephone number is (650) 390-8500.

                                  The Offering

 Common stock offered.......................... 3,400,000  shares
 Common stock outstanding after this offering.. 13,538,948 shares
 Use of proceeds............................... To fund business development, such as research and
                                                development, clinical research
                                                and sales and marketing, to
                                                provide working capital and for
                                                general corporate purposes.
 Proposed Nasdaq National Market symbol........ "RITA"

   Unless otherwise indicated, all information in this prospectus:

  . assumes no exercise of the underwriters' option to purchase up to 510,000 additional shares of common stock to cover over-allotments;

  . reflects a three-for-five reverse split of our stock that will be effected prior to completion of the offering;

  . reflects the conversion of each outstanding share of convertible preferred stock into 8,934,628 shares of common stock concurrently with the completion of this offering;

  . assumes our reincorporation into Delaware prior to completion of this offering; and

  . assumes the filing of our amended and restated certificate of incorporation concurrently with the completion of this offering.

   The number of shares of common stock to be outstanding immediately after the offering:

  . is based upon 10,138,948 shares of common stock outstanding as of March
    31, 2000 assuming conversion of all convertible preferred stock;

  . does not take into account 1,855,616 shares of common stock issuable upon the exercise of options outstanding as of March 31, 2000, at a weighted average exercise price of $1.01 per share;

  . does not take into account 253,042 shares of common stock issuable upon the exercise of warrants outstanding as of March 31, 2000, at a weighted average exercise price of $4.66 per share; and

  . does not take into account 293,900 shares available for future issuance under our 1994 equity incentive plan, as of March 31, 2000.

   RITA(R) and StarBurst(TM) are our trademarks.

                             SUMMARY FINANCIAL DATA

   The following table sets forth our summary financial data. You should read this information together with the financial statements and notes thereto appearing elsewhere in this prospectus and the information under "Selected Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                            Years Ended December      Three Months ended
                                     31,                   March 31,
                           -------------------------  --------------------
                            1997     1998     1999      1999       2000
                           -------  -------  -------  ---------  ---------
                            (in thousands, except           (unaudited)
                               per share data)
Statement of Operations
 Data:
Sales..................... $   220  $ 1,137  $ 4,629  $     837  $   1,841
Cost of goods sold........     589    1,523    2,994        690      1,182
                           -------  -------  -------  ---------  ---------
 Gross profit (loss)......    (369)    (386)   1,635        147        659
                           -------  -------  -------  ---------  ---------
Operating expenses:
 Research and
  development.............   2,486    2,729    3,931        737      1,631
 Selling, general and
  administrative..........   2,829    3,606    5,452      1,338      2,641
                           -------  -------  -------  ---------  ---------
  Total operating
   expenses...............   5,315    6,335    9,383      2,075      4,272
                           -------  -------  -------  ---------  ---------
Loss from operations......  (5,684)  (6,721)  (7,748)    (1,928)    (3,613)
Interest and other income
 (expense), net...........    (176)     (28)     238         70         35
                           -------  -------  -------  ---------  ---------
Net loss.................. $(5,860) $(6,749) $(7,510)   $(1,858)   $(3,578)
                           =======  =======  =======  =========  =========
Net loss per share, basic
 and diluted.............. $(11.02) $(10.10) $ (9.33) $   (2.39) $   (3.52)
                           =======  =======  =======  =========  =========
Shares used in computing
 net loss per share,
 basic and diluted........     532      668      805        779      1,017
Pro forma net loss per
 share, basic and
 diluted..................                   $ (0.90)            $   (0.36)
                                             =======             =========
Shares used in computing
 pro forma net loss per
 share, basic and
 diluted..................                     8,355                 9,951

   Pro forma basic and diluted net loss per share have been calculated assuming the conversion of all outstanding shares of convertible preferred stock as of March 31, 2000 into 8,934,628 shares of common stock as if the stock had been converted immediately upon its issuance.

                                                     As of March 31, 2000
                                                 -----------------------------
                                                             Pro    Pro Forma
                                                  Actual    Forma  As Adjusted
                                                 --------  ------- -----------
Balance Sheet Data:                                     (in thousands)
Cash, cash equivalents and marketable
 securities..................................... $ 12,009  $12,009   $48,753
Working capital.................................   11,999   11,999    48,743
Total assets....................................   15,930   15,930    52,674
Long-term obligations, net of current portion...    3,325    3,325     3,325
Convertible preferred stock and preferred stock
 warrants.......................................   38,515       --        --
Total stockholders' equity (deficit)............  (28,837)   9,678    46,422

   The pro forma balance sheet reflects the automatic conversion of outstanding shares of convertible preferred stock as of March 31, 2000 into 8,934,628 shares of common stock. The pro forma as adjusted balance sheet reflects the sale of 3,400,000 shares of common stock offered hereby at an assumed initial public offering price of $12.00 after deducting estimated underwriting discounts, commissions and offering expenses.

                                  RISK FACTORS

   An investment in our common stock involves significant risks. You should carefully consider the following risks described below and the other information in this prospectus including our financial statements and related notes before you decide to buy our common stock. The trading price of our common stock could decline due to any of these risks, and you could lose all or part of your investment.

Due to our dependence on the RITA system, failure to achieve market acceptance in a timely manner could harm our business

   Because all of our revenue comes from the sale of the RITA system, our financial performance will depend upon physician adoption and patient awareness of this system. If we are unable to convince physicians to use the RITA system, we may not be able to generate revenues because we do not have alternative products.

We have a history of losses, anticipate significant increases in our operating expenses over the next several years and may never achieve profitability

   We anticipate that our operating expenses will increase substantially in absolute dollars for the foreseeable future as we expand our sales and marketing, manufacturing, clinical research and product development efforts. To become profitable, we must continue to increase our sales. If sales do not continue to grow, we may not be able to achieve or maintain profitability in the future. In particular, we incurred net losses of $6.7 million in 1998 and $7.5 million in 1999. As of March 31, 2000, we had an accumulated deficit of approximately $32.2 million.



We currently lack long-term data regarding the safety and efficacy of our products and may find that long-term data does not support our short-term clinical results

   Our products are supported by an average clinical follow-up of between five and 14 months in published clinical reports. If longer-term studies fail to confirm the effectiveness of our products, our sales could decline. If longer-term patient follow-up or clinical studies indicate that our procedures cause unexpected, serious complications or other unforeseen negative effects, we could be subject to significant liability. Further, because some of our data has been produced in studies that were not randomized and/or included small patient populations, our clinical data may not be reproduced in wider patient populations. We are involved in two clinical studies using our system which are expected to produce twelve month or longer follow-up data. Both studies are at an early stage. We do not know when these studies will be completed or published and we do not have preliminary data from either of these studies. If the data produced is not favorable, our business could be harmed.

Because we face significant competition from companies with greater resources than we have, we may be unable to compete effectively

   The market for our products is intensely competitive, subject to rapid change and significantly affected by new product introductions and other market activities of industry participants.

   We compete directly with two companies: RadioTherapeutics Corporation, a privately held company, and Radionics, Inc., a division of Tyco International, a publicly traded company with substantial resources. Both RadioTherapeutics and Radionics sell products that use radiofrequency energy to ablate soft tissue. RadioTherapeutics has entered into a distribution arrangement with Boston Scientific Corporation, a publicly traded company with substantially greater resources than we have.

Alternative therapies could prove to be superior to the RITA system, and physician adoption could be negatively affected

   In addition to competing against other companies offering products which use radiofrequency energy to ablate soft tissue, we also compete against companies developing, manufacturing and marketing alternative therapies that address both cancerous and benign tumors. If these alternative therapies prove to offer treatment options that are superior to our system, physician adoption of our products could be negatively affected and our revenues could decline.

We are currently involved in a patent interference action and a patent opposition action involving RadioTherapeutics Corporation and if we do not prevail in these actions, we may be unable to sell the RITA system

   In July 1999, the United States Patent and Trademark Office declared an interference involving us which was provoked by RadioTherapeutics Corporation, a competitor of ours, in which the validity of a patent claim previously issued to us is being called into question. The claim being questioned is one of a number of issued patent claims that covers the curvature of the array at the tip of our disposable devices. We believe that the inventor named in our patent was the first to invent this subject matter. RadioTherapeutics believes they invented this curvature first. In March 2000, RadioTherapeutics Corporation filed an opposition to our European Patent No. 0777445. This patent also covers the curvature of the array at the tip of our disposable devices. In this opposition, the validity of our issued patent is being questioned. Final resolution of these matters is not expected for several years.

   Patent issues involve complex legal and factual issues. In the event we do not prevail in the interference action, we could be prevented from selling the RITA system unless we could, either obtain a license from RadioTherapeutics to use the relevant patent or were able to modify our product. We may not be able to modify the RITA system successfully, and we cannot be certain that any modified system would achieve market acceptance or regulatory approval. If we were unable to sell our system and unable to develop a commercially successful alternative or obtain a license, to the relevant patent or patents on commercially reasonable terms, our business could be materially harmed. If we do not prevail in the opposition proceeding, we could lose our only currently issued patent in Europe.

Patents and other proprietary rights provide uncertain protections, and we may be unable to protect our intellectual property

   Our success depends significantly on our ability to protect our proprietary rights to the technologies used in our products, and yet we may be unable to do so. A number of companies in our market, as well as universities and research institutions, have issued patents and have filed patent applications which relate to the use of radiofrequency energy to ablate soft tissue. Our pending United States and foreign patent applications may not issue or may issue and be subsequently successfully challenged by others and invalidated. In addition, our pending patent applications include claims to material aspects of our products that are not currently protected by issued patents. Both the patent application process and the process of managing patent disputes can be time-consuming and expensive.

   Competitors may be able to design around our patents or develop products which provide outcomes which are comparable to ours. In addition, the laws of some foreign countries may not protect our intellectual property rights to the same extent as do the laws of the United States. In the event a competitor infringes upon our patent or other intellectual property rights, enforcing those rights may be difficult and time consuming. Even if successful, litigation to enforce our intellectual property rights or to defend our patents against challenge could be extensive and time consuming and could divert our management's attention. We may not have sufficient resources to enforce our intellectual property rights or to defend our patents against a challenge.

   In addition, confidentiality agreements executed by our employees, consultants and advisors may not be enforceable or may not provide meaningful protection for our trade secrets or other proprietary information in the event of unauthorized use or disclosure.

Because the medical device industry is characterized by competing intellectual property, we may be sued for violating the intellectual property rights of others

   The medical device industry is characterized by a substantial amount of litigation over patent and other intellectual property rights. Determining whether a product infringes a patent involves complex legal and factual issues, and the outcome of patent litigation actions is often uncertain. Our competitors may assert that our products and the methods we employ in the use of our products are covered by United States or foreign patents held by them. However, we do not believe that we infringe any valid patent rights held by others. In addition, because patent applications can take many years to issue, there may be applications now pending of which we are unaware, which may later result in issued patents which our products may infringe. There could also be existing patents that one or more of our products may inadvertently be infringing of which we are unaware. As the number of competitors in the market for less invasive cancer treatment alternatives grows, and as the number of patents issued in this area grows, the possibility of a patent infringement claim against us increases.

   To address patent infringement or other intellectual property claims, we may have to enter into licensing agreements or agree to pay royalties at a substantial cost to our business. We may be unable to obtain necessary licenses. A valid claim against us, and our failure to license the technology at issue, could prevent us from selling our products.

If we are sued for patent infringement, we could be prevented from selling our products and our business could suffer

   We are aware of the existence of patents held by competitors in our market which could result in a patent lawsuit against us. In the event that we are subject to a patent infringement lawsuit and if the relevant patents were upheld as valid and enforceable and we were found to infringe, we could be prevented from selling our products unless we could obtain a license or were able to redesign the product to avoid infringement. If we were unable to obtain a license or successfully redesign our system, we may be prevented from selling our system and our business could suffer.

You may have a difficult time evaluating our company as an investment because we have a limited operating history

   You can only evaluate our business based on a limited operating history because we began selling the RITA system in 1997. This short history may not be adequate to enable you to fully assess our ability to achieve market acceptance of our products and respond to competition.

Our dependence on international revenues, which accounted for a significant portion of our 1999 revenues, could harm our business

  . obtaining reimbursement for procedures using our devices in some foreign markets;

  . the burden of complying with complex and changing foreign regulatory requirements;

  . longer accounts receivable collection time;

  . significant currency fluctuations which could cause our distributors to reduce the number of products they purchase from us because the cost of our products to them could increase relative to the price they could charge their customers:

  . reduced protection of intellectual property rights in some foreign countries; and

  . contractual provisions governed by foreign laws.

We are substantially dependent on two distributors in our international markets, and if we lose either distributor or are unable to attract additional distributors, our international and total revenues could decline

   We are substantially dependent on a limited number of significant distributors in our international markets, and if we lose these distributors and fail to attract additional distributors, our international revenues could decline. Nissho Iwai Corporation, which is our primary distributor in Asia, accounted for 41 percent of our international revenues in fiscal 1999. M.D.H.s.r.l. Forniture Ospedaliere, which is our distributor in Italy, accounted for 41 percent of our revenues in fiscal 1998 and 14 percent of our revenues for fiscal 1999. Because international revenues accounted for 64 percent of our total revenues for fiscal 1999 and these two distributors represented 85 percent of that total, the loss of either distributor could cause revenues to decline substantially. If we are unable to attract additional international distributors, our international revenues may not grow.

Our relationships with third-party distributors could negatively affect our sales

   We sell our products in international markets through third-party distributors over whom we have limited control, and, if they fail to adequately support our products, our sales could decline. If we or our distributors terminate our existing agreements, finding companies to replace them could be an expensive and time-consuming process and sales could decrease during any transition period.

Any failure to build and manage our direct sales organization may negatively affect our revenues

   We are currently building a direct sales force in the United States and if we do not expand our sales force substantially over the next twelve months, we may not achieve our revenue growth goals. There is intense competition for skilled sales and marketing employees, especially for people who have experience selling disposable devices and generators to the physicians in our target market, and we may be unable to hire skilled individuals to sell our products. Any inability to build our direct sales force could negatively impact our growth.

We depend on key employees in a competitive market for skilled personnel and without additional employees, we cannot grow or achieve profitability

   We are highly dependent on the principal members of our management, operations and research and development staff. Our future success will depend in part on the continued service of these individuals and our ability to identify, hire and retain additional personnel, including sales and marketing staff. The market for qualified management personnel in Northern California, where our offices are located, is extremely competitive and is expected to continue to be highly competitive. Because the environment for good personnel is so competitive, costs related to compensation may increase significantly. If we are unable to attract and retain the personnel we need to support and grow our business, our business will suffer.

If third-party payors do not reimburse health care providers for use of the RITA system, purchases could be delayed and our revenues could decline

   Physicians, hospitals and other health care providers may be reluctant to purchase our products if they do not receive substantial reimbursement for the cost of the procedures using our products from third-party payors, such as Medicare, Medicaid and private health insurance plans. Procedures using our products are currently reimbursed based on established general reimbursement codes. Because there is no specific reimbursement code for procedures using the RITA system, physicians need to submit a patient case history and data supporting the applicability of our system to the patient's condition in order to obtain reimbursement. Each payor then determines whether and to what extent to reimburse for a medical procedure or product. Payors may refuse to provide reimbursement for procedures covered by general codes because the applicability of the code must be determined on a case-by-case basis. If a payor refuses to reimburse the cost of our procedure under existing reimbursement codes, we could be required to establish new specific codes. This process is time consuming and costly and requires us to provide extensive supporting scientific, clinical and cost-effectiveness data for our products to the American Medical Association. Even if we were successful in establishing a new code, a payor still may not reimburse adequately for the procedure or product. In addition, we believe the advent of fixed payment schedules has made it difficult to receive reimbursement for disposable products, even if the use of these products improves clinical outcomes. Fixed payment schedules typically permit reimbursement for a procedure rather than a device. If physicians believe that our system will add cost to a procedure but will not add sufficient offsetting economic or clinical benefits, physician adoption could be slowed.

We may be subject to costly and time-consuming product liability actions

   We manufacture medical devices that are used on patients in both minimally invasive and open surgical procedures and as a result, we may be subject to product liability lawsuits. To date, we have not been subject to a product liability claim; however, any product liability claim brought against us, with or without merit, could result in the increase of our product liability insurance rates or the inability to secure coverage in the future. In addition, we could have to pay any amount awarded by a court in excess of policy limits. Finally, even a meritless or unsuccessful product liability claim could be time consuming and expensive to defend and could result in the diversion of management's attention from managing our core business.

Any failure in our physician training efforts could result in lower than expected product sales

   It is critical to our sales effort to train a sufficient number of physicians and to instruct them properly in the procedures which utilize our products. We plan to establish formal physician training programs and will rely on physicians to devote adequate time to understanding how our products should be used. If physicians are not properly trained, they may misuse or ineffectively use our products. This may result in unsatisfactory patient outcomes, patient injury and related liability or negative publicity which could have an adverse effect on our product sales.

If we fail to support our anticipated growth in operations, our business could suffer

   If we fail to execute our sales strategy and develop further our products, our business could suffer. To manage anticipated growth in operations, we must increase our quality assurance staff for both our generators and our disposable devices and expand our manufacturing staff and facility for our disposable devices. Our systems, procedures and controls may not be adequate to support our expected growth in operations.

We have limited experience manufacturing our disposable devices in substantial quantities, and if we are unable to hire sufficient additional personnel, purchase additional equipment or are otherwise unable to meet customer demand our business could suffer

   To be successful, we must manufacture our products in substantial quantities in compliance with regulatory requirements at acceptable costs. If we do not succeed in manufacturing quantities of our disposable devices which meet customer demand, we could lose customers and our business could suffer. At the present time, we have limited manufacturing experience. Our manufacturing operations are currently focused on the in-house assembly of our disposable devices. As we increase our manufacturing volume and the number of product designs for our disposable devices, the complexity of our manufacturing processes will increase. Because our manufacturing operations are primarily dependent upon manual assembly, if demand for our system increases we will need to hire additional personnel may need to purchase additional equipment. If we are unable to sufficiently staff our manufacturing operations or are otherwise unable to meet customer demand for our products, our business could suffer.

We are dependent on one supplier which is the only source of a component that we use in our disposable devices, and any disruption in the supply of this component could negatively affect our revenues

   Because there is only one supplier that provides us with a component that we include in our disposable devices, a disruption in the supply of this component could negatively affect revenues. This supplier is the only source of this component. If we were unable to remedy a disruption in supply of this component within twelve months, we could be required to redesign the handle of our disposable devices which could significantly impair our ability to sell our products.

We are dependent on third-party contractors for the supply of our generators, and any failure to deliver generators to us could result in lower than expected revenues

   One of the generators we sell is currently manufactured according to our specifications by one third-party supplier. There is only one other third-party contractor who we have used who could readily assume this manufacturing function. Our second-generation generator is produced by two third-party suppliers. Any delay in shipments of generators to us could result in our failure to ship generators to customers and could negatively affect revenues.

Complying with the FDA and other domestic and international regulatory authorities is an expensive and time-consuming process, and any failure to comply could result in substantial penalties

   We are subject to a host of federal, state, local and international regulations regarding the manufacture and marketing of our products. In particular, our failure to comply with FDA regulations could result in, among other things, seizures or recalls of our products, an injunction, substantial fines and/or criminal charges against us and our employees. The FDA's medical device reporting regulations require us to report any incident in which our products may have caused or contributed to a death or serious injury, or in which our products malfunctioned in a way that would be likely to cause or contribute to a death or serious injury if the malfunction recurred. As of March 31, 2000, we had filed eight medical device reports with the FDA related to skin burns caused by a ground pad primarily due to placement, one report related to an arterial bleed caused by improper needle placement and one report related to an abscess which resulted from the large volume of ablated tissue. We believe that none of these incidents were attributed to a device malfunction. None of these incidents resulted in permanent injury or death.

   Sales of our products outside the United States are subject to foreign regulatory requirements that vary from country to country. The time required to obtain approvals from foreign countries may be longer than that required for FDA approval or clearance, and requirements for foreign licensing may differ from FDA requirements.

Product introductions or modifications may be delayed or canceled as a result of the FDA regulatory process which could cause our revenues to be below expectations

   Unless we are exempt, before we can sell a new medical device in the United States, we must obtain the appropriate FDA approval or clearance which can be a lengthy and time-consuming process. To date, all of our products have received clearances from the FDA through premarket notification under Section 510(k) of the Federal Food, Drug and Cosmetic Act. However, if the FDA requires us to submit a new premarket notification under Section 510(k) for modifications to our existing products, or if the FDA requires us to go through a lengthier, more rigorous examination than we had expected, our product introductions or modifications could be delayed or canceled which could cause our revenues to be below expectations. The FDA may determine that future products will require the more costly, lengthy and uncertain premarket approval process. In addition, modifications to medical device products cleared via the 510(k) process may require a new 510(k) submission. We have made minor modifications to our system. Using the guidelines established by the FDA, we have determined that these modifications do not require us to file new 510(k) submissions. If the FDA disagrees with our determinations, we may not be able to sell the RITA system until the FDA has cleared new 510(k) submissions for these modifications.

   In addition, we intend to request additional label indications, such as approvals or clearances for the ablation of tumors in additional organs, including lung, bone and breast, for our current products. The FDA may either deny these requests outright, require additional extensive clinical data to support any additional indications or impose limitations on the intended use of any cleared product as a condition of approval or clearance. Therefore, obtaining necessary approvals or clearances for these additional applications could be an expensive and lengthy process.


If the public market fails to support our valuation, your investment in our common stock could decline in value

   After this offering, an active trading market in our stock might not develop or continue. If you purchase shares of our common stock in this offering, you will pay a price that was not established in a competitive market. Instead, you will pay a price that we negotiated with our underwriters based upon an assessment of the valuation of our stock. The public market may not agree with or accept this valuation, in which case you may not be able to sell your shares at or above the initial public offering price. The market price of our stock may fluctuate for a number of reasons which are beyond our control. In addition, the stock market in general has experienced extreme price and volume fluctuations. The market prices of the common stock of companies in our sector has been particularly volatile. These extreme fluctuations in the broader public market for common stock could negatively affect our stock price.

We may incur significant costs related to a class action lawsuit due to the likely volatility of our stock

   Our stock price may fluctuate for a number of reasons including:

  . our ability to successfully commercialize our products;

  . announcements of technological or competitive developments;

  . announcements regarding patent litigation or the issuance of patents to us or our competitors;

  . regulatory developments regarding us or our competitors;

  . acquisitions or strategic alliances by us or our competitors;

  . quarterly fluctuations in our results of operations;

  . changes in estimates of our financial performance or changes in recommendations by securities analysts; and

  . general market conditions, particularly for companies with small market capitalizations.

   Securities class action litigation is often brought against a company after a period of volatility in the market price of its stock. If our future quarterly operating results are below the expectations of securities analysts or investors, the price of our common stock would likely decline. Stock price fluctuations may be exaggerated if the trading volume of our common stock is low. Any securities litigation claims brought against us could result in substantial expense and divert management's attention from our core business.

We may need to raise additional capital in the future which could result in dilution to our stockholders

   While we believe the proceeds from this offering will provide us with adequate capital to fund operations for the next eighteen months, we may need to raise additional funds prior to that time. We may seek to sell additional equity or debt securities or to obtain an additional credit facility. The sale of additional equity or convertible debt securities could result in additional dilution to our stockholders. If additional funds are raised through the issuance of debt securities, these securities could have rights that are senior to holders of common stock and could contain covenants that would restrict our operations. Any additional financing may not be available in amounts or on terms acceptable to us, if at all.

Our executive officers and directors own a large percentage of our voting stock and could exert significant influence over matters requiring stockholder approval after this offering

   Immediately after this offering, our executive officers and directors, and their respective affiliates, will own approximately 33 percent of our outstanding common stock. Accordingly, these stockholders may, as a practical matter, be able to exert significant influence over matters requiring approval by our stockholders, including the election of directors and the approval of mergers or other business combinations. This concentration of voting stock could have the effect of delaying or preventing a change in control.

Our certificate of incorporation and Delaware law contain provisions that could discourage a takeover which could prevent or delay a merger that stockholders believe is favorable for the company

   Our amended and restated certificate of incorporation and bylaws will contain provisions that could delay or prevent a change in control of our company. Some of these provisions:

  . authorize the issuance of preferred stock which can be created and issued by the board of directors without prior stockholder approval, commonly referred to as "blank check" preferred stock, with rights senior to those of common stock;

  . provide for a classified board of directors; and

  . prohibit stockholder action by written consent.

   In addition, we are governed by the provisions of Section 203 of Delaware General Corporate Law. These provisions may prohibit large stockholders, in particular those owning fifteen percent or more of our outstanding voting stock, from merging or combining with us. These and other provisions in our amended and restated certificate of incorporation and bylaws and under Delaware law could reduce the price that investors might be willing to pay for shares of our common stock in the future and result in the market price being lower than it would be without these provisions.

                INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

   This prospectus contains forward-looking statements. The forward-looking statements are contained principally in the sections entitled "Prospectus Summary," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business." These statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. Forward-looking statements include, but are not limited to, statements about:

  . our estimates for future revenue and profitability;

  . the progress of our research and development programs, including our clinical research programs;

  . the receipt of regulatory clearances and approvals;

  . the mix of revenues between domestic and international sales;

  . the mix of revenues between sales of our disposable products and generators;

  . our estimates regarding our capital requirements and our need for additional financing; and

  . the benefits to be derived from relationships with other companies, including distributors.

   In some cases, you can identify forward-looking statements by terms such as "may," "will," "should," "could," "would," "expects," "plans," "anticipates," "believes," "estimates," "projects," "predicts," "potential" and similar expressions intended to identify forward-looking statements. These statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties. Given these uncertainties, you should not place undue reliance on these forward-looking statements. We discuss many of these risks in this prospectus in greater detail under the heading "Risk Factors." Also, these forward-looking statements represent our estimates and assumptions only as of the date of this prospectus.

   You should read this prospectus and the documents that we reference in this prospectus completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of our forward-looking statements by these cautionary statements.

   You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information provided by this prospectus is accurate as of any date other than the date on the front of this prospectus.

                                USE OF PROCEEDS

   We expect that we will receive net proceeds of approximately $36,744,000 from the sale of the 3,400,000 shares of common stock we are offering, based on an assumed initial public offering price of $12.00 per share and after deducting underwriting discounts and commissions and estimated offering expenses payable by us. If the underwriters exercise their over-allotment option in full, we will receive net proceeds of approximately $42,435,600. We currently intend to use the net proceeds of this offering as follows:

  . approximately $25 million to fund business development, including our research and development, clinical research and sales and marketing efforts;

  . approximately $5 million to provide working capital; and

  . approximately $5 million for general corporate purposes.

   In addition, we also may use a portion of the net proceeds of this offering for the acquisition of complementary businesses, products or technologies. While we evaluate these types of opportunities from time to time, there are currently no agreements or negotiations with respect to any specific transaction.

   We have not yet determined all of our expected expenditures, and we cannot estimate the amounts to be used for each purpose set forth above. Accordingly, our management will have significant flexibility in applying the net proceeds of this offering. Pending use of the net proceeds as described above, we intend to invest the net proceeds of this offering in short-term, interest-bearing, investment-grade securities.

                        OUR POLICY REGARDING DIVIDENDS

   We have never declared or paid any cash dividends on our capital stock, and we do not currently intend to pay any cash dividends on our common stock in the foreseeable future. We expect to retain future earnings, if any, to fund the development and growth of our business. Our board of directors will determine future dividends, if any.

                                 CAPITALIZATION

   The following table describes our capitalization as of March 31, 2000:

  . on an actual basis;

  . on a pro forma basis after giving effect to the automatic conversion of all outstanding shares of convertible preferred stock into 8,934,628 shares of common stock; and

  . on a pro forma as adjusted basis to reflect the sale of 3,400,000 shares of common stock offered by us at an assumed initial public offering price of $12.00 per share, after deducting the estimated underwriting discounts, commissions and offering expenses.

   You should read this table together with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and the related notes appearing elsewhere in this prospectus.

                                                         March 31, 2000
                                                 --------------------------------
                                                                       Pro Forma
                                                  Actual   Pro Forma  As Adjusted
                                                 --------  ---------  -----------
                                                  (in thousands, except share
                                                      and per share data)
Long-term obligations, net of current portion..  $  3,325  $  3,325    $  3,325
                                                 --------  --------    --------
Convertible preferred stock and warrants,
 $0.001 par value: 15,165,774 shares
 authorized, actual and pro forma; none
 authorized, pro forma as adjusted; 8,579,581
 shares issued and outstanding, actual; none
 issued and outstanding, pro forma and pro
 forma as adjusted.............................    38,515       --          --
                                                 --------  --------    --------
Stockholders' equity (deficit):
 Preferred stock, $0.001 par value: no shares
  authorized, actual or pro forma; 2,000,000
  authorized, pro forma as adjusted; none
  issued and outstanding, actual, pro forma and
  pro forma as adjusted........................       --        --          --
 Common stock, $0.001 par value: 30,000,000
  shares authorized, actual and pro forma;
  100,000,000 shares authorized, pro forma as
  adjusted; 1,204,420 shares issued and
  outstanding, actual; 10,138,948 shares issued
  and outstanding, pro forma; 13,538,948 shares
  issued and outstanding, pro forma as
  adjusted.....................................         1        10          14
 Additional paid-in capital....................    10,034    48,540      85,280
 Deferred stock-based compensation.............    (6,421)   (6,421)     (6,421)
 Stockholder note receivable...................      (238)     (238)       (238)
 Accumulated other comprehensive loss..........        (7)       (7)         (7)
 Accumulated deficit...........................   (32,206)  (32,206)    (32,206)
                                                 --------  --------    --------
    Total stockholders' equity (deficit).......   (28,837)    9,678      46,422
                                                 --------  --------    --------
    Total capitalization.......................  $ 13,003  $ 13,003    $ 49,747
                                                 ========  ========    ========

   The actual, pro forma and pro forma as adjusted information set forth in the table excludes:

  . 510,000 shares of common stock issuable upon the exercise of the underwriters' over-allotment option;

  . 1,855,616 shares of common stock issuable upon the exercise of stock options outstanding, as of March 31, 2000, at a weighted average exercise price of $1.01 per share;

  . 253,042 shares of common stock issuable upon the exercise of warrants outstanding, as of March 31, 2000, at a weighted average exercise price of $4.66 per share; and

  . 293,900 shares of common stock reserved for issuance under our 1994 equity incentive plan, as of March 31, 2000.

                                    DILUTION

   Our net tangible book value as of March 31, 2000 was approximately $9.7 million, or $0.95 per share of common stock. Net tangible book value per share represents the amount of our total tangible assets less total liabilities, divided by the number of shares of common stock outstanding assuming the conversion of all shares of convertible preferred stock outstanding as of March 31, 2000 into 8,934,628 shares of common stock. Net tangible book value dilution per share represents the difference between the amount per share paid by purchasers of shares of common stock in this offering and the net tangible book value per share of common stock immediately after completion of this offering on a pro forma as adjusted basis. After giving effect to the sale of the 3,400,000 shares of common stock by us at an assumed initial public offering price of $12.00 per share, and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us, our pro forma net tangible book value as of March 31, 2000 would have been $46.4 million, or $3.43 per share of common stock. This represents an immediate increase in net tangible book value of $2.48 per share of common stock to existing common stockholders and an immediate dilution in pro forma net tangible book value of $8.57 per share to new investors purchasing shares of common stock in this offering. The following table illustrates this per share dilution:

   Assumed initial public offering price per share...............       $12.00
     Net tangible book value per share before this offering...... $0.95
     Increase in net tangible book value per share attributable to this offering...........................................  2.48
                                                                  -----
   Pro forma net tangible book value per share after this
    offering.....................................................         3.43
                                                                        ------
   Dilution per share to new investors...........................       $ 8.57
                                                                        ======

   The following table summarizes, on a pro forma basis as of March 31, 2000, the number of shares of common stock purchased from us, the total consideration paid and the average price per share paid by existing and new investors purchasing shares of common stock in this offering, before deducting underwriting discounts and commissions and offering expenses payable by us.

                             Shares Purchased  Total Consideration
                            ------------------ ------------------- Average Price
                              Number   Percent   Amount    Percent   Per Share
                            ---------- ------- ----------- ------- -------------
   Existing stockholders..  10,138,948     75% $39,007,000     49%    $ 3.85
   New investors..........   3,400,000     25   40,800,000     51     $12.00
                            ----------  -----  -----------  -----
     Total................  13,538,948  100.0% $79,807,000  100.0%
                            ==========  =====  ===========  =====

   The tables and calculations above assume no exercise of the underwriters' over-allotment option to purchase up to an additional 510,000 shares of common stock. If the underwriters' overallotment option is exercised in full, the number of shares of common stock held by existing stockholders will be reduced to 72% of the total number of shares of common stock outstanding after this offering and the number of shares of common stock held by new investors will be increased to 3,910,000, or 28% of the total number of shares of common stock outstanding after this offering.

   The information also assumes no exercise of any outstanding stock options or warrants. As of March 31, 2000, there were 1,855,616 shares of common stock issuable upon the exercise of outstanding options at a weighted average exercise price of $1.01 per share and 253,042 shares of common stock reserved for issuance upon the exercise of outstanding warrants at a weighted average price of $4.66 per share. To the extent that any of these options or warrants are exercised, there will be further dilution to new investors.

                            SELECTED FINANCIAL DATA

   You should read the following selected financial data in conjunction with our financial statements and related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing elsewhere in this prospectus. We have derived our statement of operations for the years ended December 31, 1997, 1998 and 1999, and our balance sheet data at December 31, 1998 and 1999 from our audited financial statements which we include elsewhere in this prospectus. We have derived our statement of operations data for the years ended December 31, 1996 and the balance sheet data at December 31, 1996 and 1997 from our audited financial statements which we do not include in this prospectus. The statement of operations data and balance sheet data as of and for the year ended December 31, 1995 are derived from our unaudited financial statements which are not included in this prospectus. The statement of operations data for the three months ended March 31, 1999 and 2000 and the balance sheet data as of March 31, 2000 are derived from our unaudited financial statements included elsewhere in this prospectus. In the opinion of management, the unaudited consolidated financial statements include all adjustments, consisting principally of normal recurring adjustments, necessary for a fair presentation of the results of operations for the period. Historical results are not necessarily indicative of the results of operations to be expected for future periods and the results of interim periods are not necessarily indicative of the results for a full year. We have presented pro forma net income per share information to give effect to the assumed conversion of all outstanding shares of our convertible preferred stock into a total of 8,934,628 shares of common stock as of their original dates of issuance. See the notes to our financial statements for a detailed explanation of this determination of the shares used to compute actual and pro forma basic and diluted net loss per share.

                                                                            Three
                                                                        Months Ended
                                 Years Ended December 31,                 March 31,
                          -------------------------------------------  ----------------
                           1995     1996     1997     1998     1999     1999     2000
                          -------  -------  -------  -------  -------  -------  -------
                           (in thousands, except per share data)         (unaudited)
Statement of Operations
 Data:
Sales...................  $        $   --   $   220  $ 1,137  $ 4,629  $   837  $ 1,841
Cost of goods sold......               --       589    1,523    2,994      690    1,182
                          -------  -------  -------  -------  -------  -------  -------
 Gross profit (loss)....               --      (369)    (386)   1,635      147      659
                          -------  -------  -------  -------  -------  -------  -------
Operating expenses:
 Research and
  development...........    2,254    2,214    2,486    2,729    3,931      737    1,631
 Selling, general and
  administrative........      884    1,732    2,829    3,606    5,452    1,338    2,641
                          -------  -------  -------  -------  -------  -------  -------
   Total operating
    expenses............    3,138    3,946    5,315    6,335    9,383    2,075    4,272
                          -------  -------  -------  -------  -------  -------  -------
Loss from operations....   (3,138)  (3,946)  (5,684)  (6,721)  (7,748)  (1,928)  (3,613)
Interest and other
 income (expense), net..       76      (24)    (176)     (28)     238       70       35
                          -------  -------  -------  -------  -------  -------  -------
Net loss................  $(3,062) $(3,970) $(5,860) $(6,749) $(7,510) $(1,858) $(3,578)
                          =======  =======  =======  =======  =======  =======  =======
Net loss per share,
 basic and diluted......  $ (5.98) $ (7.74) $(11.02) $(10.10) $ (9.33) $ (2.39) $ (3.52)
                          =======  =======  =======  =======  =======  =======  =======
Shares used in computing
 net loss per share,
 basic and diluted......      512      513      532      668      805      779    1,017
Pro forma net loss per
 share, basic and
 diluted................                                      $ (0.90)          $ (0.36)
                                                              =======           =======
Shares used in computing
 pro forma net loss per
 share, basic and
 diluted................                                        8,355             9,951

                                       December 31,
                         --------------------------------------------           March 31,
                          1995    1996     1997      1998      1999               2000
                         ------  ------  --------  --------  --------  ---------------------------
                                      (in thousands)                   (unaudited)
Balance Sheet Data:
Cash, cash equivalents
 and marketable
 securities............. $1,307  $3,791  $    147  $  7,644  $ 12,153   $ 12,009
Working capital.........    683   3,329    (2,276)    7,560    12,437     11,999
Total assets............  1,989   4,592     1,082     9,009    15,705     15,930
Long-term obligations,
 net of current
 portion................     61      40        17       --      1,854      3,325
Convertible preferred
 stock and preferred
 stock warrants ........  5,783  12,331    12,492    28,337    38,516     38,515
Total stockholders'
 deficit................ (4,530) (8,501)  (14,275)  (20,510)  (26,991)   (28,837)

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

   You should read the following discussion and analysis in conjunction with "Selected Financial Data" and our financial statements and the related notes included elsewhere in this prospectus.

Overview

   We develop, manufacture and market innovative products that use radiofrequency energy to treat patients with solid cancerous or benign tumors. From inception in 1994 through 1996, our operations consisted primarily of various start-up activities, including development of technologies central to our business, recruiting personnel and raising capital. In 1997, we began commercial shipment of our products.

   For the year ended December 31, 1999, 36% of our total sales were sold through our direct sales force in the United States and 64% were sold internationally through distributors. We intend to continue building our direct sales force in the United States and selling through third-party distribution partners internationally. We expect that a significant portion of our revenue will continue to come from international operations because of the high incidence of primary liver cancer in Asian and European markets.

   Our system consists of our disposable devices and our radiofrequency generators. We plan to focus on expanding our base of customer accounts and increasing usage of our disposable products. Placement of generators at hospitals is necessary for customers to use our disposable devices, and we have adopted flexible customer programs such as loans, leasing referrals and deferred purchase plans to facilitate generator placements. We plan to offer current customers our new higher-power generator at a discount to our list price in order to encourage rapid adoption of our second-generation technology.

   We recognize revenue upon receipt of a purchase order and shipment of products to customers. Our return policy allows customers to return products received in damaged or non-working condition up to 60 days after receipt of the product. To date, returns have been insignificant.

   Our manufacturing costs consist of raw materials, including generators produced for us by third-party suppliers, labor to produce our disposable devices and to inspect incoming, in-process and finished goods, sterilization performed by an outside service provider and general overhead expenses. Gross profit margins are affected by production volumes and average selling prices.

   In the year ended December 31, 1999, 42% of our operating expenses were related to research and development activities, while 58% of our operating expenses were related to selling, general and administrative activities. We expect to continue to devote a large portion of our resources to product development and clinical research programs. However, we expect to devote a growing proportion of our operating expenses to selling, general and administrative activities, particularly to our sales and marketing efforts. These efforts include increasing the size of our domestic sales force and our international distribution support activities as well as establishing formal physician and patient awareness and education programs.

   In connection with the grant of stock options to employees and non-employees, we record deferred stock-based compensation as a component of stockholders' equity. This stock-based compensation is amortized as charges to operations over the vesting periods of the options. We recorded amortization of deferred compensation of $403,000 for the year ended December 31, 1998, $991,000 for the year ended December 31, 1999 and $1.6 million for the quarter ended March 31, 2000. For options granted through May 1, 2000, we expect to record a minimum of additional amortization expense for deferred compensation as follows: $3.1 million in 2000, $2.2 million in 2001, $1.1 million in 2002 and $427,000 in 2003.

   We incurred net losses of approximately $7.5 million in 1999. As of March 31, 2000 we had an accumulated deficit of $32.2 million. Due to the high costs associated with continued research and development programs, expanded clinical research programs and increased sales and marketing efforts, we expect to continue to incur net losses.

   Our product sales have mainly been to a group of early adopting physicians who treat patients with cancerous tumors of the liver. Our opportunity for further market penetration and increased revenues will depend on additional sales efforts, longer-term supporting clinical data and physician awareness and education programs.

   Our future growth depends on expanding product usage in our current market and finding new large markets in which we can leverage our core technologies of applying radiofrequency energy to treat cancerous and benign tumors. To the extent our current or any additional markets do not materialize in accordance with our expectations, our sales could be lower than expected.

   We are currently involved in patent proceedings and may become a party to additional patent or product liability proceedings. The costs of such lawsuits or proceedings may be material and could affect our earnings and financial position. An adverse outcome in a patent lawsuit could require us to cease sales of affected products or to pay royalties and/or license fees, which could harm our results of operations.

Results of Operations

 Three Months Ended March 31, 2000 and 1999

   Sales for the quarter ended March 31, 2000 were $1.8 million as compared to $837,000 in the corresponding period in 1999. Higher unit shipments resulted from increased physician awareness of our technology, expansion of our domestic sales force and increased geographical representation through the appointment of new international distributors during the fourth quarter of 1999 and the first quarter of 2000. During the first quarter of 2000, we initiated a limited launch of our second-generation disposable devices and generators to select United States and international customers.

   Cost of goods sold for the quarter ended March 31, 2000 was $1.2 million as compared to $690,000 for the corresponding period in 1999. The growth in cost of goods sold was attributable primarily to higher material, labor, and overhead costs associated with increased unit shipments, including increases in amortization of deferred stock-based compensation of $105,000 in the first quarter of 2000 as compared to $25,000 in the corresponding period in 1999.

   Research and development expenses for the three months ended March 31, 2000 were $1.6 million as compared to $737,000 for the corresponding period in 1999. The expense increase was attributable primarily to additional personnel, expenses associated with the development of our second-generation disposable devices and generators, increased clinical program spending as well as increased patent expenses. Amortization of deferred stock-based compensation was $308,000 in the quarter ended March 31, 2000 as compared to $80,000 in the corresponding period of 1999.

   Sales, general and administrative expenses for the three months ended March 31, 2000 were $2.6 million as compared to $1.3 million in the corresponding period in 1999. The increase resulted from the addition of sales and clinical support personnel as well as spending associated with the launch of our second-generation disposable devices and generators. General and administrative expenses increased due to added personnel to support our growth in operations. For the quarter ended March 31, 2000, we recorded amortization of deferred stock-based compensation of $1.1 million as compared to $115,000 in the corresponding period of 1999.

   Interest income for the three months ended March 31, 2000 was $170,000 as compared to $84,000 in the corresponding period of 1999. The increase was primarily attributed to an increase in interest income due to a higher average outstanding balance of cash and investments resulting from the timing of private equity and debt financings. Interest expense for the three months ended March 31, 2000 was $133,000 as compared to $12,000 for the corresponding period in 1999. The increase was primarily attributable to the loan and security agreement transacted in June 1999 with increases to the revolving credit note and funding of the second term loan in the first quarter of 2000.

 Years Ended December 31, 1999 and 1998

   Sales for the year ended December 31, 1999 were $4.6 million as compared to $1.1 million in 1998. The increase in sales was due to higher unit shipments to United States hospitals and international distributors. Higher unit shipments resulted from increased physician awareness of our technology, product improvements, expansion of our domestic sales force and increased geographical coverage in international markets including Japan. A substantial portion of our international sales are attributable to two of our distributors. In the year ended December 31, 1999, one distributor accounted for 41% of our sales and a second distributor accounted for 14% of our sales.

   Cost of goods sold for the year ended December 31, 1999 was $3.0 million as compared to $1.5 million for the corresponding period in 1998. The growth in cost of goods sold was attributable primarily to the expansion of our manufacturing operations, increased quality assurance programs and higher material, labor and overhead costs associated with increased unit shipments. Included in cost of goods sold was amortization of deferred stock-based compensation of $107,000 in 1999 as compared to $25,000 in 1998.

   Research and development expenses for the year ended December 31, 1999 were $3.9 million as compared to $2.7 million for the corresponding period in 1998. The expense increase was attributable primarily to the hiring of additional personnel, expenses associated with the development of our second-generation disposable devices and generators and increased patent expenses. In addition, we had increases in the amortization of deferred stock-based compensation to $354,000 in 1999 from $186,000 in 1998. We include expenses related to prosecution or defense of our patent portfolio in our research and development expenses. We expect to continue to make substantial investments in research and development and clinical studies as well as to expand and protect our patent portfolio, and we anticipate that these expenses will continue to grow in the future.

   Selling, general and administrative expenses for the year ended December 31, 1999 were $5.5 million as compared to $3.6 million in the corresponding period in 1998. The increase in selling expenses resulted primarily from the addition of domestic field sales and clinical support personnel as well as sales management personnel to support international distribution efforts. In addition, in 1999 we loaned generators to a group of prestigious medical centers that agreed to provide references on our system to other hospitals, and selling expenses for 1999 included depreciation charges related to the generators placed at these medical centers. General and administrative expenses increased due to the addition of personnel to support our growth in operations. For the year ended December 31, 1999 we recorded amortization of deferred stock-based compensation of $530,000 as compared to $192,000 in the corresponding period in 1998. We expect selling and marketing expenses to grow as we continue to increase the size of our direct sales force, expand our international distribution network and engage in activities to further promote product sales. We expect general and administrative expenses to increase as we add personnel and incur reporting and investor-related expenses as a public company.

   Interest income for the year ended December 31, 1999 was $446,000 as compared to $342,000 for the corresponding period in 1998. The increase was due to an increase in interest earned on higher average cash balances due to the timing of our private placement financings. Interest expense for the year ended December 31, 1999 was $212,000 as compared to $359,000 for the corresponding period in 1998. Interest expense for 1998 included interest and warrant amortization associated with the bridge loans obtained in 1997 and 1998. Interest expense for 1999 included interest and warrant amortization associated with the loan and security agreement entered into in June 1999.

 Years Ended December 31, 1998 and 1997

   Sales for the year ended December 31, 1998 were $1.1 million as compared to $220,000 for the corresponding period in 1997. Sales in 1997 consisted mainly of product sales to our distributor in Italy and the sale of evaluation units to a few United States hospitals. During 1998, sales to our distributor in Italy increased, and we began shipping commercial quantities of product to select United States hospitals.

   Cost of goods sold for the year ended December 31, 1998 was $1.5 million as compared to $589,000 for the corresponding period in 1997. The growth in cost of sales was attributable primarily to the significant expansion of our manufacturing operations and higher material, labor and overhead costs associated with increased unit shipments.

   Research and development expenses for the year ended December 31, 1998 were $2.7 million as compared to $2.5 million for the corresponding period in 1997. Included in research and development expenses is amortization of deferred stock-based compensation of $186,000 in 1998 as compared to $14,000 in 1997. Research and development activities in 1997 were focused on pre-production pilot runs, clinical studies and product development. Research and development activities in 1998 were focused on continued product development and clinical studies as well as regulatory affairs.

   Selling, general and administrative expenses for the year ended December 31, 1998 were $3.6 million as compared to $2.8 million for the corresponding period in 1997. The increase was due to the building of a small direct sales force in the United States as well as additional general and administrative personnel to support our growth in operations. Included in selling, general and administrative expenses is amortization of deferred stock-based compensation of $192,000 in 1998 as compared to $25,000 in 1997.

   Interest income for the year ended December 31, 1998 was $342,000 as compared to $40,000 for the corresponding period in 1997. The increase was due to an increase in interest earned on higher average cash balances due to the timing of our private placement financings. Interest expense for the year ended December 31, 1998 was $359,000 as compared to $138,000 for the corresponding period in 1997. Interest expense for 1998 included interest and warrant amortization associated with the bridge loans obtained in 1997 and 1998.

Quarterly Results of Operations

   The following tables set forth our statement of operations data for each of the four quarters ended December 31, 1999 and for the quarter ended March 31, 2000. This data has been derived from unaudited financial statements that, in the opinion of our management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of such information when read in conjunction with our annual audited financial statements and notes thereto appearing elsewhere in this prospectus. The operating results for any quarter are not necessarily indicative of results for any future period.

                                                Quarter Ended
                                   -------------------------------------------
                                    Mar.     June     Sept.    Dec.     Mar.
                                     31,      30,      30,      31,      31,
                                    1999     1999     1999     1999     2000
                                   -------  -------  -------  -------  -------
                                           (in thousands)
Sales............................  $   837  $ 1,062  $ 1,197  $ 1,533  $ 1,841
Cost of goods sold...............      690      618      797      889    1,182
                                   -------  -------  -------  -------  -------
 Gross profit....................      147      444      400      644      659
Operating expenses:
 Research and development........      737      813      928    1,453    1,631
 Selling, general and
  administrative.................    1,338    1,334    1,188    1,592    2,641
                                   -------  -------  -------  -------  -------
  Total operating expenses.......    2,075    2,147    2,116    3,045    4,272
                                   -------  -------  -------  -------  -------
Loss from operations.............   (1,928)  (1,703)  (1,716)  (2,401)  (3,613)
Interest and other income
 (expense), net..................       70       40       38       90       35
                                   -------  -------  -------  -------  -------
Net loss.........................  $(1,858) $(1,663) $(1,678) $(2,311) $(3,578)
                                   =======  =======  =======  =======  =======
Net loss per common share, basic
 and diluted.....................  $ (2.39) $ (2.11) $ (2.09) $ (2.73) $ (3.52)
                                   =======  =======  =======  =======  =======
Shares used in computing net loss
 per share, basic and diluted....      779      789      803      848    1,017

   We believe that period-to-period comparisons of our operating results are not necessarily meaningful, and you should not rely on them to predict future performance. Small dollar increases had large percentage effects that were not attributable to any meaningful events or transactions. The amount and timing of our sales and operating expenses may fluctuate significantly in the future as a result of a variety of factors. We face a number of risks and uncertainties encountered by early stage companies, particularly those in rapidly evolving markets such as the medical device industry. In addition, although we have experienced revenue growth recently, such revenue growth may not continue, and we may not achieve or maintain profitability in the future.

Liquidity and Capital Resources

   We have financed our operations since inception principally through private placements of equity securities, net of expenses, of $37.9 million of convertible preferred stock. To a lesser extent, we also financed our operations through equipment financing and other loans, which totaled $4.4 million in principal outstanding at March 31, 2000. As of March 31, 2000, we had $9.8 million of cash and cash equivalents, $2.2 million of marketable securities and $12.0 million of working capital.

   For the year ended December 31, 1999, net cash used in operating activities was $6.9 million principally due to our net loss and increases in accounts receivable and inventory resulting from higher revenues and increased unit shipments. This increase in use of cash for operating activities was partially offset by an increase in accounts payable and accrued liabilities resulting from the upward trend in business activities. Our investing activities for the year ended December 31, 1999 were limited to the purchase of property and equipment in the amount of $441,000 and net purchases or sales of short-term investments. For the year ended December 31, 1999, net cash provided by financing activities was $11.9 million attributable to proceeds from the issuance of stock and debt obligations.

   In June 1999, we entered into a loan and security agreement for a loan facility of up to $5.0 million. The facility consists of two term loans of $1.5 million each and a revolving credit note of up to $2.0 million. As of December 31, 1999, we had drawn down the initial term loan of $1.5 million and $532,000 of the revolving credit note. As of March 31, 2000, we had drawn down two term loans of $1.5 million each and $1.0 million of the revolving credit note.

   Our capital requirements depend on numerous factors including our research and development expenditures, expenses related to selling and marketing and working capital to support business growth. Although it is difficult for us to predict future liquidity requirements with certainty, we believe that the net proceeds from this offering, together with our existing liquidity sources and anticipated funds from operations, will satisfy our cash requirements for at least the next 18 months. During or after this period, if cash generated by operations is insufficient to satisfy our liquidity requirements, we may need to sell additional equity or debt securities. There can be no assurance that additional financing will be available to us or that, if available, such financing will be available on terms favorable to the company and our stockholders.

Income Taxes

   As of December 31, 1999, we had federal net operating loss carryforwards of approximately $24.6 million and state net operating loss carryforwards of approximately $16.0 million, available to offset future regular taxable income. The federal net operating loss carryforwards will expire between 2010 and 2019 and the state net operating loss carryforwards will expire between 2001 and 2004, if not utilized. The Tax Reform Act of 1986 limits the use of net operating loss and tax credit carryforwards in certain situations where changes occur in the stock ownership of the company, and our utilization of our carryforwards could be restricted.

Quantitative and Qualitative Disclosures About Market Risk

   Our exposure to interest rate risk at March 31, 2000 is related to our investment portfolio and our borrowings. Fixed rate investments and borrowings may have their fair market value adversely impacted from changes in interest rates. Floating rate investments may produce less income than expected if interest rates fall, and floating rate borrowings will lead to additional interest expense if interest rates increase. Due in part to these factors, our future investment income may fall short of expectations, and our interest expense may be above our expectations. Further, we may suffer losses in investment principal if we are forced to sell securities that have declined in market value due to changes in interest rates.

   We invest our excess cash in debt instruments of the United States government and its agencies and in high quality corporate issuers. The average contractual duration of our investments in 1999 was less than one year. Due to the short-term nature of these investments, we believe that there is no material exposure to interest rate risk arising from our investments.

   At March 31, 2000, we had two term loans of $1.5 million each outstanding which bear interest at 13.36% and 14.33% and a revolving credit facility of $1.0 million outstanding which bears interest at 2% above the prime rate.

   All of our sales and purchases are denominated in United States dollars. Therefore, we do not believe that we currently have any significant direct foreign currency exchange rate risk.

Recent Accounting Pronouncements

   In June 1998, the Financial Accounting Standards Board, or FASB, issued Statement of Financial Accounting Standards No. 133, SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 establishes new standards of accounting and reporting for derivative instruments and hedging activities. SFAS No. 133 requires that all derivatives be recognized at fair value in the statement of financial position, and that the corresponding gains or losses be reported either in the statement of operations or as a component of comprehensive income, depending on the type of relationship that exists. SFAS No. 133 will be effective for fiscal years beginning after June 15, 2000. We do not believe that the implementation of SFAS No. 133 will have any significant impact on our financial position or results of operations.

   In March 2000, the FASB issued Interpretation No. 44, or FIN 44, "Accounting for Certain Transactions Involving Stock Compensation," which is an interpretation of Accounting Principal Board No. 25. This interpretation clarifies:

  . the definition of employee for purposes of applying Opinion 25, which deals with stock compensation issues;

  . the criteria for determining whether a plan qualifies as a noncompensatory plan;

  . the accounting consequence of various modifications to the terms of a previously fixed stock option or award; and

  . the accounting for an exchange of stock compensation awards in a business combination.

   This interpretation is effective July 1, 2000, but there are conclusions in this interpretation that cover specific events that occur after either December 15, 1998, or January 12, 2000. To the extent that this interpretation covers events occurring during the period after December 15, 1998, or January 12, 2000, but before the effective date of July 1, 2000, the effects of applying this interpretation are recognized on a prospective basis from July 1, 2000. The adoption of FIN 44 does not have a material impact on our financial statements.

                                    BUSINESS

Overview

   Our products use radiofrequency energy to address solid cancerous or benign tumors. Our proprietary system includes radiofrequency generators and a family of disposable needle electrode devices which deliver controlled thermal energy to targeted tissue. The tissue is heated to a high enough level to cause cell death. Our initial focus is on the treament of liver cancer.

   Prior to the introduction of the RITA system, patients with unresectable liver tumors had few treatment alternatives. We believe our system offers them an effective alternative. Our products are cleared for sale in major markets worldwide. Our system is distributed in the United States through our direct sales force and internationally through distribution companies.

   Since our initial product launch, we have sold over 10,000 disposable devices. Our total sales were $4.6 million in 1999, $1.1 million in 1998 and $220,000 in 1997.

   As of March 31, 2000, we had 28 issued patents, four notices of allowance and 45 United States and foreign patent applications pending. The issued and allowed patents cover, among other things, deployable multi-array electrode technology and temperature feedback technology.

Our Business Strategy

   Our goal is to be the leading provider of minimally invasive devices for the treatment of solid cancerous or benign tumors. To achieve this goal, we plan to do the following:

  . Increase Our Penetration of the Liver Cancer Market. We believe we can capitalize on the opportunity to increase our penetration of the market for the radiofrequency ablation of unresectable liver tumors or lesions, which is currently estimated to be $500 million annually. We intend to execute this strategy by doing the following:

   - increase awareness among key referring oncologists through sales and marketing programs;

   - publish additional clinical research to provide data supporting the expanded use of our products;

   - drive patient awareness with marketing efforts focused on educating patients on the benefits of the RITA system; and

   - broaden our market coverage by expanding our domestic direct sales force and international distribution channels.

  . Expand the Application of Our Proprietary Technology to Markets Beyond
    Liver Cancer. We believe our minimally invasive proprietary technology can be broadly applied to the treatment of other types of cancerous and benign tumors, including tumors in the lung, bone, breast, prostate and kidney. We plan to build on our extensive clinical experience in liver tumors as well as feasibility studies in additional organs to support the extension of our technology to additional applications in the future. We estimate that the market for these additional applications may exceed $1 billion annually.

  . Continue to Advance Technology. We intend to aggressively pursue ongoing research and development of additional products and technologies. We plan to continue to expand and improve our product offerings to better serve patients with solid cancerous or benign tumors whose needs are not met by existing treatments. Examples of these efforts include:

   - further enhancements of ablation technologies; and

   - technologies for the improved visualization of tissue during the ablation process.

  . Capitalize on the Significant Opportunity in International Markets. Liver cancer is one of the leading causes of death in a number of international markets. We plan to devote substantial attention to providing clinical and marketing support to existing international distributors while continuing to identify new distributors in additional markets.

Market Opportunity

 Cancer Market

   Every year, millions of people throughout the world are afflicted with cancer. Only heart disease kills more people in the United States every year.

   Cancer can be categorized into two broad groups: solid tumor cancers, such as liver, lung, bone, breast, prostate and kidney cancers as well as hematologic or blood-borne cancers, such as lymphomas and leukemias. Approximately 90 percent of all cancers are solid tumor cancers.

 Liver Cancer Market

   There are two forms of liver cancer: primary and metastatic. Primary liver cancer originates in the liver. Secondary, or metastatic, liver cancer results from the spread of cancer from other places in the body to the liver. A significant number of patients treated for primary and metastatic liver cancer will experience a recurrence of their disease.

   The worldwide incidence of primary liver cancer is estimated to be one million new patients each year. The vast majority of primary liver cancer patients are located outside the United States, particularly in Asia and Southern Europe. Approximately 90 percent of patients diagnosed with primary liver cancer will die within five years. Due to a rise in the number of worldwide cases of Hepatitis B and C, both of which are correlated to the development of primary liver cancer, we believe that the incidence of primary liver cancer may increase in the future.

   It is estimated that there are almost as many cases of metastatic liver cancer worldwide as there are cases of primary liver cancer and approximately 300,000 annual cases in the United States alone. The liver is one of the three most common sites for the spread of cancer. For example, one of the most common forms of primary cancer is colorectal cancer, and 60 percent of these patients will develop metastatic liver tumors. Due to numerous factors, including the absence of viable treatment options, metastatic liver cancer often causes death.

 Treatment Options for Liver Cancer

   The prognosis for primary and secondary liver cancer is poor. Although limited treatment options are currently available for liver cancer, they are typically ineffective, are generally associated with significant side effects and can even cause death. Traditional treatment options include surgery, chemotherapy, cryosurgery, percutaneous ethanol injection and radiation therapy.

  Surgery

   While surgery is considered the "gold standard" treatment option to address liver tumors, approximately 70 to 90 percent of liver cancer patients are unresectable, which means they do not qualify for surgery. This is most often due to the following:

  . Operative risk: limited liver function or poor patient health threatens survival as a result of the surgery; or

  . Technical feasibility: the proximity of a cancerous tumor to a critical organ or artery, or the size, location on the liver or number of tumors makes surgery infeasible.

   For the few patients who qualify for surgery, there are significant complications related to the procedure and the operative mortality rate is two percent. Further, one-year recurrence rates following surgery range from 12 to 60 percent, and, when tumors recur, surgery typically cannot be repeated.

   Chemotherapy

   Chemotherapy uses drugs to kill cancer cells. Chemotherapy can be used systemically or regionally. In systemic chemotherapy, drugs are delivered throughout the body. In local chemotherapy, drugs are delivered directly to the liver tumor. Systemic chemotherapy is not considered an effective means of treating liver cancer. In some cases, treatment regimens using localized chemotherapy in addition to systemic treatment have been reported to increase the efficacy of these alternatives to a limited extent.

   Chemotherapy causes significant side effects in the majority of patients, including loss of appetite, nausea and vomiting, hair loss and ulcerations of the mouth. In addition, chemotherapy can damage the blood-producing cells of the bone marrow, leading to a low blood cell count. As a result, chemotherapy patients have an increased chance of infection, bleeding or bruising after minor cuts or injuries, and fatigue or shortness of breath.

   Cryosurgery

   Cryosurgery is the destruction of cancer cells using sub-zero temperatures in an open surgical procedure. During cryosurgery, multiple stainless steel probes are placed into the center of the tumor and liquid nitrogen is circulated through the end of the device, creating an iceball. Cryosurgery involves a cycle of treatments in which the tumor is frozen, allowed to thaw and then refrozen.

   While cryosurgery is considered to be relatively effective, with one-year local recurrence rates of approximately 10 percent, we believe adoption of this procedure has been limited by the following factors:

  . it is not an option for patients who cannot tolerate an open surgical procedure;

  . it involves significant complications which are similar to other open surgical procedures, as well as liver fracture and hemorrhaging caused by the cycle of freezing and thawing;

  . it is associated with mortality rates estimated to be between one and five percent; and

  . it is expensive compared to other alternatives.

   Percutaneous Ethanol Injection

   Percutaneous ethanol injection, or PEI, involves the injection of alcohol into the center of the tumor. The alcohol causes cells to dry out and cellular proteins to disintegrate, ultimately leading to tumor cell death.

   While PEI can be successful in treating some patients with primary liver cancer and has a reported one-year local recurrence rate of approximately 13 percent, it is generally considered ineffective on large tumors as well as metastatic tumors. Patients are required to receive multiple treatments making this option unattractive for many patients. Complications include pain and alcohol introduction to bile ducts and major blood vessels. In addition, this procedure can cause cancer cells to be deposited along the needle tract when the needle is withdrawn.

   Radiation Therapy

   Radiation therapy uses high dose x-rays to kill cancer cells. Radiation therapy is not considered an effective means of treating liver cancer and is rarely used for this purpose.

The RITA Solution

 Our Procedure

   Our proprietary system is designed to use radiofrequency energy to provide a minimally invasive approach to ablating solid cancerous or benign tumors. Our system delivers radiofrequency energy to raise the temperature of cells above 45 to 50(degrees)C, causing cellular death.

   The physician inserts the RITA disposable needle electrode device into the target body tissue, typically under ultrasound guidance. Once the device is inserted, pushing on the handle of the device causes a group of curved wires to be deployed from the tip of the electrode. When the power is turned on, these wires act to spread the delivery of radiofrequency energy throughout the tumor. In addition, temperature sensors on the tips of the wires measure tissue temperature throughout the procedure. During the procedure, our system automatically adjusts the amount of energy delivered in order to maintain the temperature necessary to ablate the targeted tissue. For a typical three centimeter ablation, the ablation process takes approximately ten minutes. When the ablation is complete, pulling back on the handle of the device causes the curved wire array to be retracted into the device so it can be removed from the body. Our disposable device cauterizes the tissue along the needle tract, which we believe kills any residual cancer cells that might be removed from the tumor.

 Benefits of the RITA System

   The benefits of our system include:

  . Effective Treatment Option. We believe that our system provides an effective treatment option to liver cancer patients who previously had few options available to effectively address their unresectable liver tumors. In the future, our system may offer patients with other types of tumors a better treatment option.

  . Minimally Invasive Procedure. The RITA system offers physicians an effective minimally invasive treatment option with few side effects or complications. Our products can be used in an outpatient procedure which requires only local anesthesia, and patients are typically sent home the same day with a small bandage over the entry site. Alternatively, patients can be treated laparoscopically and are generally sent home the next day. Compared to existing alternatives, we believe our minimally invasive procedure can be cost effective and can result in reduced hospital stays.

  . Proprietary Array Design and Temperature Feedback Provide Procedural
    Control. Our array design enables the physician to predictably ablate large volumes of targeted tissue. In addition, our temperature feedback feature allows physicians to ensure that the temperature is high enough throughout the tissue to achieve cell death.

  . Repeat Treatments Possible. Liver cancer is a recurrent disease. Due to the invasive nature of existing treatment options, the majority of patients who undergo traditional therapies cannot be retreated in the event that new tumors appear on their livers. Because of the minimally invasive nature of our procedure, patients treated with our system can often be retreated.

  . Broadly Applicable Technology. Our extensive clinical experience with liver tumors and feasibility studies in other organs indicates that our technology may in the future be broadly applied to the ablative treatment of solid tumors in the lung, bone, breast, prostate and kidney. We believe clinical studies will support the applicability of our technology to a number of types of cancerous or benign tumors.

   While there are numerous benefits of our system, there are some side effects of treatment as well. These include bleeding, ground-pad burns and abcesses. However, these side effects have occurred in only a small number of patients treated with our system and have not resulted in any permanent injury.

Our Technology and Products

 Technology

   All of our products are based on our proprietary radiofrequency ablation technology which is used to ablate tissue in a controlled manner. A radiofrequency generator supplies energy through our disposable devices placed within the targeted tissue. These devices contain curved, space-filling arrays of wires which are deployed from the tip to allow the radiofrequency energy to be dispersed throughout the tumor.

   Radiofrequency energy supplied by the generator produces ionic agitation, or cellular friction, in the tissue closely surrounding the electrode. This friction produces heat which can be used to predictably ablate volumes of tissue. To effectively ablate tissue, it must be heated to an approximate temperature of 45 to 50(degrees)C, or 113 to 122(degrees)F.

   Our system is designed to permit the physician to set the desired treatment time and temperature at the beginning of the procedure. Once that temperature is reached, our proprietary temperature control technology automatically adjusts the energy supplied from the generator to maintain the optimal temperature within the tissue during the course of the procedure. We believe our system has the potential to provide a more effective ablation than competing technologies by providing critical tissue temperature feedback during the procedure.

 Products

   The RITA system consists of a generator that supplies radiofrequency energy as well as a family of disposable devices. The following chart summarizes our product offerings.

              Product Name        Description                    Status
-------------------------------------------------------------------------------
  Disposable    Model 30   Designed to create a          Commercially available
  Devices:                 three centimeter                    since 1997
                           ablation. Compatible with
                           the Model 500 generator.
      -------------------------------------------------------------------------

                Model 70   Designed to create a          Commercially available
                           scalable two to three             since mid-1999
                           centimeter ablation.
                           Compatible with the Model
                           500 generator.
      -------------------------------------------------------------------------

               StarBurst   Designed to create a          Commercially available
                           scalable two to three            since June 2000
                           centimeter ablation.
                           Compatible with the Model
                           1500 generator.
      -------------------------------------------------------------------------

              StarBurst XL Designed to create a          Commercially available
                           scalable three to five           since June 2000
                           centimeter ablation.
                           Compatible with the Model
                           1500 generator.
-------------------------------------------------------------------------------

  Generators:  Model 500   50 Watt generator.            Commercially available
                                                               since 1997
      -------------------------------------------------------------------------

               Model 1500  150 Watt generator.           Commercially available
                                                            since June 2000



  Disposable Devices

   Our disposable devices all consist of needle shaped electrodes containing curved wire arrays which can be deployed into the target body tissue once the device has been inserted into the body. Each device contains several thermocouples, or temperature sensors, which provide feedback to the physician of the tissue temperature during the ablation and which allow the generator to automatically adjust the amount of radiofrequency energy so that the desired tissue temperature can be achieved.

   Our disposable devices are available in different array sizes to allow the physician to create a spherical ablation volume of anywhere from two to three or from three to five centimeters. Three centimeters is slightly smaller than a ping pong ball. Five centimeters is approximately the size of a billiard ball. In addition, each of the devices is available in 15 or 25 centimeter lengths to allow physicians to access tumors which are located more or less deeply within the body. Each disposable device is supplied with one or more ground pads to allow a return path for the flow of radiofrequency energy from the patient back to the generator.

   Model 30. This device creates an ablation which is approximately three centimeters in diameter. It uses our first generation umbrella-shaped array consisting of four curved wires. It is compatible with the Model 500 generator. In the United States, the device has a list price of $1,100.

   Model 70. This device has the ability to create a variable size ablation which can be chosen to be anywhere between two to three centimeters in diameter. It uses our second-generation, space-filling, starburst-shaped curved seven wire array, which has the potential to provide energy dispersion more evenly throughout the tissue to be ablated. It is compatible with the Model 500 generator. In the United States, this device has a list price of $1,100.

   StarBurst. This device is the same in all key respects as the Model 70, except that it is designed to be marketed with the Model 1500 generator only. In the United States, the device is expected to have a list price of $1,100.

   StarBurst XL. This electrode device has the ability to create a variable size ablation which can be chosen to be anywhere between three to five centimeters in diameter. We believe the ability to create a five centimeter ablation is considered by many physicians to be a major advance in the radiofrequency ablation field. This electrode device uses our second-generation, space-filling, starburst-shaped curved nine wire array. It is compatible with the Model 1500 generator only. In the United States, the device has a list price of $1,440.

   Generators

   All of our generators employ an internal computer to assist the physician to safely and effectively control the delivery of radiofrequency during the ablation. In addition, each generator has a display to convey information to the physician while using the system.

   Model 500. This generator is based on our first-generation technology and is capable of delivering up to 50 Watts of power. It provides the user with a display of temperature, impedance and energy as well as automatic control of power based on temperature. In the United States, the device has a list price of $30,000.

   Model 1500. This generator is our newest-generation technology and is capable of delivering up to 150 Watts of power. It provides the same capabilities as the Model 500, but with greatly increased energy capability, more temperature displays and an improved user interface. In addition, it has the ability, using optional software running on a laptop computer, to display real-time, color-coded graphs of power, temperature and impedance to aid the user in controlling the system and to collect procedural information for the patient's record. In the United States, the device has a list price of $37,500.

Clinical Research

   To date, clinical studies using our products conducted both by physicians affiliated with us as advisors as well as by unaffiliated physicians have been reported on in 19 published reports in peer-reviewed journals. In addition, over 35 abstracts have been presented at medical conferences. Some studies using our products have been reported in multiple publications or presentations. These published and presented reports include approximately 409 patients. The majority of the clinical studies which have been conducted using the RITA system were on patients with unresectable liver cancer. However, clinicians have investigated or are currently investigating the feasibility of using the RITA system to address other types of cancer, including breast, prostate and kidney cancer. These studies demonstrated that liver and potentially other cancerous tumors can be ablated safely and effectively using the RITA system.

   In the area of unresectable liver cancer, there have been 15 published reports on the use of the RITA system of which seven included follow-up data on local tumor recurrence rates which ranged from 0 percent to 55 percent with an average of 14 percent local recurrence. Serious complications were rare, with overall complication rates of less than one percent.

   Several studies are underway or are being planned in the use of our products for unresectable liver patients in conjunction with local or systemic chemotherapy. We hope to show that the combination of the use of the RITA system plus these more conventional therapies will produce clinical results which are even better than the use of either chemotherapy or the RITA system alone.

   Clinicians have used the RITA system to evaluate the feasibility of ablating tumors or lesions of the breast, kidney and prostate. Feasibility studies and additional clinical research programs are underway or are being planned in the use of our products in these areas as well as in the lung and bone. For those studies already underway, the early results appear to be promising.

Product Development

   We believe that we have a strong base of proprietary design, development and manufacturing capabilities. We have particular expertise in the core research and development areas relevant to the production of new disposable electrode devices for use in conjunction with our current radiofrequency generators. We are working on a number of enhancements to our existing products including improved visualization technologies to further assist the physician in the process of ablating tumors. In addition, we are working on technology improvements which we believe will allow physicians to create larger volumes of ablated tissue in shorter times.

Sales and Marketing

   Our customer base is fairly evenly divided between the United States, European and Asian markets. In the United States, we market our products through our direct sales force to leading cancer institutes and prominent medical centers. In international markets, we sell our products through distribution companies. Our customers include surgical oncologists, hepatobiliary surgeons, liver transplant surgeons, laparoscopists and interventional radiologists. We also target referral sources, including colorectal surgeons and medical oncologists.

   Our products are marketed domestically by eight direct sales employees and three clinical specialists who provide support to our direct sales force in the training of physicians. We have entered into agreements with distributors in 15 countries including major countries in Europe and Asia. Three RITA employees, who are responsible for sales in our European, Asian and other international markets, monitor and direct our international distributors' activities. We have plans in place to expand our United States direct sales force and our network of international distributors by the end of 2000.

   Our marketing and sales efforts are directed at placing generators at key cancer centers and other leading medical centers worldwide and then working with those centers' physicians to increase their usage of our disposable devices. We recognize that our predominant source of recurring revenue will be from our disposable devices, which can only be used once a generator is placed. To facilitate generator placement at medical centers, we have established a variety of programs, including deferred purchase, long- or short-term loan, preferred customer discount, upgrade and leasing referral programs.

   We plan to drive physician adoption by increasing awareness of the RITA system among potential users. We have established relationships with leading physicians at prominent cancer and other leading medical institutions, many of whom we believe are now strong advocates of our products. To increase adoption of our system, we plan to involve both these institutions and physicians in formal courses as well as informal hands-on training programs which we will sponsor. We also plan to target referring clinical oncologists and colorectal surgeons with information regarding the benefits of the RITA system. In addition, since cancer treatment options are often affected by patient choice, we plan to expand public awareness of our products using both marketing materials and our website.

Competition

   The medical device industry is subject to intense competition. Accordingly, our future success will depend on our ability to meet the clinical needs of physicians, improve patient outcomes and remain cost-effective for payors.

   There are a limited number of alternatives available to patients with liver cancer to address their lesions. The traditional treatment options include surgery, chemotherapy, cryosurgery, percutaneous ethanol injections and radiation therapy. We do not believe any of these treatments are directly competitive with our products, as none are intended to use heat to ablate liver lesions. Further, these treatments generally have limited efficacy and/or applicability.

   RadioTherapeutics Corporation, a privately held company, and Radionics, a division of Tyco International, are the two companies in our market whose products compete directly with ours. Both companies offer systems which include a generator and disposable electrodes and use radiofrequency energy to ablate soft tissue. However, neither system is designed to provide physicians with the temperature feedback throughout the tissue that we believe is important to help ensure successful tissue ablation.

   We believe that the principal competitive factors in our markets are:

  . improved patient outcomes;

  . the publication of favorable peer-reviewed clinical studies;

  . acceptance by leading physicians;

  . ease of use of our generators and electrode devices;

  . sales and marketing capability;

  . regulatory approvals;

  . timing and acceptance of product innovation;

  . patent protection;

  . product quality and reliability; and

  . cost effectiveness.

   Other than RadioTherapeutics and Radionics, we are not aware of any companies using radiofrequency technology like ours to treat cancer. If companies that currently sell products which utilize radiofrequency energy enter our market, competition could increase.

Patents and Proprietary Technology

   We believe that a key element of our competitive advantage depends on our ability to develop and maintain the proprietary aspects of our technology. We rely on patent protection, as well as a combination of copyright, trade secret and trademark laws to protect our proprietary technology. We file patent applications to protect the technology, inventions and improvements that we believe are significant to the growth of our business. As of March 31, 2000, we had 28 issued patents, four notices of allowance and 45 United States and foreign patent applications pending. The issued and allowed patents cover, among other things, deployable multi-array electrode technology and temperature feedback technology. Our U.S. patents expire between 2012 and 2018. Our European-wide patents expire in 2015 and our Japanese patents expire in 2015.

   We require our employees, consultants and advisors to execute confidentiality agreements in connection with their employment, consulting or advisory relationships with us. We also require our employees, consultants and advisors who are privy to confidential information to agree to disclose and assign to us all inventions conceived during the RITA work day, using RITA property or which relate to our business. Despite any measures taken to protect our intellectual property, unauthorized parties may attempt to copy aspects of our products or to obtain and use information that we regard as proprietary. In addition, the laws of some foreign countries may not protect our proprietary rights as fully as do the laws of the United States. Thus, the measures we are taking to protect our proprietary rights in the United States and abroad may not be adequate. Finally, our competitors may independently develop similar technologies.

   The medical device industry is characterized by the existence of a large number of patents and frequent litigation based on allegations of patent infringement. We are currently involved in a patent interference action declared by the United States Patent and Trademark Office which involves us and RadioTherapeutics Corporation, a competitor of ours. In this proceeding the validity of a single patent claim previously issued to us is being called into question. This patent claim covers the curved array technology at the tip of our disposable devices. We are also involved in an opposition proceeding in Europe with RadioTherapeutics. In this proceeding, RadioTherapeutics is opposing our issued European patent on grounds that it is not valid as currently issued. This European patent also covers the array technology of the tip of our disposable devices.

   As the number of entrants into our market increases, the possibility of an infringement claim against us grows. For example, we may be inadvertently infringing a valid patent claim of which we are unaware. In addition, because patent applications can take many years to issue, there may be a patent application now pending of which we are unaware that will cause us to be infringing when it issues in the future. To address such patent infringement claims, we may have to enter into royalty or licensing agreements on disadvantageous commercial terms. A successful claim of product infringement against us, and our failure to license the infringed or similar technology, if necessary, would harm our business. In addition, any infringement claims, with or without merit, would be time consuming and expensive to litigate or settle and would divert management attention from our core business.

Third-Party Reimbursement

   Establishing reimbursement for any new technology is a challenge in the current environment of cost containment and managed care. Currently procedures using our products are reimbursed based on established general reimbursement codes. Physicians submit a patient case history and data supporting the applicability of our system to the patient's condition in order to obtain reimbursement. Establishment of specific codes could facilitate reimbursement because payors are automatically required to provide reimbursement as long as specific diagnostic criteria are met. To date, we believe most of our physician and hospital customers in the United States have been successful in obtaining substantial reimbursement from third-party payors of the costs related to our procedure. Outside the United States, reimbursement procedures and policies are country-specific. We and our distributors are pursuing strategies to address reimbursement issues in international markets. In order to ensure continued success in this area, we intend to employ dedicated resources to monitor and direct reimbursement strategy. We may also provide administrative support to physicians seeking reimbursement for the use of our products.

Manufacturing

   Our manufacturing operations are focused on the manufacture of disposable electrodes and radiofrequency generators. The manufacturing process for electrodes includes the inspection, assembly, testing, packaging and external sterilization of finished products. Our generators are manufactured to our specifications by outside contractors. We inspect each lot of electrodes and generators prior to distribution to ensure they comply with our specifications.

   We devote significant attention to quality control while manufacturing our products. We have established quality systems in conformance with the Quality System Regulation as mandated by the FDA. Our Mountain View, California facility received ISO 9001/EN 46001 re-certification in January 2000 and is in conformance with the European Medical Device Directive for sale of products in Europe. We inspect incoming components prior to assembly, and we inspect and test internally manufactured products both during and after the manufacturing process. We also inspect packaged products and validate the external sterilization process to ensure compliance with our specifications.

   Most purchased components and services are available from more than one supplier. Our generators are supplied from two third-party contractors. One of the third-party suppliers is the single source of our 50 Watt generator. Both contractors supply our 150 Watt generator.

Government Regulation

   Our products are regulated in the United States as medical devices by the FDA under the Federal Food, Drug, and Cosmetic Act, or FDC Act, and require clearance of a premarket notification under Section 510(k) of the FDC Act or approval of a premarket approval application under Section 515 of the FDC Act by the FDA prior to commercialization. Material changes or modifications to medical devices, including changes to product labeling, are also subject to FDA review and clearance or approval. Under the FDC Act, the FDA regulates, among other things, the research, clinical testing, manufacturing, safety, effectiveness, labeling, storage, record keeping, advertising, distribution, sale and promotion of medical devices in the United States. Non-compliance with applicable requirements can result in, among other actions, warning letters, fines, injunctions, civil and criminal penalties against us, our officers, and our employees, recall or seizure of products, total or partial suspension of production, failure of the government to grant premarket approval or clearance for devices, withdrawal of marketing approvals and recommendation that we not be permitted to enter into government contracts.

   Before a new device can be introduced into the market in the United States, the manufacturer or distributor must obtain FDA clearance of a 510(k) premarket notification submission or FDA approval of a premarket approval application. It generally takes three to twelve months from the date of the submission to obtain clearance of a 510(k) submission, but it may take longer. The FDA is increasingly requiring a more rigorous demonstration of substantial equivalence, including clinical trials for some devices.

   To date, all of our products have received 510(k) clearances or are exempt from the 510(k) clearance process. Our initial clearances in the United States were general in nature and allow our products to be marketed for the ablation of soft tissue. In March 2000, we received a specific 510(k) clearance from the FDA for the partial or complete ablation of nonresectable liver lesions. While we have been successful to date in obtaining regulatory clearance of our products through the 510(k) notification process, if the FDA concludes that any product does not meet the requirements for 510(k) clearance, then a premarket approval would be required and the time required for obtaining regulatory approval would be significantly lengthened.

   Once 510(k) clearance has been received, any products that we manufacture or distribute are subject to extensive and continuing regulation by the FDA. Modifications to devices, including changes to product labeling, cleared via the 510(k) process may require a new 510(k) submission. We have made modifications to some of our devices which we believe do not require the filing of new 510(k) submissions. If the FDA requires us to file a new 510(k) submission for any device modification, we may be prohibited from marketing the modified device until the 510(k) is cleared by the FDA.

   We are required to register as a medical device manufacturer with the FDA and with the California Department of Health Services and to list our products with the FDA. As such, we will be inspected by both the FDA and California Department of Heath and Safety for compliance with good manufacturing practices, quality systems regulations, and other applicable regulations, including labeling and the adulteration and misbranding provisions of the FDC Act. In addition, our manufacturing processes are required to comply with good manufacturing practices and quality system regulations which cover the methods and documentation of the design, testing, production, control, quality assurance, labeling, packaging and shipping of our products.

   We are also required to comply with medical device reporting regulations that require us to report to the FDA any incident in which our product may have caused or contributed to a death or serious injury, or in which our product malfunctioned and, if the malfunction were to recur, it would be likely to cause or contribute to a death or serious injury. If the FDA believes that a company is not in compliance with the law or regulations, it can institute proceedings to, among other things, detain or seize products, order a recall, enjoin future violations or distributions and assess civil and criminal penalties against a company, its officers, and employees. As of March 31, 2000, we had filed eight medical device reports with the FDA related to skin burns primarily caused by a ground pad, one report related to an arterial bleed caused by improper needle placement and one report related to an abscess which resulted from the large volume of ablated tissue. We believe that none of these incidents were attributed to a device malfunction. None of these incidents resulted in permanent injury or death.

   We are also subject to regulations and product registration requirements in many of the foreign countries in which we sell our products in the areas of product standards, packaging requirements, labeling requirements, import restrictions, tariff regulations, duties and tax requirements. The time required to obtain marketing approval or clearance required by foreign countries may be longer or shorter than that required for FDA approval or clearance, and requirements for licensing a product in a foreign country may differ significantly from FDA requirements. Either we or our distributors have received registrations and approvals to market our products in our international markets which include the European Economic Area, Japan, Korea, Canada, Australia and New Zealand. We are seeking or intend to seek, regulatory registrations or approvals in other international markets.

   The European Union has promulgated rules, under the Medical Devices Directive, or MDD, which require medical devices to bear the "CE mark". The CE mark is an international symbol of adherence to quality assurance standards. We obtained MDD certification in December 1996. We received our ISO9001/EN46001 recertification in January 2000 and have instituted all the systems necessary to meet the Medical Device Directive, thus acquiring the ability to affix the CE mark to our devices and export our devices to any EC-member country.

Scientific Advisory Board

   We have established a scientific advisory board for the purpose of obtaining clinical feedback on our products as well as market data and new product development feedback. Our scientific advisory board is chaired by Dr. Steven Rosenberg, Chief of Surgery, National Cancer Institute, National Institute of Health.

Employees

   As of March 31, 2000, we had 57 full-time employees, including 20 in sales and marketing, 15 in manufacturing, 12 in research and development and 10 in general and administrative functions. Our research and development group includes two in research, seven in product development, two in clinical research and one in regulatory affairs. From time to time, we also employ independent contractors to support our engineering, marketing, sales and administrative organizations.

Facilities

   We are headquartered in Mountain View, California, where we lease one building with approximately 18,000 square feet of office, research and development and manufacturing space under a lease expiring in August 2004. We currently sublease to a third party 6,000 square feet of our existing space under a sublease that expires in August 2000. Our subtenant has the option to renew the sublease for two additional six-month periods. We believe that our existing facilities are adequate to meet our current and foreseeable requirements for the next 12 months or that suitable additional or substitute space will be available as needed.

Insurance

   We have general and product liability insurance which we believe is consistent with the level of coverage held by other companies in the medical device industry. We believe our level of liability insurance coverage provides us with adequate protection against the risks associated with general and product liability claims.

Legal Proceedings

   We are not currently subject to any material legal proceedings, other than the patent disputes described in "Risk Factors--We are currently involved in a patent interference action and a patent opposition action and if we do not prevail in these actions, our business could suffer." The patent interference proceeding is pending before the Board of Patent Appeals and Interferences of the United States Patent and Trademark Office. On July 16, 1999 the United States Patent and Trademark Office declared an interference between a claim of one of our issued patents and claims of a patent application controlled by RadioTherapeutics Corporation. The principal parties in the proceeding are RadioTherapeutics and RITA. The factual basis underlying the claim is the determination by the commissioner of the United States Patent and Trademark Office that our patent and the RadioTherapeutics patent application interfere. In the interference proceeding, RadioTherapeutics seeks to invalidate our patent claim and to establish the patentability of the claims in their patent application. We seek to maintain the priority of our patent claim. The European opposition is pending before the European Patent Office and was instituted on March 2, 2000. The principal parties are RadioTherapeutics and RITA. The factual basis underlying the claim is the allegation by RadioTherapeutics that our European patent is not valid. In the opposition, RadioTherapeutics seeks to have our patent declared invalid and to have our patent cancelled. We are defending our patent and seek to defend it as issued. In addition to these patent proceedings, we may from time to time become a party to various legal proceedings arising in the ordinary course of our business.

                                   MANAGEMENT

Executive Officers and Directors

   The following table shows specific information about our executive officers and directors as of March 31, 2000.

                Name                Age               Position(s)
 ---------------------------------  --- --------------------------------------
 Barry Cheskin....................   39 Chief Executive Officer, President and
                                        Director
 Marilynne Solloway...............   52 Chief Financial Officer and Vice
                                         President, Finance and Administration
 Daniel Balbierz..................   38 Vice President, Research and
                                        Development
 Vicki Hacker.....................   43 Vice President, Clinical Affairs
 Russell Johnson..................   46 Vice President, Marketing
 David Martin.....................   35 Vice President, Global Sales
 Ronald Steckel...................   46 Vice President, Operations
 Vincent Bucci....................   46 Director
 Janet Effland....................   51 Director
 John Gilbert.....................   63 Director
 Scott Halsted....................   40 Director
 Gordon Russell...................   67 Director

   Messrs. Halsted, Bucci and Russell are members of our compensation committee. Ms. Effland and Mr. Halsted are members of our audit committee.

   Barry Cheskin has served as our President and Chief Executive Officer since May 1997. Prior to joining us, he held various positions at Datascope Corp, a medical device company. He was President, Collagen Products Division and Corporate Vice President from May 1994 to April 1997, General Manager, Vasoseal/Bioplex Division from November 1992 to May 1994, and Director, Corporate Business Development from April 1992 to November 1992. Mr. Cheskin holds a B.S. in Mechanical Engineering from Massachusetts Institute of Technology, an M.S. in Mechanical Engineering from Stanford University, and an M.B.A. from Columbia University.

   Marilynne Solloway has served as our Vice President, Finance & Administration and Chief Financial Officer since April 1998. Prior to joining us, from July 1995 to April 1998, Ms. Solloway was self-employed as a consultant and worked with several non-profit organizations. In 1985, she co-founded Menlo Care, Inc., a medical device company. Ms. Solloway held the position of Chief Financial Officer and Director of Menlo Care, Inc. from May 1985 to June 1995. Ms. Solloway holds a B.A. from University of California, Berkeley and an M.B.A. from University of Santa Clara.

   Daniel Balbierz has served as our Vice President, Research and Development since April 1998. Prior to joining us, he held the position of Worldwide Director, Research and Development for the Vascular Access Division of Johnson & Johnson Medical, Inc., a medical device company, from March 1996 to March 1998. Previously, Mr. Balbierz held the position of Director, Research and Development at Menlo Care, a medical device company, from June 1987 to March 1996. Mr. Balbierz holds a B.S. in Mechanical Engineering from California Polytechnic State University.

   Vicki Hacker has served as our Vice President, Clinical Affairs since February 2000. Prior to joining us, she held various positions at Cardima Corporation, an electro-physiology company, including Director of Clinical Research from March 1999 to January 2000 and Manager of Clinical Programs from June 1997 to February 1999. Previously, Ms. Hacker held the position of Senior Clinical Education/Research Specialist at Heartport, a minimally invasive cardiac surgery company, from June 1996 to May 1997. From July 1993 to May 1996, she held the position of Associate Director of Clinical Research at Advanced Bioresearch Associates, a contract research association. Ms. Hacker holds a B.S. in Nursing from Rush University and an M.S. in Nursing and Administration from San Jose State University.

   Russell Johnson has served as our Vice President, Marketing since July 1998. From March 1999 to March 2000, he also served as our Vice President, Global Sales. Prior to joining us, he founded The Pathfinder Group, a marketing consulting firm servicing emerging medical device companies, and served as President from June 1997 to June 1998. Previously, Mr. Johnson held the position of Director, International Sales of Vista Medical Technologies, Inc., a medical device company, from January 1997 to May 1997 and before that he was the Director, Worldwide Marketing for the Cardiothoracic Surgery Division of Vista Medical Technologies, Inc., from July 1996 to December 1996. He also held the position of Director of International Marketing for Boston Scientific, a medical device company, from July 1993 to July 1996. Mr. Johnson holds a B.A. from Brown University and an M.B.A. from University of Michigan.

   David Martin has served as our Vice President, Global Sales since March 2000. Prior to joining us, he held the position of Director of United States Sales for the Cardiac Surgery division of Guidant Corporation, a medical device company, from November 1999 to March 2000. Previously, Mr. Martin held various positions at CardioThoracic Systems, Inc., a minimally invasive cardiac surgery company, including Director of Sales for the United States from January 1998 to November 1999 and Regional Sales Manager and District Sales Manager Western United States from July 1996 to December 1997. He also held the position of District Manager for Carbomedics, a medical device company, from March 1994 to June 1996. Mr. Martin holds a B.A. from University of California, Santa Barbara and an M.B.A. from University of San Diego.

   Ronald Steckel has served as our Vice President, Operations since June 1998. Prior to joining us, Mr. Steckel held various positions at Metra Biosystems, Inc., a medical diagnostics company, including Senior Vice President from July 1996 to June 1998, Vice President, Operations from February 1992 to June 1996 and a consultant from July 1991 to February 1992. Mr. Steckel holds a B.S. in Biology from Blackburn University and an M.B.A. from Lake Forest College.

   Vincent Bucci has served as a member of our board of directors since March 1999. Mr. Bucci holds the position of President of Health Policy Associates, Inc., a consulting company, since 1992. Mr. Bucci holds a B.A. from Bates College and a J.D. in Public Law and an M.A. in Government, both from Georgetown University.

   Janet Effland has served as a member of our board of directors since October 1999. She holds the position of Managing Director of Patricof & Co. Ventures, Inc., a venture capital firm, since April 1988. Ms. Effland is also a director of Focal, Inc. and various private companies. Ms. Effland holds a B.S. and a J.D. from Arizona State University, and she attended Harvard Business School's Program for Management Development.

   John Gilbert has served as a member of our board of directors since May 2000. From 1992 to July 1999 he served as Vice Chairman of Keravision, Inc., a medical device company. Prior to that, Mr. Gilbert retired from Johnson & Johnson in 1992 after 30 years where he served as Vice President of Sales at Ethicon, Inc., Vice President of Johnson & Johnson International and Vice Chairman of Iolab Corporation. Mr. Gilbert holds a B.S. from Texas A&M University.

   Scott Halsted has served as a member of our board of directors since May 1998. He holds the positions of General Partner and Principal of Morgan Stanley Dean Witter Venture Partners, a venture capital firm, since February 1997 and prior to that he was Vice President from January 1992 to January 1997. Mr. Halsted is also a director of Intuitive Surgical, Inc. and various other private companies. Mr. Halsted holds an A.B. and a B.S. in Biomechanical Engineering from Dartmouth College and an M.M. from the Kellogg Graduate School of Management at Northwestern University.

   Gordon Russell has served as a member of our board of directors since August 1994. From 1979 to January 2000, he held the position of General Partner at Sequoia Capital, a venture capital firm, specializing in high technology and healthcare. Mr. Russell is also a director of Fusion Medical, Inc. and various private companies. He holds an A.B. from Dartmouth College.

   Our bylaws currently provide for a board of directors consisting of seven members. Following the offering the board of directors will be divided into three classes, each serving staggered three year terms: Class I, which is anticipated to consist of directors Janet Effland and Scott Halsted, whose term will expire at the annual meeting of stockholders to be held in 2001; Class II, which is anticipated to consist of directors Gordon Russell and John Gilbert, whose term will expire at the annual meeting of stockholders to be held in 2002; and Class III, which is anticipated to consist of directors Vincent Bucci, Barry Cheskin, and a vacancy which will be filled at a later date whose term will expire at the annual meeting of stockholders to be held in 2003. As a result, only one class of directors will be elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their terms.

   Mr. Halsted and Ms. Effland were elected to the board of directors pursuant to voting agreements between us and our Series E preferred stock investors. That voting agreement will terminate upon completion of this offering. Our officers are appointed by the board of directors and serve at the discretion of the board of directors. There are no family relationships among our directors and officers.

Director Compensation

   Our directors do not currently receive compensation for their services as members of the board of directors although they are reimbursed for expenses. Employee directors are eligible to participate in our 1994 incentive stock plan and our 2000 stock plan and will be eligible to participate in our 2000 employee stock purchase plan. In March 2000, we sold to Mr. Bucci 9,000 shares of restricted common stock at $1.67 per share in exchange for regulatory consulting services he provided to us. In addition, in March 1999, Mr. Bucci was granted an option to purchase 30,000 shares of common stock under the 1994 incentive stock plan at an exercise price of $1.00 per share, and 1/48th of such shares will vest each month beginning on March 16, 1999, the vesting start date. Mr. Russell was granted options to purchase common stock under the 1994 incentive stock plan on two occasions. In October 1994 Mr. Russell was granted 7,500 shares at an exercise price of $.80 and 1/48th of such shares will vest each month after July 1, 1994, the vesting start date. In January 1997, Mr. Russell was granted 7,656 shares at an exercise price of $.50 and 1/48th of such shares will vest each month after October 10, 1994, the vesting start date. On May 17, 2000, Mr. Gilbert was granted options to purchase 25,000 shares of common stock under the 1994 incentive stock plan at an exercise price of $3.33 and 1/48th of such shares will vest each month beginning on May 17, 2000.

Board of Directors Committees and Other Information

   The compensation committee currently consists of Scott Halsted, Vincent Bucci and Gordon Russell. The compensation committee:

  . reviews and approves the compensation and benefits for our executive officers; and

  . makes recommendations to the board of directors regarding such matters.

   The audit committee consists of Janet Effland and Scott Halsted. The audit committee:

  . makes recommendations to the board of directors regarding the selection of independent auditors;

  . reviews the results and scope of the audit and other services provided by our independent auditors; and

  . reviews and evaluates our audit and control functions.

Compensation Committee Interlocks and Insider Participation

   The members of the compensation committee of the board of directors are currently Scott Halsted, Vincent Bucci and Gordon Russell, none of whom has ever been an officer or employee of RITA. Mr. Halsted is a General Partner at Morgan Stanley Dean Witter Venture Partners and, until January 2000, Mr. Russell was a General Partner at Sequoia Capital, both of which are principal stockholders.

Executive Compensation

   The following table sets all compensation earned, including salary, bonuses, stock options and other compensation during the fiscal year ended December 31, 1999 by Barry Cheskin, our Chief Executive Officer and our four other most highly compensated executive officers, each of whose total annual compensation exceeded $100,000 in 1999.

                           Summary Compensation Table

                                                           Long-Term
                             Annual Compensation          Compensation
                         -------------------------------  ------------
                                                           Securities
                                            Other Annual   Underlying   All Other
  Name and Position(s)    Salary  Bonus     Compensation    Options    Compensation
------------------------ -------- ------    ------------  ------------ ------------
Barry Cheskin........... $217,000    --       $51,000(1)     63,079      $26,075(1)
 President, Chief
  Executive
 Officer and Director
Daniel Balbierz.........  161,250    --           --            --           --
 Vice President,
  Research and
 Development
Marilynne Solloway......  157,031    --           --            --           --
 Chief Financial Officer
  and Vice
 President, Finance and
 Administration
Ronald Steckel..........  155,625 10,000(2)       --            --           --
 Vice President,
  Operations
Russell Johnson.........  153,750 15,000(3)    54,674(4)        --        55,373(4)
 Vice President,
  Marketing

-------------------------
(1) Mr. Cheskin received a $42,000 housing allowance, a $9,000 auto allowance, and a $26,075 relocation reimbursement. In lieu of his 1999 cash bonus, the board of directors allowed Mr. Cheskin to continue to receive his housing allowance through December 31, 2000.

(2) Mr. Steckel received a $30,000 signing bonus of which $10,000 was earned in 1999.

(3) Mr. Johnson received a $15,000 signing bonus which was earned in 1999.

(4) Mr. Johnson received a $15,000 housing allowance, $39,674 in sales commissions, and a $55,373 relocation reimbursement. The housing allowance terminates July 31, 2000.

                       Option Grants in Last Fiscal Year

   The following table summarizes the stock options granted to each named executive officer during the fiscal year ended December 31, 1999. No stock appreciation rights were granted to this individual during the year.

                                        Individual Grants
                         -----------------------------------------------
                                                                         Potential Realizable
                                                                           Value at Assumed
                         Number of     Percent of                        Annual Rates of Stock
                         Securities  Total Options                        Price Appreciation
                         Underlying    Granted to                         for Option Term(2)
                           Options    Employees in   Exercise Expiration ---------------------
          Name           Granted(1) Fiscal Year 1999  Price      Date        5%         10%
------------------------ ---------- ---------------- -------- ---------- ---------- ----------
Barry Cheskin...........   63,079        17.95%       $1.00    10/7/09   $1,130,239 $1,799,717

-------------------------
(1) This stock option, which was granted under our 1994 plan vests in accordance with the following schedule: 50% of the total number of shares of common stock vested on May 5, 1997 and 1/48 began vesting on May 5, 1999, and shall continue to vest as long as Mr. Cheskin remains an employee with, consultant to, or director of RITA.

(2) The 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by the Securities and Exchange Commission and are based on the assumption that the assumed initial public offering price of $12.00 was the fair market value of the common stock on the date of grant. There is no assurance provided to any executive officer or any other holder of our securities that the actual stock price appreciation over the 10-year option term will be at the assumed 5% and 10% levels or at any other defined level. Unless the market price of the common stock appreciates over the option term, no value will be realized from the option grants made to the executive officers.

        Aggregate Corresponding Option Exercises in Last Fiscal Year and
                       Option Values at December 31, 1999

   The following table provides information concerning exercises of options by the named executive officers in 1999 and the number and value of unexercised options held by the named executive officers at December 31, 1999.

                                                   Number of Securities
                                                  Underlying Unexercised     Value of Unexercised
                                                        Options at          In-the-Money Options at
                           Shares                    December 31, 1999       December 31, 1999 (2)
                         Acquired on    Value    ------------------------- -------------------------
          Name            Exercise   Realized(1) Exercisable Unexercisable Exercisable Unexercisable
------------------------ ----------- ----------- ----------- ------------- ----------- -------------
Barry Cheskin...........   120,000    1,367,119    120,425      197,651    $1,324,675   $2,232,904
Marilynne Solloway......       --           --      44,693       62,571       491,623      688,182
Daniel Balbierz.........       --           --      44,687       62,562       491,623      688,281
Ronald Steckel..........       --           --      34,965       58,275       384,615      641,025
Russell Johnson.........       --           --      31,875       58,125       350,625      639,375

-------------------------
(1) Assumes that the fair market value at the time of exercise was equal to the assumed initial public offering price of $12.00 per share.
(2) The value of unexercised in-the-money options held at December 31, 1999 represents the total gain which an option holder would realize if he or she exercised all of the in-the-money options held at December 31, 1999, and is determined by multiplying the number of shares of common stock underlying the options by the difference between an assumed initial public offering price of $12.00 per share and the per share option exercise price. An option is in-the-money if the fair market value of the underlying shares exceeds the exercise of the option.

Employment Agreements

   We have entered into employment agreements with the executive officers set forth below, which provide for the payment of severance or the acceleration of unvested stock, options and warrants in some circumstances.

   Mr. Cheskin's agreement provides that his initial percentage ownership of our common stock shall be protected against dilution below five percent (5%) of the company's outstanding capital stock. This antidilution protection applies to all of our issuances of securities, other than shares issued in connection with an initial public offering, and terminates upon completion of this offering. In the event Mr. Cheskin's employment with us is involuntarily terminated without cause, which would include constructive termination, all unvested shares held by Mr. Cheskin will immediately vest and Mr. Cheskin will receive monthly severance payments, equal to 1/12 of his annual base salary until the earlier of (i) twelve months after his termination date or (ii) such time as he commences full-time employment at another company. In addition, in the event of a change in control of the company, immediately upon consummation of the transaction, seventy five percent (75%) of any unvested shares held by Mr. Cheskin will immediately vest.

   Mr. Steckel's agreement provides that if we terminate his employment without cause, he will receive continued payment of his base salary for the earlier of
(i) six months after his termination date or (ii) such time as he commences full-time employment with another company.

   Mr. Martin's agreement provides that if, after the six-month anniversary of his employment with us, we terminate his employment without cause, he will receive continued payment of his base salary for the earlier of (i) twelve months after his termination date or (ii) such time as he commences full-time employment with another company.

   In addition, we have entered into change of control agreements with our officers that provide the following benefits upon the sale or merger of RITA. These benefits will not apply if we commence substantive discussions with a potential acquiror prior to November 26, 2000. In the event that we consummate a change of control transaction, 50 percent of any unvested options held by our officers shall become fully vested and immediately exercisable and repurchase rights retained by us with respect to 50 percent of the restricted stock held by our officers shall immediately lapse. In addition, on each one month anniversary following the effective date of a change of control transaction, 1/12th of the remaining unvested options held by our officers shall become fully vested and immediately exercisable and repurchase rights retained by us with respect to 1/12th of any remaining restricted stock held by our officers shall immediately lapse.

   If the officer is involuntarily terminated within twelve (12) months of the change of control transaction, all unvested options held by our officers shall become fully vested and immediately exercisable and all repurchase rights retained by us with respect to the restricted stock held by our officers shall immediately lapse. If the officer voluntarily resigns or is terminated for cause after the change of control, then the officer is not entitled to any acceleration of the vesting of options or lapse of repurchase rights with respect to restricted stock.

Stock Plans

 2000 Stock Plan

   Our 2000 plan provides for the grant of incentive stock options to employees, including employee directors, and of nonstatutory stock options and stock purchase rights to employees and consultants, including non-employee directors. The purposes of the 2000 plan are to attract and retain the best available personnel, to provide additional incentives to our employees and consultants and to promote the success of our business. The 2000 plan was adopted by our board of directors in May 2000 and will be submitted for approval by our stockholders prior to the completion of this offering. A total of 2,000,000 shares of common stock has been reserved for issuance under the 2000 plan. The number of shares reserved for issuance under the 2000 plan will be subject to an automatic annual increase on the first day of each of our fiscal years beginning in 2001 and ending in 2010 equal to the lesser of 1,000,000 shares, 7% of our outstanding common stock on the last day of the immediately preceding fiscal year, or such lesser number of shares as the board of directors determines. Unless terminated earlier by the board of directors, the 2000 plan will terminate in 2010.

   The 2000 plan may be administered by the board of directors or a committee of the board, each known as the administrator. The administrator determines the terms of options and stock purchase rights granted under the 2000 plan, including the number of shares subject to the award, the exercise or purchase price, and the vesting and/or exercisability of the award and any other conditions to which the award is subject. In no event, however, may an employee receive awards for more than 1,000,000 shares under the 2000 plan in any fiscal year. Incentive stock options granted under the 2000 plan must have an exercise price of at least 100% of the fair market value of the common stock on the date of grant, and not less than 110% of the fair market value in the case of incentive stock options granted to an employee who holds more than 10% of the total voting power of all classes of our stock or any parent or subsidiary's stock. After the date of this offering, the exercise price of nonstatutory stock options and the purchase price of stock purchase rights will be the price determined by the administrator, although nonstatutory stock options and stock purchase rights granted to our Chief Executive Officer and our four other most highly compensated officers will generally equal at least 100% of the grant date fair market value if we intend that awards to those individuals will qualify as performance-based compensation under applicable tax law. Payment of the exercise or purchase price may be made in cash or such other consideration as determined by the administrator.

   With respect to options granted under the 2000 plan, the administrator determines the term of options, which may not exceed 10 years (or 5 years in the case of an incentive stock option granted to an employee who holds more than 10% of the total voting power of all classes of our stock or a parent or subsidiary's stock). Generally, an option granted under the 2000 plan is nontransferable other than by will or the laws of descent and distribution, and may be exercised during the lifetime of the optionee only by such optionee. However, the administrator may in its discretion provide for the limited transferability of nonstatutory stock options granted under the 2000 plan. Stock issued pursuant to stock purchase rights granted under the 2000 plan is generally subject to a repurchase right at the purchaser's original purchase price exercisable by us upon the termination of the holder's employment or consulting relationship with us for any reason (including death or disability). This repurchase right will lapse at such rate as the administrator may determine.

   If we sell all or substantially all of our assets or if we are acquired by another corporation, each outstanding option and stock purchase right may be assumed or an equivalent award substituted by the acquiror or purchaser. However, if the acquiror does not agree to such assumption or substitution, then outstanding options will terminate. Upon the closing of the transaction, outstanding repurchase rights will terminate unless assigned to the acquiror or purchaser. Outstanding options will adjust in the event of a stock split, stock dividend or other similar change in our capital structure. The administrator has the authority to amend or terminate the 2000 plan, but no action may be taken that impairs the rights of any holder of an outstanding option or stock purchase right without the holder's consent. In addition, we must obtain stockholder approval of amendments to the plan as required by applicable law.

 2000 Employee Stock Purchase Plan

   Our 2000 employee stock purchase plan was adopted by the board of directors in May 2000 and will be submitted for approval by our stockholders prior to completion of this offering. A total of 650,000 shares of common stock has been reserved for issuance under the 2000 purchase plan, none of which have been issued as of the date of this offering. The number of shares reserved for issuance under the 2000 purchase plan will be subject to an automatic annual increase on the first day of each of our fiscal years beginning in 2002, 2003 and 2004 and equal to the lesser of 650,000 shares, 4% of our outstanding common stock on the last day of the immediately preceding fiscal year, or such lesser number of shares as the board of directors determines. The 2000 purchase plan becomes effective upon the date of this offering. Unless terminated earlier by the board of directors, the 2000 purchase plan shall terminate in 2010.

   The 2000 purchase plan, which is intended to qualify under Section 423 of the Internal Revenue Code, will be implemented by a series of offering periods of approximately 24 months' duration, with new offering periods (other than the first offering period) commencing generally on February 1 and August 1 of each year. Each offering period will consist of consecutive purchase periods of approximately six months' duration. At the end of each purchase period an automatic purchase will be made for participants. The initial offering period is expected to commence on the date of this offering and end on July 31, 2002. The 2000 purchase plan will be administered by the board of directors or by a committee appointed by the board. Our employees (including officers and employee directors), or employees of any majority-owned subsidiary designated by the board, are eligible to participate in the 2000 purchase plan if they are employed by us or any such subsidiary for at least 20 hours per week and more than five months per year. The 2000 purchase plan permits eligible employees to purchase common stock through payroll deductions, which in any event may not exceed 15% of an employee's eligible cash compensation. The purchase price is equal to the lower of 85% of the fair market value of the common stock at the beginning of each offering period or at the end of each purchase period. Employees may end their participation in the 2000 purchase plan at any time during an offering period, and participation ends automatically on termination of employment.

   An employee cannot be granted an option under the 2000 purchase plan if immediately after the grant such employee would own stock and/or hold outstanding options to purchase stock equaling 5% or more of the total voting power or value of all classes of our stock or stock of our subsidiaries, or if such option would permit an employee's rights to purchase stock under the 2000 purchase plan at a rate that exceeds $25,000 of fair market value of such stock for each calendar year in which the option is outstanding. In addition, no employee may purchase more than 1,500 shares of common stock under the 2000 purchase plan in any one purchase period.

   If we merge or consolidate with or into another corporation or sell all or substantially all of our assets, each right to purchase stock under the 2000 purchase plan will be assumed or an equivalent right substituted by the successor corporation. However, the board of directors will shorten any ongoing offering period so that employees' rights to purchase stock under the 2000 purchase plan are exercised prior to the transaction in the event that the successor corporation refuses to assume each purchase right or to substitute an equivalent right. Outstanding options will be adjusted if we effect a stock split, stock dividend or similar change in our capital structure. The board of directors has the power to amend or terminate the 2000 purchase plan and to change or terminate an offering period as long as such action does not adversely affect any outstanding rights to purchase stock thereunder. However, the board of directors may amend or terminate the 2000 purchase plan or an offering period even if it would adversely affect outstanding options in order to avoid our incurring adverse accounting charges.

 2000 Directors' Stock Option Plan

   The 2000 directors' stock option plan was adopted by the board of directors in May 2000 and will be submitted for approval by our stockholders prior to completion of this offering. It will become effective upon the date of this offering. A total of 500,000 shares of common stock have been reserved for issuance under the 2000 directors' plan, all of which remain available for future grants. The directors' plan provides for the grant of nonstatutory stock options to our nonemployee directors. The directors' plan is designed to work automatically without administration; however, to the extent administration is necessary, it will be performed by the board of directors. To the extent they arise, it is expected that conflicts of interest will be addressed by abstention of any interested director from both deliberations and voting regarding matters in which such director has a personal interest. Unless terminated earlier by the board of directors, the directors' plan will terminate in 2010.

   The directors' plan provides that each person who becomes a non-employee director after the completion of this offering will be granted a nonstatutory stock option to purchase 25,000 shares of common stock on the date on which such individual first becomes a member of our board of directors. This option shall vest at the rate of 1/48 of the total number of shares subject to such option per month.

Thereafter, on the dates of our annual stockholder meetings, each non-employee director who has been a member of the board of directors for at least six months will be granted a nonstatutory stock option to purchase 5,000 shares of common stock. Members of the board who were non-employee directors on the date of this offering shall receive a nonstatutory stock option to purchase an additional 2,000 shares of common stock. Each annual option shall vest at the rate of 100% of the total number of shares subject to such option on the one-year anniversary of the grant date.

   All options granted under the directors' plan will have a term of 10 years and an exercise price equal to the fair market value on the date of grant and will generally be nontransferable. If a non-employee director ceases to serve as a director for any reason other than death or disability, he or she may, but only within 90 days after the date he or she ceases to be a director, exercise options granted under the directors' plan. If he or she does not exercise the option within such 90-day period, the option shall terminate. If a director's service terminates as a result of his or her disability or death, or if a director dies within three months following termination for any reason, the director or his or her estate will have six months after the date of termination or death, as applicable, to exercise options that were vested as of the date of termination. Options granted under the directors' plan are generally nontransferable by the option holder other than by will or the laws of descent or distribution and each option is exercisable, during the lifetime of the option holder, only by that option holder.

   If we are acquired by another corporation, each option outstanding under the directors' plan will be assumed or equivalent options substituted by our acquiror, unless our acquiror does not agree to such assumption or substitution, in which case the options will terminate upon consummation of the transaction to the extent not previously exercised. In connection with any acquisition, each director holding options under the directors' plan will have the right to exercise his or her options immediately before the consummation of the merger as to all shares underlying the options. Outstanding options will be adjusted if we effect a stock split, stock dividend, or other similar change in our capital structure. Our board of directors may amend or terminate the directors' plan as long as such action does not adversely affect any outstanding option and we obtain stockholder approval for any amendment to the extent required by applicable law.

 1994 Incentive Stock Plan

   Our 1994 plan was originally adopted by our board of directors and approved by our stockholders in July 1994. It provides for the grant of incentive stock options to employees and nonstatutory stock options and stock purchase rights to employees and consultants, including non-employee directors. As of March 31, 2000, options to purchase 1,855,616 shares of common stock were outstanding under the 1994 plan at a weighted average exercise price of $1.01 per share, 708,932 shares had been issued upon exercise of outstanding options or pursuant to restricted stock purchase agreements, and 293,900 shares remained available for future grant. Our board of directors has determined that no future grants will be made under the 1994 plan after the date of this offering.

   The terms of the stock awards under the 1994 plan are generally the same as those that may be issued under the 2000 plan, except for the following features. Nonstatutory stock options and restricted stock purchase rights granted under the 1994 plan are nontransferable in all cases and must generally be granted with an exercise price equal to at least 85% of the fair market value of our common stock on the date of grant. In addition, there is no limitation on the number of shares that can be awarded to an employee in a fiscal year.

   If we sell all or substantially all of our assets or if we are acquired by another corporation, each outstanding option and stock purchase right may be assumed or an equivalent award substituted by the acquiror or purchaser. However, if the acquiror does not agree to such assumption or substitution, then outstanding options will terminate. Upon the closing of the transaction, outstanding repurchase rights will terminate unless assigned to the acquiror or purchaser. Outstanding options will adjust in the event of a stock split, stock dividend or other similar change in our capital structure. The administrator has the authority to amend or terminate the 1994 plan, but no action may be taken that impairs the rights of any holder of an outstanding option or stock purchase right without the holder's consent. In addition, we must obtain stockholder approval of amendments to the plan as required by applicable law.

                  RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

   We believe that we have executed all of the transactions set forth below on terms no less favorable to us than we could have obtained from unaffiliated third parties. It is our intention to ensure that all future transactions, including loans, between us and our officers, directors and principal stockholders and their affiliates, are approved by a majority of the board of directors, including a majority of the independent and disinterested members of the board of directors, and are on terms no less favorable to us than those that we could obtain from unaffiliated third parties.

   Each share of Series B preferred stock, Series C preferred stock, Series D preferred stock and Series E preferred stock outstanding immediately prior to the offering is convertible into 1.000 share, 1.047 shares, 1.411 shares and
1.000 share, respectively, of common stock. Upon the closing of this offering, all outstanding shares of preferred stock will be automatically converted into common stock. All share and per share amounts below have been adjusted to reflect such conversion and have been adjusted to reflect the three-for-five reverse split to be effected upon completion of this offering.

   From January 1, 1996 through March 31, 2000, we have issued shares of preferred stock in private placement transactions as follows:

  . an aggregate of 1,160,526 shares of Series B preferred stock at $1.05 per share in May 1996(1);

  . an aggregate of 259,179 shares of Series B preferred stock at $1.05 per share in June 1996;

  . an aggregate of 1,113,591 shares of Series C preferred stock at $4.78 per share in December 1996;

  . an aggregate of 317,475 shares of Series D preferred stock at $7.09 per share in January 1998;

  . an aggregate of 2,076,043 shares of Series E preferred stock at $4.58 per share in April 1998;

  . an aggregate of 872,727 shares of Series E preferred stock at $4.58 per share in June 1998;

  . an aggregate of 218,182 shares of Series E preferred stock at $4.58 per share in July 1999;

  . an aggregate of 1,527,273 shares of Series E preferred stock at $4.58 per share in August 1999; and

  . an aggregate of 436,363 shares of Series E preferred stock at $4.58 per share in October 1999.
--------
(1) Includes cancellation of indebtedness in the following amounts: Delphi BioVentures II for $81,304, Delphi BioInvestments II for $416, Sequoia Capital VI for $74,400, Sequoia Technology Partners VI for $4,050, Sequoia XXIV for $3,270, Mohr, Davidow Ventures III for $81,720 and Stuart Edwards for $54,840.

   The purchasers of the preferred stock include the following holders of more than 5% of our securities and their affiliated entities:

                                                 Shares of Preferred Stock
                                             ---------------------------------
                                             Series  Series  Series
                  Investor                      B       C       D    Series E
-------------------------------------------- ------- ------- ------- ---------
Entities Affiliated with Patricof & Co.
 Ventures, Inc.
APA Excelsior V, L.P........................     --      --      --    964,493
The P/A Fund III, L.P.......................     --      --      --    201,974
Patricof Private Investment Club II, L.P....     --      --      --     11,714

Entities Affiliated with Morgan Stanley
 Venture Partners
Morgan Stanley Venture Partners III, L.P....     --      --      --  1,573,862
The Morgan Stanley Venture Partners
 Entrepreneur Fund, L.P. ...................     --      --      --     62,500

Entities Affiliated with Bank of America
 Ventures
Bank of America Ventures....................     --      --      --    741,818
BA Venture Partners IV......................     --      --            130,909

Entities Affiliated with Sequoia Capital
Sequoia Capital VI.......................... 243,698 152,433     --    127,537
Sequoia Technology Partners VI..............  13,389   8,375     --      7,007
Sequoia 1995, L.L.C.........................  10,710   6,700     --      5,605

Entities Affiliated with Delphi Ventures
Delphi BioInvestments II, L.P. .............   1,362     326     --        --
Delphi Ventures II.......................... 266,436  63,650     --    117,208

Mohr, Davidow Ventures III.................. 267,800  63,975     --    117,808

Entities Affiliated with Nissho Iwai
 Corporation
Nissho Iwai Corporation.....................     --      --  317,514       --
Nissho Iwai American Corporation............     --      --      --    218,182


--------

   Since January 1, 1996, we have issued the following warrants to executive officers, directors, holders of more than 5% of our outstanding stock and their affiliates

  . a warrant for 4,551 shares of Series E preferred stock at an exercise price of $4.58 per share issued to Sequoia Capital VI in October 1997;

  . a warrant for 200 shares of Series E preferred stock at an exercise price of $4.58 per share issued to Sequoia 1995, L.L.C. in October 1997;

  . a warrant for 250 shares of Series E preferred stock at an exercise price of $4.58 per share issued to Sequoia Technology Partners in October 1997;

  . a warrant for 21 shares of Series E preferred stock at an exercise price of $4.58 per share issued to Delphi BioInvestments II, L.P. in October 1997;

  . a warrant for 4,183 shares of Series E preferred stock at an exercise price of $4.58 per share issued to Delphi Ventures II, L.P. in October 1997; and

  . a warrant for 4,205 shares of Series E preferred stock at an exercise price of $4.58 per share issued to Mohr, Davidow Ventures III in October 1997.

   For additional details on the shares held by each of these purchasers, please refer to the information in this prospectus under the heading "Principal Stockholders."

   On August 2, 1994, we entered into a cross-license agreement with VIDAMed, whose founder Stuart Edwards was also one of our founders. Under this agreement, we granted VIDAMed an exclusive royalty-free license to use our technology in exchange for an exclusive license to use VIDAMed's technology. Until August 2, 2004 or until our payments total $500,000, we are required to pay VIDAMed a royalty of 2.5% of net sales on products developed incorporating the VIDAMed technology. To date we have not made any payments under this agreement.

   In December 1999 we entered into a loan agreement with Barry Cheskin in the amount of $72,881 in connection with Mr. Cheskin's exercise of stock options. This interest bearing note is to be repaid over 4 years.

   On January 25, 2000, we granted the following officers stock options to purchase common stock at an exercise price of $1.00 per share:

  . Barry Cheskin was granted 68,983 shares;

  . Daniel Balbierz was granted 33,000 shares;

  . Russell Johnson was granted 21,000 shares;

  . Marilynne Solloway was granted 33,000 shares; and

  . Ronald Steckel was granted 18,000 shares.

   In 1999 the board approved stock bonus programs for employees and officers of the company. These programs were created to provide employees and officers of the company a performance-based bonus determined in accordance with achievement of 1999 company and individual objectives in the form of grants of options or restricted stock out of the 1994 incentive stock plan. Following retirement of the 1994 incentive stock plan in connection with this offering, any future grants made from a similar bonus program, if any shall be made out of the 2000 plan. The 1999 bonus program was administered by our Chief Financial Officer. Eligibility to participate was based on the requirement that the employee be employed by us for no less than three months prior to December 31, 1999, and continued to be employed on the date of grant. Employees and officers were eligible to earn up to 10% of the number of options or restricted common stock, as the case may be, that they held as of December 31, 1999. Each officer who was granted restricted stock under this program was permitted to purchase the stock immediately upon grant, subject to the company's right of repurchase. This repurchase right lapses as to 25% of the stock each year on the anniversary dates following January 1, 2000, the vesting start date. In addition, each officer granted stock under this program has executed a full recourse promissory note to purchase their stock. These notes shall be forgiven as follows: 25% of the principal and accrued interest on the note shall be forgiven on each one year anniversary of January 1, 2000, the vesting start date.

   The awards granted under the stock bonus programs, up to an additional 10% of the number of options the individual employee or officer held at the end of the year, were based on the following criteria for both employees and officers: one half was based on our performance to objectives, the achievement of which, and the corresponding percentage allocation, was determined by our compensation committee in consultation with our Chief Executive Officer. In addition, for employee stock bonuses, the other half of the bonus was based on each employee's performance, as determined by his or her immediate supervisor and our Chief Executive Officer. For our officers the other half of the bonus was based on each officer's performance, as determined by our Chief Executive Officer and our compensation committee.

   On March 24, 2000, all employees as of October 1, 1999 were granted stock options at an exercise price of $1.67 per share under the employee stock bonus plan and the following officers were sold restricted stock under the officer bonus plan at a price of $1.67 per share:

  . Daniel Balbierz purchased 12,624 shares;

  . Barry Cheskin purchased 49,500 shares;

  . Russell Johnson purchased 11,100 shares;

  . Marilynne Solloway purchased 14,028 shares; and

  . Ronald Steckel purchased 11,124 shares.

   This restricted stock was paid through the issuance of full recourse promissory notes, which bear interest at the rate of 8% per annum, compounded semiannually, on the unpaid balance of such principal sum. The principal and interest under these notes become due and payable on the earlier of March 31, 2005, unless such amounts are forgiven in accordance with the following schedule: 25% of the loaned amount shall be forgiven on each twelve-month anniversary of the date when vesting begins, or the date of termination of the employment of the officer or services of the director. These shares are subject to repurchase by us at the original issuance price in the event of the termination of employment or consulting relationship with us. This right of repurchase lapses in regards to 1/4th of the shares each annual anniversary beginning on January 1, 2001.

   On March 24, 2000, in connection with their initial hire we granted the following officers options to purchase common stock at an exercise price of $1.67 per share:

  . Vicki Hacker was granted 96,000 shares; and

  . David Martin was granted 180,000 shares.

   On May 17, 2000, we granted John Gilbert options to purchase 25,000 shares of common stock at an exercise price of $3.33 per share.

   Nissho Iwai Corporation is both a 5% stockholder of ours and our distribution partner in Japan, Korea and Taiwan. Nissho Iwai Corporation purchased 317,514 shares of our Series D preferred stock for $2,250,000 and Nissho Iwai American Corporation, which is affiliated with Nissho Iwai Corporation, purchased 218,182 shares of Series E preferred stock for $1,000,002.

   See "Management--Executive Compensation" for description of employment agreements with some of our executive officers which provide for the payment of severance or the acceleration of unvested stock and options in some circumstances.

Indemnification of Directors and Executive Officers

   We have entered into indemnification agreements with our officers and directors containing provisions which may require us, among other things, to indemnify our officers and directors against a number of liabilities that may arise by reason of their status or service as officers or directors (other than liabilities arising from willful misconduct of a culpable nature) and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

                             PRINCIPAL STOCKHOLDERS

   The following tables set forth information about the beneficial ownership of our common stock on March 31, 2000, and as adjusted to reflect the sale of the shares of common stock in this offering, by:

  . each named executive officer;

  . each of our directors;

  . each person known to us to be the beneficial owner of more than 5% of our common stock; and

  . all of our executive officers and directors as a group.

   Unless otherwise noted below, the address of each beneficial owner noted on the table is c/o RITA Medical Systems, Inc., 967 North Shoreline Blvd., Mountain View, California 94043.

   We have determined beneficial ownership in accordance with the rules of the Securities and Exchange Commission. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the tables below have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws. We have based our calculation of the percentage of beneficial ownership on 10,138,948 shares of common stock outstanding on March 31, 2000 and 13,538,948 shares of common stock outstanding upon completion of this offering.

   In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed outstanding shares of common stock subject to options held by that person that are currently exercisable or exercisable within 60 days of March 31, 2000. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person. Asterisks represent beneficial ownership of less than one percent.

Executive Officers and Directors

                                                                                         Options
                                                Percent of Common Stock     Number of  Exercisable
                                                   Beneficially Owned         Shares    Within 60
                           Number of Shares  ------------------------------ Subject to   Days of
  Name and Address of      of Common Stock                                  Repurchase  March 31,
    Beneficial Owner      Beneficially Owned Before Offering After Offering  by us(1)     2000
------------------------  ------------------ --------------- -------------- ---------- -----------
Janet Effland(2)........      1,963,635           19.4%           14.5%          --          --
Scott Halsted(3)........      1,636,362           16.1            12.1           --          --
Barry Cheskin...........        519,794            5.0             3.8        49,500     170,297
Gordon Russell(4).......         97,375            1.0               *           --       15,156
Daniel Balbierz.........         75,608              *               *        12,624      62,984
Marilynne Solloway......         74,019              *               *        14,028      10,829
Ronald Steckel..........         73,051              *               *        11,124      46,927
Russell Johnson.........         69,975              *               *        11,100      25,875
Vincent Bucci...........         17,750              *               *           --        8,750
All directors and
 executive officers as a
 group (10 persons).....      4,497,569           44.4            33.2           --      340,818

--------
*Less than 1% of the outstanding shares of common stock.

(1) Our right to repurchase these shares shall lapse as to 1/4th of these shares on each annual anniversary beginning January 1, 2001.

(2) Includes 1,607,489 shares, 336,623 shares and 19,523 shares held by APA Excelsior V, L.P., The P/A Fund III, L.P. and Patricof Private Investment Club II, L.P., respectively. Janet Effland, a director of RITA, is a Managing Director of Patricof & Co. Ventures, Inc. Ms. Effland disclaims beneficial ownership of the shares held by these entities except to the extent of her proportional interest in the entities.

(3) Includes 1,435,988 shares, 62,500 shares and 137,874 shares held by Morgan Stanley Venture Partners III, L.P., Morgan Stanley Venture Investors III, L.P. and The Morgan Stanley Venture Partners Entrepreneur Fund, L.P., respectively. Scott Halsted, a director of RITA, is a General Partner of Morgan Stanley Dean Witter Venture Partners. Mr. Halsted disclaims beneficial ownership of the shares held by these entities except to the extent of his proportional interest in the entities.

(4) Includes 82,219 shares held by The Gordon Russell Trust, of which Mr. Russell is trustee. Mr. Russell disclaims beneficial ownership of the shares held by this entity except to the extent of his proportional interest in the entity. Excludes shares held by entities affiliated with Sequoia Capital, of which Mr. Russell is a former general partner. Mr. Russell disclaims beneficial ownership of such shares except to the extent of his proportional interest in these entities.

5% Stockholders

                                                   Percent of Common Stock
                                                      Beneficially Owned
                              Number of Shares  ------------------------------
    Name and Address of       of Common Stock
      Beneficial Owner       Beneficially Owned Before Offering After Offering
---------------------------- ------------------ --------------- --------------
Entities affiliated with
 Patricof & Co. Ventures,
 Inc.(1)....................     1,963,635           19.4%           14.5%
 2100 Geng Road, Suite 150
 Palo Alto, California 94303

Entities affiliated with
 Morgan Stanley
 Dean Witter Venture
  Partners(2)...............     1,636,362           16.1            12.1
 3000 Sand Hill Road
 Building 4, Suite 250
 Menlo Park, CA 94025

Entities affiliated with
 BankAmerica Ventures(3)....       872,727            8.6             6.4
 950 Tower Lane, Suite 700
 Foster City CA 94404

Entities affiliated with
 Sequoia Capital(4).........       827,718            8.2             6.1
 3000 Sand Hill Road
 Building 4, Suite 280
 Menlo Park, CA 94025

Entities affiliated with
 Delphi Ventures(5).........       701,048            6.9             5.2
 3000 Sand Hill Road
 Building 1, Suite 135
 Menlo Park, CA 94025

Mohr, Davidow Ventures III,
 L.P.(6)....................       701,053            6.9             5.2
 2775 Sand Hill Road, Suite
  240
 Menlo Park, CA 94025

Entities affiliated with
 Nissho Iwai
 Corporation(7).............       535,696            5.3             4.0
 c/o Nissho Iwai American
  Corporation
 44 Montgomery Street, Suite
  2150
 San Francisco, CA 94104

Barry Cheskin(8)............       519,794            5.0             3.8

--------
(1) Includes 1,607,489 shares, 336,623 shares and 19,523 shares held by APA Excelsior V, L.P., The P/A Fund III, L.P. and Patricof Private Investment Club II, L.P., respectively. Janet Effland, a director of RITA, is a Managing director of Patricof & Co. Ventures, Inc. The other general partners of APA Excelsior V, L.P., the P/A Fund III, L.P. and Patricof Private Investment Club II, L.P are Gregory M. Case, Robert M. Chefitz, Thomas P. Hirschfeld, George M. Jenkins, David A. Landau, Alan J. Patricof, George D. Phipps, Lori G. Rafield, Ph.D, Salem D. Shuchman and Paul A. Vais. In addition, the P/A Fund III, L.P. is co-managed by Adams Capital Management whose general partners are Joe Adams and William Hulley. Ms. Effland disclaims beneficial ownership of the shares held by these entities except to the extent of her proportional interest in the entities.
(2) Includes 1,435,988 shares, 62,500 shares and 137,874 shares held by Morgan Stanley Venture Partners III, L.P., Morgan Stanley Venture Investors III, L.P. and The Morgan Stanley Venture Partners Entrepreneur Fund, L.P., respectively. Scott Halsted, a director of RITA, is a general partner of Morgan Stanley Dean Witter Venture Partners and is the only general partner who controls these funds. Mr. Halsted disclaims beneficial ownership of the shares held by these entities except to the extent of his proportional interest in the entities.
(3) Includes 130,909 shares and 741,818 shares held by Bank of America Ventures and BA Venture Partners IV, respectively. The general partners of both Bank of America Ventures and BA Venture Partners IV are Kate Mitchell, Robert Obuch, Rory O'Driscoll, Louis Bock, Mark Brooks and John Dougery.
(4) Includes 753,229 shares, 41,384 shares, 23,215 shares and 9,890 shares held by Sequoia Capital VI, Sequoia Technology Partners VI, Sequoia 1995, L.L.C. and Sequoia XXIV, respectively. The general partners of Sequoia Capital VI are Pierre Lamond, Douglas Leone, J. Thomas McMurray, Michael Moritz, Mark Stevens, Thomas F. Stephenson and Donald T. Valentine. The general partners of Sequoia Technology Partners VI are Douglas, Leone, J. Thomas McMurray, Michael Moritz, Mark Stevens and Thomas F. Stephenson.
(5) Includes 2,308 shares and 698,740 shares held by Delphi BioInvestments II, L.P. and Delphi Ventures II, L.P., respectively. The general partners of Delphi BioInvestments II, L.P. and Delphi Ventures II, L.P. are James J. Bochnowski, David L. Douglass and Donald J. Lothrop.
(6) Mohr, Davidow Ventures III, L.P. is managed by WLPJ Partners whose general partners are William J. Davidow, Lawrence G. Moore, Jr., Nancy J. Schoendors and Jonathan D. Selber.
(7) Includes 317,514 shares and 218,182 shares hold by Nissho Iwai Corporation and Nissho Iwai American Corporation, respectively.
(8) Includes 49,500 shares subject to repurchase by us at the original issuance price in the event of termination of employment or consulting relationship with us. The right of repurchase lapses as to 1/4th of these shares on each annual anniversary beginning January 1, 2001. Also includes 170,297 shares issuable upon exercise of options exercisable within 60 days of March 31, 2000.

                          DESCRIPTION OF CAPITAL STOCK

   Upon the completion of this offering, we will be authorized to issue 100,000,000 shares of common stock, $0.001 par value, and 2,000,000 shares of undesignated preferred stock, $0.001 par value. The following description of our capital stock does not purport to be complete and is qualified in its entirety by our certificate of incorporation and bylaws, which are included as exhibits to the registration statement of which this prospectus forms a part.

Common Stock

   As of March 31, 2000, there were 10,138,948 shares of common stock outstanding and held by 123 stockholders of record, assuming the automatic conversion of each outstanding share of preferred stock upon the closing of this offering. In addition, as of March 31, 2000, there were 1,855,616 shares of common stock subject to outstanding options and 253,042 shares of common stock subject to outstanding warrants. After this offering, there will be 13,538,948 shares of our common stock outstanding and 14,048,948 shares if the underwriters exercise their over-allotment option in full.

   The holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders, including the election of directors. There are no cumulative voting rights and therefore, the holders of a plurality of the shares of common stock voting for the election of directors may elect all of our directors standing for election. Subject to preferences that may be applicable to any then outstanding preferred stock, holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the board of directors out of funds legally available for that purpose. See "Dividend Policy." In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities subject to the prior rights of the preferred stock then outstanding. Holders of common stock have no preemptive or conversion rights or other subscription rights and there are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and non-assessable, and the shares of common stock to be issued upon completion of this offering will be fully paid and non-assessable.

Preferred Stock

   Upon the closing of the offering, all outstanding shares of preferred stock will be converted into an aggregate of 8,934,628 shares of common stock and automatically retired. Thereafter, the board of directors will have the authority, without further action by the stockholders, to issue up to 2,000,000 shares of preferred stock in one or more series and to designate the rights, preferences, privileges and restrictions of each such series. The issuance of preferred stock could have the effect of restricting dividends on the common stock, diluting the voting power of the common stock, impairing the liquidation rights of the common stock or delaying or preventing our change in control without further action by the stockholders. We have no present plans to issue any additional shares of preferred stock.

Warrants

   As of March 31, 2000, we had 17 warrants outstanding entitling the holders to purchase an aggregate of 253,042 shares of common stock at a weighted average exercise price of $4.66 per share, as adjusted to reflect the automatic conversion of preferred stock into common stock upon the closing of the offering. Of these warrants, warrants to purchase a total of 157,042 shares of common stock at a weighted average exercise price of $4.70 per share will terminate upon the completion of this offering, if not exercised prior to that time.

Registration Rights

   After the offering, the holders of 8,934,628 shares of common stock and warrants to purchase 253,042 shares of common stock (the "registrable securities") are entitled to have their shares registered by us under the Securities Act under the terms of an agreement between us and the holders of the registrable securities. Subject to limitations specified in the agreement, these registration rights include the following:

  . The holders of at least 40% of the registrable securities may require, on two occasions beginning on the earlier of (i) June 30, 2000, or (ii) six months after the date of this prospectus, that we use our best efforts to register the registrable securities for public resale, provided that the aggregate offering price for such registrable securities is more than $7,500,000. This right is subject to the ability of the underwriters to limit the number of shares included in the offering in view of market conditions.

  . If we register any common stock, either for our own account or for the account of other security holders, the holders of registrable securities are entitled to include their shares of common stock in such registration. This right is subject to the ability of the underwriters to limit the number of shares included in the offering in view of market conditions.

  . Once we become eligible to file a registration statement on From S-3, the holders of at least 25% of the then outstanding registrable securities may require us to register all or a portion of their registrable securities on a registration statement on Form S-3, provided that the proposed aggregate offering price is more than $1,000,000. The holders of registrable securities may only exercise these Form S-3 registration rights three times.

   All registration rights terminate on the date five years after the completion of this offering, or, with respect to any holder, at such time as the holder can sell all of the holder's shares in any three month period under Rule 144 of the Securities Act.

Delaware Anti-Takeover Law and Provisions of our Certificate of Incorporation and Bylaws

   Provisions of Delaware law and our certificate of incorporation and bylaws could make more difficult our acquisition by a third party and the removal of our incumbent officers and directors. These provisions, summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of RITA to first negotiate with us. We believe that the benefits of increased protection of our ability to negotiate with the proponent of an unfriendly or unsolicited acquisition proposal outweigh the disadvantages of discouraging such proposals because, among other things, negotiation could result in an improvement of their terms.

   We are subject to Section 203 of the Delaware General Corporation Law, which regulates corporate acquisitions. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years following the date the person became an interested stockholder, unless:

  . the board of directors approved the transaction in which such stockholder became an interested stockholder prior to the date the interested stockholder attained such status;

  . upon consummation of the transaction that resulted in the stockholder's becoming an interested stockholder, he or she owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares owned by persons who are directors and also officers; or

  . on or subsequent to such date the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders.

   A business combination generally includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. In general, an interested stockholder is a person who, together with affiliates and associates, owns, or within three years prior to the determination of interested stockholder status, did own, 15% or more of a corporation's voting stock.

   Our certificate of incorporation and bylaws do not provide for the right of stockholders to act by written consent without a meeting or for cumulative voting in the election of directors. In addition, our certificate of incorporation permits the board of directors to issue preferred stock with voting or other rights without any stockholder action. Our certificate of incorporation and bylaws also provide that our board of directors will be divided into three classes, with each class serving staggered three year terms. These provisions, some of which require the vote of stockholders holding at least 66 2/3% of the outstanding common stock to amend, may have the effect of deterring hostile takeovers or delaying changes in our management. Our bylaws establish procedures, including advance notice procedures with regard to stockholder proposals at stockholder meetings, and with regard to the nomination, other than by or at the direction of the board of directors, of candidates for election as directors.

Limitation of Liability and Indemnification Matters

   Our certificate of incorporation limits the liability of directors to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except liability for:

  . any breach of their duty of loyalty to us or our stockholders;

  . acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

  . unlawful payments of dividends or unlawful stock repurchases or redemptions as provided by Section 174 of the Delaware Law; or

  . any transaction from which the director derived an improper personal benefit.

   Such limitation of liability does not apply to liabilities arising under the federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission. Our certificate of incorporation and bylaws provide that we shall indemnify our directors and executive officers and may indemnify our other officers and employees and other agents to the fullest extent permitted by the Delaware law. Our bylaws also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in such capacity, regardless of whether the bylaws would permit indemnification.

   We have entered into agreements to indemnify our directors and executive officers in addition to indemnification provided for in our bylaws. These agreements, among other things, provide for indemnification of our directors and executive officers for expenses specified in the agreements, including attorneys' fees, judgments, fines and settlement amounts incurred by any such person in any action or proceeding arising out of such person's services as our director or executive officer, any subsidiary of ours or any other entity to which the person provides services at our request. In addition, we maintain directors' and officers' insurance. We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers.

   At present, we are not aware of any pending or threatened litigation or proceeding involving a director, officer, employee or agent in which indemnification would be required or permitted. We are not aware of any threatened litigation or proceeding that might result in a claim for such indemnification.

Transfer Agent and Registrar

   The transfer agent and registrar for the common stock is U.S. Stock Transfer Corporation.

                        SHARES ELIGIBLE FOR FUTURE SALE

   Prior to this offering there has been no public market for our common stock, and no predictions can be made regarding the effect, if any, that market sales of shares or the availability of shares for sale will have on the market price prevailing from time to time. As described below, only a limited number of shares will be available for sale shortly after this offering due to contractual and legal restrictions that apply to resale. Nevertheless, sales of our common stock in the public market after the restrictions lapse, or the perception that such sales may occur, could adversely affect the prevailing market price.

Sale of Restricted Shares and Lock-Up Agreements

   Upon completion of this offering, we will have an aggregate of 13,538,948 outstanding shares of common stock or 14,048,948 shares if the underwriters exercise the over-allotment option in full. Of these shares, the 3,400,000 shares sold in the offering, plus any shares issued upon exercise of the underwriters' overallotment option, will be freely tradable without restriction under the Securities Act, unless purchased by our "affiliates" as that term is defined in Rule 144 under the Securities Act. In general, affiliates include officers, directors or 10% stockholders.

   The remaining 10,138,948 shares outstanding are "restricted securities" within the meaning of Rule 144. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Rules 144, 144(k) or 701 promulgated under the Securities Act, which are summarized below. Sales of the restricted securities in the public market, or the availability of such shares for sale, could adversely affect the market price of the common stock.

   Our directors, officers and substantially all of our stockholders have entered into lock-up agreements in connection with this offering generally providing that they will not offer, sell, contract to sell or grant any option to purchase or otherwise dispose of our common stock or any securities exercisable for or convertible into our common stock owned by them for a period of 180 days after the date of this prospectus without the prior written consent of Salomon Smith Barney. Notwithstanding possible earlier eligibility for sale under the provisions of Rules 144, 144(k) and 701, shares subject to lock-up agreements will not be salable until such agreements expire or are waived by Salomon Smith Barney. Taking into account the lock-up agreements, and assuming Salomon Smith Barney does not release stockholders from these agreements, the following shares will be eligible for sale in the public market at the following times:

  . Beginning on the effective date of this prospectus, the 3,400,000 shares sold in the offering will be immediately available for sale in the public market.

  . Beginning 90 days after the effective date, approximately 129,550 shares will be eligible for sale.

  . Beginning 180 days after the effective date, approximately all of the remaining 10,138,948 shares will be eligible for sale.

Rule 144

   In general, under Rule 144 as currently in effect, after the expiration of the lock-up agreements, a person who has beneficially owned restricted securities for at least one year would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

  . one percent of the number of shares of common stock then outstanding; or

  . the average weekly trading volume of the common stock during the four calendar weeks preceding the sale.

   Sales under Rule 144 are also subject to requirements with respect to manner of sale, notice, and the availability of current public information about us. Under Rule 144(k), a person who is not deemed to have been our affiliate at anytime during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

   Rule 701, as currently in effect, permits our employees, officers, directors or consultants who purchased shares pursuant to a written compensatory plan or contract to resell such shares in reliance upon Rule 144 but without compliance with specific restrictions. Rule 701 provides that affiliates may sell their Rule 701 shares under Rule 144 without complying with the holding period requirement and that non-affiliates may sell such shares in reliance on Rule 144 without complying with the holding period, public information, volume limitation or notice provisions of Rule 144.

   In addition, we intend to file registration statements under the Securities Act as promptly as possible after the effective date to register shares to be issued pursuant to our employee benefit plans. As a result, any options or rights exercised under the 2000 stock plan, the 1994 incentive stock plan, the 2000 employee stock purchase plan, the 2000 directors' stock option plan or any other benefit plan after the effectiveness of the registration statements will also be freely tradable in the public market. However, such shares held by affiliates will still be subject to the volume limitation, manner of sale, notice and public information requirements of Rule 144 unless otherwise resalable under Rule 701.

          UNITED STATES TAX CONSEQUENCES TO NON-UNITED STATES HOLDERS

   The following is a general discussion of the material United States federal income tax consequences of the ownership and disposition of our common stock to a non-United States holder. As used in this prospectus, the term non-United States holder is a person other than:

  . a citizen or individual resident of the United States for United States federal income tax purposes;

  . a corporation or other entity taxable as a corporation created or organized in or under the laws of the United States or any political subdivision of the United States;

  . an estate whose income is included in gross income for United States federal income tax purposes regardless of its source; or

  . a trust, in general, if it is subject to the primary supervision of a court within the United States and which has one or more United States persons who have the authority to control all substantial decisions of the trust.

   This discussion does not address all aspects of United States federal income taxation that may be relevant in light of a non-United States holder's particular facts and circumstances, such as being a United States expatriate, and does not address any tax consequences arising under the laws of any state, local or non-United States taxing jurisdiction. Furthermore, the following discussion is based on current provisions of the Internal Revenue Code of 1986, as amended, and administrative and judicial interpretations thereof, all as in effect on the date hereof, and all of which are subject to change, possibly with retroactive effect. Accordingly, each non-United States holder should consult a tax advisor regarding the United States federal, state, local and non-United States income and other tax consequences of acquiring, holding and disposing of shares of our common stock.

Dividends

   We have never paid dividends on our capital stock and do not anticipate paying any cash dividends in the foreseeable future. In the event, however, that we do pay dividends on our common stock, any dividend paid to a non-United States holder of common stock generally will be subject to United States withholding tax either at a rate of 30% of the gross amount of the dividend or such lower rate as may be specified by an applicable tax treaty. Dividends received by a non-United States holder that are effectively connected with a United States trade or business conducted by the non-United States holder are exempt from such withholding tax. However, those effectively connected dividends, net of certain deductions and credits, are taxed at the same graduated rates applicable to United States persons.

   In addition to the graduated tax described above, dividends received by a corporate non-United States holder that are effectively connected with a United States trade or business of the corporate non-United States holder may also be subject to a branch profits tax at a rate of 30% or such lower rate as may be specified by an applicable tax treaty.

   A non-United States holder of common stock that is eligible for a reduced rate of withholding tax pursuant to a tax treaty may obtain a refund of any excess amounts currently withheld by filing an appropriate claim for refund with the Internal Revenue Service.

Gain on Disposition of Common Stock

   A non-United States holder generally will not be subject to United States federal income tax on any gain realized upon the sale or other disposition of our common stock unless:

  . the gain is effectively connected with a United States trade or business of the non-United States holder (which gain, in the case of a corporate non-United States holder, must also be taken into account for branch profits tax purposes);

  . the non-United States holder is an individual who holds his or her common stock as a capital asset (generally, an asset held for investment purposes) and who is present in the United States for a period or periods aggregating 183 days or more during the calendar year in which the sale or disposition occurs and certain other conditions are met; or

  . we are or have been a "United States real property holding corporation" for United States federal income tax purposes at any time within the shorter of the five-year period preceding the disposition or the holder's holding period for our common stock. We have determined that we are not and do not believe that we will become a "United States real property holding corporation" for United States federal income tax purposes.

Backup Withholding and Information Reporting

   Generally, we must report annually to the IRS the amount of dividends paid, the name and address of the recipient, and the amount, if any, of tax withheld. A similar report is sent to the holder. Pursuant to tax treaties or other agreements, the IRS may make its reports available to tax authorities in the recipient's country of residence.

   Dividends paid to a non-United States holder at an address within the United States may be subject to backup withholding at a rate of 31% if the non-United States holder fails to establish that it is entitled to an exemption or to provide a correct taxpayer identification number and other information to the payer. Backup withholding generally will not apply to dividends paid to non-United States holders at an address outside the United States on or prior to December 31, 2000 unless the payer has knowledge that the payee is a United States person. Under recently finalized Treasury Regulations regarding withholding and information reporting, payment of dividends to non-United States holders at an address outside the United States after December 31, 2000 may be subject to backup withholding at a rate of 31% unless such non-United States holder satisfies various certification requirements.

   Under current Treasury Regulations, the payment of the proceeds of the disposition of common stock to or through the United States office of a broker is subject to information reporting and backup withholding at a rate of 31% unless the holder certifies its non-United States status under penalties of perjury or otherwise establishes an exemption. Generally, the payment of the proceeds of the disposition by a non-United States holder of common stock outside the United States to or through a foreign office of a broker will not be subject to backup withholding but will be subject to information reporting requirements if the broker is:

  . a United States person;

  . a "controlled foreign corporation" for United States federal income tax purposes; or

  . a foreign person 50% or more of whose gross income for certain periods is from the conduct of a United States trade or business unless the broker has documentary evidence in its files of the holder's non-United States status and certain other conditions are met, or the holder otherwise establishes an exemption. Neither backup withholding nor information reporting generally will apply to a payment of the proceeds of a disposition of common stock by or through a foreign office of a foreign broker not subject to the preceding sentence.

   In general, the recently promulgated final Treasury Regulations, described above, do not significantly alter the substantive withholding and information reporting requirements but would alter the procedures for claiming benefits of an income tax treaty and change the certifications procedures relating to the receipt by intermediaries of payments on behalf of the beneficial owner of shares of common stock. Non-United States holders should consult their tax advisors regarding the effect, if any, of those final Treasury Regulations on an investment in our common stock. Those final Treasury Regulations generally are effective for payments made after December 31, 2000.

   Backup withholding is not an additional tax. Rather, the United States income tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund may be obtained, provided that the required information is furnished to the IRS.

                                  UNDERWRITING

   Subject to the terms and conditions of an underwriting agreement, each underwriter named below has agreed to purchase, and we have agreed to sell to each underwriter, the number of shares set forth opposite the name of that underwriter.

                                                                        Number
   Name                                                                of shares
   ----                                                                ---------
   Salomon Smith Barney Inc. .........................................
   FleetBoston Robertson Stephens Inc. ...............................
                                                                         ----
     Total ...........................................................
                                                                         ----

   The underwriting agreement provides that the obligations of the underwriters to purchase the shares included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the shares of common stock, other than those covered by the over-allotment option described below, if they purchase any of the shares.

   The underwriters, for whom Salomon Smith Barney Inc. and FleetBoston Robertson Stephens Inc. are acting as representatives, propose to offer some of the shares directly to the public at the public offering price set forth on the cover page of this prospectus and some of the shares to dealers at the public
offering price less a concession not in excess of $      per share. The
underwriters may allow, and the dealers may reallow, a concession not in excess
of $      per share on sales to other dealers. If all of the shares are not sold at the initial offering price, the representatives may change the public offering price and the other selling terms. The representatives have advised us that the underwriters do not intend to confirm any sales to any accounts over which they exercise discretionary authority.

   We have granted to the underwriters an option, exercisable for 30 days from
the date of this prospectus, to purchase up to        additional shares of
common stock at the public offering price less the underwriting discount. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, in connection with this offering. To the extent the option is exercised, each underwriter must, subject to specified conditions, purchase a number of additional shares approximately proportionate to that underwriter's initial purchase commitment.

   At our request, the underwriters have reserved for sale, at the initial public offering price, up to seven percent of the common shares to be sold in this offering to our directors, officers and employees, as well as to clients, vendors and individuals associated with us. The number of shares available for sale to the general public will be reduced to the extent that any reserve shares are purchased. Any reserved shares not purchased will be offered by the underwriters on the same terms as the other shares offered by this prospectus. We have agreed to indemnify the underwriters against some liabilities and expenses, including liabilities under the Securities Act of 1933, in connection with sales of the directed shares.

   We, our officers and directors and holders of substantially all of our existing outstanding stock have agreed that, for a period of 180 days from the date of this prospectus, we will not, without the prior written consent of Salomon Smith Barney Inc., dispose of or hedge, any shares of our common stock or any securities convertible into or exchangeable for common stock. Salomon Smith Barney Inc. in its sole discretion may release any of the securities subject to these lock-up agreements at any time without notice.

   Prior to this offering, there has been no public market for our common stock. Consequently, the initial offering price for our shares will be determined by negotiation among us and the representatives. Among the factors considered in determining the initial public offering price will be our record of operations, our current financial condition, our future prospects, our markets, the economic conditions in and future prospects for the industry in which we compete, our management, and currently prevailing general conditions in the equity securities markets, including current market valuations of publicly traded companies considered comparable to us. There can be no assurance, however, that the prices at which our shares will sell in the public market after this offering will not be lower than the price at which they are sold by the underwriters or that an active trading market in our common stock will develop and continue after this offering.

   We have applied to have our common stock included for quotation on the Nasdaq National Market under the symbol "RITA."

   The following table shows the underwriting discounts and commissions to be paid to the underwriters by us in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase additional shares of common stock.

                                                               Paid by RITA
                                                          ----------------------
                                                             No
                                                          Exercise Full Exercise
                                                          -------- -------------
   Per share.............................................  $            $
   Total.................................................  $            $

   In connection with the offering, Salomon Smith Barney Inc., on behalf of the underwriters, may purchase and sell shares of common stock in the open market. These transactions may include over-allotment, syndicate covering transactions and stabilizing transactions. Over-allotment involves syndicate sales of common stock in excess of the number of shares to be purchased by the underwriters in this offering, which creates a syndicate short position. Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions. Stabilizing transactions consist of certain bids or purchases of common stock made to prevent or retard a decline in the market price of the common stock while the offering is in progress.

   The underwriters may also impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from an underwriter when Salomon Smith Barney Inc., in covering syndicate short positions or making stabilizing purchases, repurchases shares originally sold by that underwriter.

   Any of these activities may cause the price of the common stock to be higher than the price that would otherwise exist in the open market in the absence of these transactions. These transactions may be effected on the Nasdaq National Market or in the over-the-counter market, or otherwise and, if commenced, may be discontinued at any time.

   We estimate that the total expenses, excluding underwriting discounts and commissions, of this offering will be approximately $1,200,000. The offering expenses include the SEC registration fee Nasdaq filing fee, printing and engraving expenses, legal fees and expenses, accounting fees and expenses, transfer agent and registration fees and miscellaneous fees and expenses.

   The representatives or their respective affiliates may, in the future, perform various investment banking and advisory services for us from time to time, for which they will receive customary fees. The representatives may, from time to time, engage in transactions with and perform services for us in the ordinary course of business.

   We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriters may be required to make in respect of any of those liabilities.

                                 LEGAL MATTERS

   Various legal matters with respect to the validity of our common stock offered by this prospectus will be passed upon for us by Venture Law Group, A Professional Corporation, 2800 Sand Hill Road, Menlo Park, California 94025. Mark Weeks, a Director of Venture Law Group, is our Secretary. Legal matters with respect to information contained in this prospectus under the captions "Risk Factors--We are currently involved in a patent interference action, and if we do not prevail in this action, our business could suffer," "--Patents and other proprietary rights provide uncertain protections, and we may be unable to protect our intellectual property," and "--Because the medical device industry is characterized by competing intellectual property, we may be sued for violating the intellectual property rights of others," and "Business--Patents and Proprietary Technology" will be passed upon for us by Wilson Sonsini Goodrich & Rosati, Professional Corporation, 650 Page Mill Road, Palo Alto, California 94304, patent counsel to us. Legal matters with respect to information contained in the prospectus under the captions "Risk Factors -- Complying with the FDA and other domestic and international regulatory authorities is an expensive and time-consuming process, and any failure to comply could result in substantial penalties, "Product introductions may be delayed or canceled as a result of the FDA regulatory process which could cause our sales to be below expectations," and "Business--Government Regulation" will be passed upon for us by Olsson, Frank and Weeda, P.C., 1400 Sixteenth Street, N.W., Suite 6400, Washington, D.C. 20036. Certain legal matters in connection with this offering will be passed upon for the underwriters by Cravath, Swaine & Moore, Worldwide Plaza, 825 Eighth Avenue, New York, New York 10019-7475. Mark Weeks, employees of Venture Law Group and an investment partnership affiliated with Venture Law Group collectively own a total of 20,046 shares of our common stock. Two partners of Wilson Sonsini Goodrich & Rosati and two investment partnerships affiliated with Wilson Sonsini Goodrich & Rosati collectively own a total of 21,765 shares of our common stock, including an option to purchase 6,000 shares at an exercise price of $1.00 per share.

                                    EXPERTS

   The financial statements as of December 31, 1998 and 1999 and for each of the three years in the period ended December 31, 1999, included in this prospectus, have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of the firm as experts in auditing and accounting.

   The statements set forth in the prospectus under the captions "Risk Factors--We are currently involved in a patent interference action, and if we do not prevail in this action, our business could suffer," "--Patents and other proprietary rights provide uncertain protections, and we may be unable to protect our intellectual property" and"--Because the medical device industry is characterized by competing intellectual property, we may be sued for violating the intellectual property rights of others," and "Business--Patents and Proprietary Technology" have been reviewed and approved by Wilson Sonsini Goodrich & Rosati, a Professional Corporation, patent counsel to RITA, as experts in such matters, and are included herein in reliance upon its review and approval.

                   WHERE YOU CAN FIND ADDITIONAL INFORMATION

   We have filed a registration statement on Form S-1 with the Securities and Exchange Commission under the Securities Act with respect to the shares of common stock offered in this offering. This prospectus, which is a part of the registration statement, does not contain all of the information set forth in the registration statement, or the exhibits which are part of the registration statement, parts of which are omitted as permitted by the rules and regulations of the Securities and Exchange Commission. For further information about us and the shares of our common stock to be sold in this offering, please refer to the registration statement and the exhibits which are part of the registration statement. Statements contained in this prospectus as to the contents of any contract or any other document are not necessarily complete. Each statement in this prospectus regarding the contents of the referenced contract or other document is qualified in all respects by our reference to the copy filed with the registration statement.

   For further information about us and our common stock, we refer you to our registration statement and its attached exhibits, copies of which may be inspected without charge at the Securities and Exchange Commission's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the Commission located at Seven World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You can request copies of these documents by writing to the Securities and Exchange Commission and paying a duplicating fee. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information about the public reference rooms. The Commission maintains a World Wide Web site on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

   Upon completion of this offering, we will become subject to the information and periodic reporting requirements of the Exchange Act and, in accordance therewith, will file periodic reports, proxy and information statements and other information with the Commission. Our periodic reports, proxy and information statements and other information will be available for inspection and copying at the regional offices, public references facilities and Web site of the Commission referred to above.

   We intend to furnish our stockholders with annual reports containing audited financial statements and an opinion thereon expressed by independent certified public accountants. We also intend to furnish other reports as we may determine or as required by law.

                           RITA MEDICAL SYSTEMS, INC.

                         INDEX TO FINANCIAL STATEMENTS

                                                                            Page
                                                                            ----
Report of Independent Accountants.......................................... F-2
Balance Sheets............................................................. F-3
Statements of Operations and Comprehensive Loss............................ F-4
Statements of Stockholders' Deficit........................................ F-5
Statements of Cash Flows................................................... F-6
Notes to Financial Statements.............................................. F-7

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of RITA Medical Systems, Inc.

   The reincorporation described in Note 11 to the financial statements has not been consummated at the date of our opinion. When it has been consummated, we will be in a position to furnish the following report:

   "In our opinion, the accompanying balance sheets and the related statements of operations and comprehensive loss, of stockholders' deficit and of cash flows present fairly, in all material respects, the financial position of RITA Medical Systems, Inc. at December 31, 1998 and 1999, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above."

San Jose, California
April 10, 2000, except for
Note 11, for which the
date is    , 2000

                           RITA Medical Systems, Inc.
                                 Balance Sheets
                                 (in thousands)

                                                                     Pro Forma
                                                                   Stockholders'
                                      December 31,                   Equity at
                                    ------------------  March 31,    March 31,
                                      1998      1999      2000         2000
                                    --------  --------  ---------  -------------
                                                              (unaudited)
Assets
Current assets:
 Cash and cash equivalents........  $  5,322  $  7,067   $  9,772
 Marketable securities............     2,322     5,086      2,237
 Accounts receivable, net of
  allowance for doubtful accounts
  of $29, $54 and $63 at December
  31, in 1998 and 1999 and March
  31, 2000, respectively..........       288     1,149      1,434
 Inventories, net.................       252       845        883
 Prepaid assets and other current
  assets..........................       558       616        600
                                    --------  --------   --------
   Total current assets...........     8,742    14,763     14,926
Property, plant and equipment,
 net..............................       248       875        939
Other assets......................        19        67         65
                                    --------  --------   --------
   Total assets...................  $  9,009  $ 15,705   $ 15,930
                                    ========  ========   ========
Liabilities, Convertible Preferred
 Stock and Stockholders' Equity
 (Deficit)
Current Liabilities:
 Accounts payable.................  $    210  $    892   $    779
 Accrued liabilities..............       964       956      1,067
 Current portion of term loan.....       --        312        818
 Current portion of capital lease
  obligations.....................         8       166        263
                                    --------  --------   --------
   Total current liabilities......     1,182     2,326      2,927
Long-term notes payable...........        --     1,091      1,987
Revolving term loan...............        --       532      1,002
Capital lease obligations, net of
 current portion..................        --       231        336
                                    --------  --------   --------
   Total liabilities..............     1,182     4,180      6,252
                                    --------  --------   --------

Commitments and contingency (Note
 5)

Convertible preferred stock,
 $0.001 par value;
 Authorized: 13,725 shares at
  December 31, 1998 and 15,166
  shares at December 31, 1999 and
  March 31, 2000
 Issued and outstanding: 6,398
  shares at December 31, 1998,
  8,580 shares at December 31,
  1999 and March 31, 2000
  (unaudited) and none pro forma
  (Liquidation value: $38,383)....    27,964    37,911     37,910    $    --
 Preferred stock warrants (Note
  6)..............................       373       605        605         --
                                    --------  --------   --------    --------
Stockholders' equity (deficit):
 Common stock, $0.001 par value
  Authorized: 30,000 shares
  Issued and outstanding: 778
   shares at December 31, 1998,
   927 shares at December 31,
   1999, 1,204 shares at March
   31, 2000 (unaudited) and
   10,139 shares pro forma
   (unaudited)....................         1         1          1          10
 Additional paid-in capital.......     1,538     3,651     10,034      48,540
 Deferred stock-based
  compensation....................      (933)   (1,935)    (6,421)     (6,421)
 Stockholder note receivable......       --        (73)      (238)       (238)
 Accumulated other comprehensive
  income (loss)...................         2        (7)        (7)         (7)
 Accumulated deficit..............   (21,118)  (28,628)   (32,206)    (32,206)
                                    --------  --------   --------    --------
   Total stockholders' equity
    (deficit).....................   (20,510)  (26,991)   (28,837)   $  9,678
                                    --------  --------   --------    ========
   Total liabilities, convertible
    preferred stock and warrants
    and stockholders' equity
    (deficit).....................  $  9,009  $ 15,705   $ 15,930
                                    ========  ========   ========

   The accompanying notes are an integral part of these financial statements.

                           RITA Medical Systems, Inc.
                Statements of Operations and Comprehensive Loss
                     (in thousands, except per share data)

                                Years Ended December      Three Months Ended
                                         31,                   March 31,
                               -------------------------  ---------------------
                                1997     1998     1999     1999     2000
                               -------  -------  -------  -------  -------
                                                            (unaudited)
Sales......................... $   220  $ 1,137  $ 4,629  $   837  $ 1,841
Cost of goods sold (inclusive
 of stock-based compensation
 of $0, $25 and $107 in 1997,
 1998 and 1999, respectively,
 and $25 and $105 for the
 three months ended March 31,
 1999 and 2000 respectively...     589    1,523    2,994      690    1,182
                               -------  -------  -------  -------  -------
  Gross profit (loss).........    (369)    (386)  (1,635)     147      659
                               -------  -------  -------  -------  -------
Operating expenses:
Research and development
 (inclusive of stock-based
 compensation of $14, $186 and
 $354 in 1997, 1998 and 1999,
 respectively, and $80 and
 $308 for the three months
 ended March 31, 1999 and
 2000, respectively)..........   2,486    2,729    3,931      737    1,631
Selling, general and
 administrative (inclusive of
 stock-based compensation of
 $25, $192 and $530 in 1997,
 1998 and 1999, respectively,
 and $115 and $1,144 for the
 three months ended March 31,
 1999 and 2000,
 respectively)................   2,829    3,606    5,452    1,338    2,641
                               -------  -------  -------  -------  -------
  Total operating expenses....   5,315    6,335    9,383    2,075    4,272
                               -------  -------  -------  -------  -------
Loss from operations..........  (5,684)  (6,721)  (7,748)  (1,928)  (3,613)
Interest income...............      40      342      446       84      170
Interest expense..............    (138)    (359)    (212)     (12)    (133)
Other income (expense), net...     (78)     (11)       4       (2)      (2)
                               -------  -------  -------  -------  -------
Net loss......................  (5,860)  (6,749)  (7,510)  (1,858)  (3,578)
Other comprehensive income
 (expense):
  Change in unrealized gain
   (loss) on marketable
   securities.................     --         2       (9)     --       --
                               -------  -------  -------  -------  -------
Comprehensive loss............ $(5,860) $(6,747) $(7,519) $(1,858) $(3,578)
                               =======  =======  =======  =======  =======
Net loss per common share,
 basic and diluted............ $(11.02) $(10.10) $ (9.33) $ (2.39) $ (3.52)
                               =======  =======  =======  =======  =======
Shares used in computing net
 loss per share, basic and
 diluted......................     532      668      805      779    1,017
Pro forma net loss per share,
 basic and diluted
 (unaudited)..................                   $ (0.90)          $ (0.36)
                                                 =======           =======
Shares used in computing pro
 forma net loss per share,
 basic and diluted
 (unaudited)..................                     8,355             9,951


   The accompanying notes are an integral part of these financial statements.

                           RITA Medical Systems, Inc.
                      Statements of Stockholders' Deficit
For the years ended December 31, 1997, 1998 and 1999 and the three months ended
                                 March 31, 2000
                                 (in thousands)

                          Common Stock                                       Accumulated
                          ------------- Additional   Deferred   Stockholder     Other
                          Shares         Paid-in   Stock-based     Note     Comprehensive Accumulated
                          Issued Amount  Capital   Compensation Receivable  Income (Loss)   Deficit    Total
                          ------ ------ ---------- ------------ ----------- ------------- ----------- --------
Balances, January 1,
 1997...................    513   $ 1    $    18     $    --       $  --         $--       $ (8,509)  $ (8,490)
Conversion of Series A
 preferred stock in
 August 1997............      1    --        --           --          --          --            --         --
Stock options
 exercised..............     64    --         37          --          --          --            --          37
Deferred stock-based
 compensation...........    --     --         57         (57)         --          --            --         --
Amortization of deferred
 stock-based
 compensation...........    --     --        --           39          --          --            --          39
Net loss................    --     --        --           --          --          --         (5,860)    (5,860)
                          -----   ---    -------     -------       -----         ---       --------   --------
Balances, December 31,
 1997...................    578     1        112         (18)         --          --        (14,369)   (14,274)
Issuance of common
 stock..................      4    --          2          --          --          --            --           2
Stock options
 exercised..............    196    --        106          --          --          --            --         106
Deferred stock-based
 compensation...........    --     --      1,318      (1,318)         --          --            --         --
Amortization of deferred
 stock-based
 compensation...........    --     --        --          403          --          --            --         403
Change in unrealized
 gain on marketable
 securities.............    --     --        --           --          --           2            --           2
Net loss................    --     --        --           --          --          --         (6,749)    (6,749)
                          -----   ---    -------     -------       -----         ---       --------   --------
Balances, December 31,
 1998...................    778     1      1,538        (933)         --           2        (21,118)   (20,510)
Stock options
 exercised..............    149    --         92          --         (73)         --            --          19
Stock compensation......    --     --         28          --          --          --            --          28
Deferred stock-based
 compensation...........    --     --      1,993      (1,993)         --          --            --         --
Amortization of deferred
 stock-based
 compensation...........    --     --        --          991          --          --            --         991
Change in unrealized
 gain on marketable
 securities.............    --     --        --           --          --          (9)           --          (9)
Net loss................    --     --        --           --          --          --         (7,510)    (7,510)
                          -----   ---    -------     -------       -----         ---       --------   --------
Balances, December 31,
 1999...................    927     1      3,651      (1,935)        (73)         (7)       (28,628)   (26,991)
Stock options
 exercised..............    277    --        340                    (165)                                  175
Deferred stock-based
 compensation...........                   6,043      (6,043)                                              --
Amortization of deferred
 stock-based
 compensation...........                               1,557                                             1,557
Net loss................                                                                     (3,578)    (3,578)
                          -----   ---    -------     -------       -----         ---       --------   --------
Balances, March 31, 2000
 (unaudited)............  1,204    $1    $10,034     $(6,421)      $(238)        $(7)      $(32,206)  $(28,837)
                          =====   ===    =======     =======       =====         ===       ========   ========

   The accompanying notes are an integral part of these financial statements.

                           RITA Medical Systems, Inc.
                            Statements of Cash Flows
                                 (in thousands)

                                                           Three Months Ended
                                Year Ended December 31,         March 31,
                                -------------------------  --------------------
                                 1997     1998     1999      1999       2000
                                -------  -------  -------  ---------  ---------
                                                               (unaudited)
Cash flows from operating
 activities:
  Net loss....................  $(5,860) $(6,749) $(7,510) $  (1,858) $  (3,578)
  Adjustments to reconcile net
   loss to net cash used in
   operating activities:
   Depreciation and
    amortization..............      251      621      399         61        172
   Preferred stock issued for
    interest payable..........      --        15      --         --         --
   Issuance of common stock
    for services received.....      --       --         2        --         --
   Allowance for doubtful
    accounts..................      --        29       25          7          9
   Provision for obsolete
    inventory.................      --        52      105        132          8
   Amortization of stock-
    based compensation........       39      403      991        220      1,557
   Changes in operating
    assets and liabilities:
     Accounts receivable......     (110)    (207)    (886)      (389)      (294)
     Inventory................     (130)    (174)    (698)      (250)       (46)
     Prepaid and other
      current assets..........      110     (525)      26        328        (99)
     Accounts payable and
      accrued liabilities.....      (37)     524      674        (37)        (2)
                                -------  -------  -------  ---------  ---------
       Net cash used in
        operating activities..   (5,737)  (6,011)  (6,872)    (1,786)    (2,273)
                                -------  -------  -------  ---------  ---------
Cash flows from investing
 activities:
  Purchase of property and
   equipment..................     (225)    (120)    (441)       (55)       --
  Purchase of short-term
   investments................      --    (3,853)  (7,061)      (877)      (707)
  Maturities of short-term
   investments................      --     1,532    4,290        676      3,556
  Notes receivable and other
   assets.....................      (30)     152      (48)       --           2
                                -------  -------  -------  ---------  ---------
   Net cash provided by (used
    in) investing
    activities................     (255)  (2,289)  (3,260)      (256)     2,851
                                -------  -------  -------  ---------  ---------
Cash flows from financing
 activities:
  Proceeds from issuance of
   common stock...............       37      108       45          2        175
  Proceeds from issuance of
   preferred stock............      --    15,128    9,947        --          (1)
  Proceeds from borrowings of
   long-term debt.............    2,333      500    1,500        --       1,500
  Proceeds from revolving term
   loan.......................      --       --       532        --         470
  Payments on capital lease
   obligations................      (22)     (31)    (147)       (33)       (17)
  Payments on long-term debt..      --    (2,230)     --         --         --
                                -------  -------  -------  ---------  ---------
   Net cash provided by
    financing activities......    2,348   13,475   11,877        (31)     2,127
                                -------  -------  -------  ---------  ---------
Net increase (decrease) in
 cash and cash equivalents....   (3,644)   5,175    1,745     (2,073)     2,705
Cash and cash equivalents at
 beginning of year............    3,791      147    5,322      5,322      7,067
                                -------  -------  -------  ---------  ---------
Cash and cash equivalents at
 end of year..................  $   147  $ 5,322  $ 7,067  $   3,249  $   9,772
                                =======  =======  =======  =========  =========
Supplemental disclosures of
 cash flow information:
  Cash paid for taxes.........  $     1  $     1  $     2  $       1  $       3
  Cash paid for interest......      138      103      183         12        113
Supplemental disclosures of
 noncash financing activities:
  Preferred stock issued upon
   conversion of notes
   payable....................  $   --   $   500  $   --   $     --   $     --
  Issuance of preferred stock
   warrants in connection with
   long-term debt.............      171      202      232        --         --
  Equipment purchased under
   capital leases.............      --       --       557        395        259


   The accompanying notes are an integral part of these financial statements.

                           RITA Medical Systems, Inc.
                         Notes to Financial Statements

NOTE 1--FORMATION AND BUSINESS OF THE COMPANY:

   RITA Medical Systems, Inc. (formerly ZoMed International, Inc.) (the "Company") was incorporated in January 1994. The Company is engaged in developing, manufacturing and marketing innovative products that use radiofrequency energy to treat patients with solid cancerous or benign tumors. Products include radiofrequency generators and a family of disposable needle electrode devices which deliver controlled thermal energy to the targeted tissue.

NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Unaudited interim results

   The accompanying interim financial statements and the related notes as of March 31, 2000 and for the three months ended March 31, 1999 and 2000 are unaudited. The unaudited interim financial statements have been prepared on the same basis as the annual financial statements and, in the opinion of management, reflect all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the Company's financial position, results of operations and cash flows as of March 31, 2000 and for the three months ended March 31, 1999 and 2000. The financial data and other information disclosed in these notes to financial statements related to these periods are unaudited. The results for the three months ended March 31, 2000 are not necessarily indicative of the results to be expected for the year ending December 31, 2000.

Unaudited pro forma stockholders' equity

   If the offering contemplated by this prospectus is consummated, all of the convertible preferred stock outstanding will automatically convert into 8,934,628 shares of common stock. Unaudited pro forma stockholders' equity, as adjusted for the assumed conversion of the preferred stock, is set forth on the balance sheet.

Use of estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that effect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Concentration of credit risk and other risks and uncertainties

   The Company's products include components subject to rapid technological change. Certain components used in manufacturing the product have relatively few alternative sources of supply and establishing additional or replacement suppliers for such components cannot be accomplished quickly. While the Company has ongoing programs to minimize the adverse effect of such changes and considers technological change in estimating its allowances, such estimates could change in the future.

   Financial instruments that potentially subject the Company to a concentration of credit risk consist of cash and cash equivalents, marketable securities and accounts receivable. Cash and cash equivalents are deposited in demand and money market accounts in three financial institutions in the United States. Deposits held with financial institutions may exceed the amount of insurance provided on such deposits. The Company has not experienced any losses on its deposits of cash, cash equivalents or marketable securities.

   The Company extends credit to its customers, which are primarily comprised of accounts of private companies in the United States, Europe and Asia. The Company performs ongoing credit evaluations of its customers' financial conditions and generally requires no collateral. The Company maintains an allowance for doubtful accounts receivable based on the expected collectibility of individual accounts.

                          RITA Medical Systems, Inc.
                  Notes to Financial Statements--(Continued)


Cash and cash equivalents

   All highly liquid investments with original or remaining maturities of ninety days or less from the date of purchase are considered to be cash equivalents.

Marketable securities

   The Company's marketable securities are categorized as available-for-sale, as defined by Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities." Unrealized holding gains and losses are reflected as a net amount in a separate component of stockholders equity (deficit) until realized. For the purposes of computing realized gains and losses, cost is identified on a specific identification basis. As of December 31, 1998 and 1999, all available-for-sale securities mature within one year.

   The cost and fair value of available-for-sale securities at December 31, 1998 are as follows (in thousands):

                                                        Cost  Unrealized  Fair
                                                       Value  Gain/Loss  Value
                                                       ------ ---------- ------
   Corporate commercial paper......................... $  683    $--     $  683
   Corporate notes....................................  1,637      2      1,639
                                                       ------    ---     ------
                                                       $2,320    $ 2     $2,322
                                                       ======    ===     ======

   The cost and fair value of available-for-sale securities at December 31, 1999 are as follows (in thousands):

                                                        Cost  Unrealized  Fair
                                                       Value  Gain/Loss  Value
                                                       ------ ---------- ------
   Corporate commercial paper......................... $3,242    $ 1     $3,243
   Corporate notes....................................    849     (4)       845
   Foreign debt securities............................  1,002     (4)       998
                                                       ------    ---     ------
                                                       $5,093    $(7)    $5,086
                                                       ======    ===     ======

Inventories

   Inventories are stated at the lower of cost (determined on a first-in, first-out basis) or market.

Property and equipment

   Property and equipment is stated at cost less accumulated depreciation and amortization. Depreciation and amortization of property and equipment is computed using the straight-line method over the estimated useful lives of the respective assets as follows:

   Machinery and equipment......................................... 1 to 5 years
   Computers and software.......................................... 3 to 5 years
   Furniture and fixtures.......................................... 5 years

   Leasehold improvements are amortized over their estimated useful lives, or the remaining lease term, whichever is shorter, using the straight-line method. Upon sale or retirement, the asset's cost and related accumulated depreciation are removed from the accounts and any related gain or loss is reflected in operations.

                           RITA Medical Systems, Inc.
                   Notes to Financial Statements--(Continued)


Long-lived assets

   Long-lived assets and certain intangible assets are reviewed for impairment when events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. Recoverability is measured by comparison of the asset's carrying amount to future net undiscounted cash flows that the assets are expected to generate. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the projected discounted future net cash flows arising from the asset.

Fair value of financial instruments

   The carrying amounts of some of the Company's financial instruments including cash and cash equivalents, accounts receivable and accounts payable approximate fair value due to their short maturities. Based on borrowing rates currently available to the Company for loans with similar terms, the carrying value of its debt obligations approximates fair value.

Revenue recognition

   Revenue from product sales and sales to distributors are recognized upon receipt of a purchase order and product shipments provided no significant obligations remain and collection of the receivables is deemed probable. Distributors have no price protection arrangements or rights of return on products purchased.

Research and development

   Research and development costs are expensed as incurred. Research and development costs consist of direct and indirect internal costs related to specific projects as well as fees paid to other entities which conduct certain research activities on behalf of the Company.

Income taxes

   Income taxes are accounted for using the liability method under which deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

Accounting for stock-based compensation

   The Company accounts for stock-based employee compensation arrangements in accordance with provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB No. 25"), Financial Accounting Standards Board Interpretation ("FIN") No. 28, "Accounting for Stock Appreciation Rights and Other Variable Stock Option or Award Plans" and complies with the disclosure provisions of Statements of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS No. 123").

   Under APB No. 25, compensation expense is based on the difference, if any, on the date of the grant, between the fair value of the Company's stock and the exercise price. SFAS No. 123 defines a "fair value" based method of accounting for an employee stock option or similar equity instruments. The pro forma disclosures of the difference between compensation expense included in net loss and the related cost measured by the fair value method are presented in Note 7.

   The Company accounts for equity instruments issued to non-employees in accordance with the provisions of SFAS 123 and Emerging Task Force Issue No. 96-18, "Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services."

                           RITA Medical Systems, Inc.
                   Notes to Financial Statements--(Continued)

Net loss per share

   Basic earnings per share is calculated based on the weighted-average number of common shares outstanding during the period. Diluted earnings per share would give effect to the dilutive effect of common stock equivalents consisting of stock options, shares issuable upon conversion of the preferred stock and warrants. Potentially dilutive securities have been excluded from the dilutive earnings per share computations as they have an antidilutive effect due to the Company's net losses.

   The computation of pro forma net loss per share includes shares issuable upon the conversion of outstanding shares of convertible preferred stock (using the as-if-converted method) from the original date of issuance.

   A reconciliation of shares used in the calculations is as follows (in thousands, except per share data):

                                                      Years Ended December
                                                               31,
                                                     -------------------------
                                                      1997     1998     1999
                                                     -------  -------  -------
   Net loss......................................... $(5,860) $(6,749) $(7,510)
                                                     =======  =======  =======
   Shares used to compute net loss per share, basic
    and diluted.....................................     532      668      805
   Basic and diluted net loss per share............. $(11.02) $(10.10) $ (9.33)
                                                     =======  =======  =======
   Shares used to compute net loss per share........                       805
   Adjustment to reflect weighted-average effect of
    assumed conversion of preferred stock
    (unaudited).....................................                     7,550
                                                                       -------
   Shares used to compute pro forma basic and
    diluted net loss per share (unaudited)..........                     8,355
                                                                       =======
   Pro forma basic and diluted net loss per share...                   $ (0.90)
                                                                       =======

   The following weighted outstanding options and warrants (prior to the application of the treasury stock method), and convertible preferred stock (on an as-if-converted basis) were excluded from the computation of diluted net loss per share as they had an antidilutive effect (in thousands):

                                                                  Years Ended
                                                                 December 31,
                                                               -----------------
                                                               1997  1998  1999
                                                               ----- ----- -----
   Options and warrants.......................................   806 1,260 1,700
   Convertible preferred stock................................ 3,310 5,927 7,550
                                                               ----- ----- -----
                                                               4,116 7,187 9,250
                                                               ===== ===== =====

Recent accounting pronouncements

   In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 establishes new standards of accounting and reporting for derivative instruments and hedging activities. SFAS No. 133 requires that all derivatives be recognized at fair value in the statement of financial position, and that the corresponding gains or losses be reported either in the statement of operations or as a component of comprehensive income, depending on the type of relationship that exists. The Company, to date, has not engaged in derivative or hedging activities. The Company will adopt SFAS No. 133, as required, in fiscal year 2001.

                           RITA Medical Systems, Inc.
                   Notes to Financial Statements--(Continued)

   In March 2000, the FASB issued Interpretation No. 44, ("FIN 44"), "Accounting for Certain Transactions Involving Stock compensation-an Interpretation of APB 25." This Interpretation clarifies (a) the definition of employee for purposes of applying Opinion 25, (b) the criteria for determining whether a plan qualifies as a noncompensatory plan, (c) the accounting consequence of various modifications to the terms of a previously fixed stock option or award, and (d) the accounting for an exchange of stock compensation awards in a business combination. This Interpretation is effective July 1, 2000, but certain conclusions in this Interpretation cover specific events that occur after either December 15, 1998, or January 12, 2000. To the extent that this Interpretation covers events occurring during the period after December 15, 1998, or January 12, 2000, but before the effective date of July 1, 2000, the effects of applying this Interpretation are recognized on a prospective basis from July 1, 2000. The adoption of FIN 44 does not have a material impact on the Company's financial statements.

NOTE 3--BALANCE SHEET COMPONENTS

                                                                December 31,
                                                               ----------------
                                                                1998     1999
                                                               -------  -------
   Inventories (in thousands):
   Raw materials.............................................. $   --   $   250
   Work in progress...........................................     --        28
   Finished goods.............................................     252      567
                                                               -------  -------
                                                               $   252  $   845
                                                               =======  =======
   Property and equipment (in thousands):
   Computer equipment and software............................ $   371  $   459
   Furniture and fixtures.....................................      63       68
   Leasehold improvements.....................................     164      195
   Machinery and equipment....................................     651    1,524
                                                               -------  -------
                                                                 1,249    2,246
   Less: accumulated depreciation and amortization............  (1,001)  (1,371)
                                                               -------  -------
                                                               $   248  $   875
                                                               =======  =======

   Property and equipment includes $62,174 and $574,518 of machinery under capital leases at December 31, 1998 and 1999, respectively. Accumulated amortization of assets under capital leases totaled $53,884 and $184,324 at December 31, 1998 and 1999, respectively.

   Accrued liabilities (in thousands):
   Payroll and related expenses...................................... $ 78 $177
   Deferred revenue..................................................  --    64
   Other accrued liabilities.........................................  886  715
                                                                      ---- ----
                                                                      $964 $956
                                                                      ==== ====

NOTE 4--DEBT

Bridge loan

   In July 1997, the Company obtained a $3 million bridge loan from a financial institution. Under the terms of the agreement, the Company's aggregate outstanding advances could not exceed $1.25 million until certain contractual obligations were met. These obligations were met during 1998. Additionally, certain investors of the

                           RITA Medical Systems, Inc.
                   Notes to Financial Statements--(Continued)

Company were required to deposit an aggregate of $500,000 into an escrow account under which the Company could draw funds at their discretion. The Company drew down $500,000 during 1998. The bridge loan bore interest at prime plus 2% and was collateralized by substantially all of the assets of the Company. In connection with the bridge loan, the Company issued warrants to purchase 111,818 shares of Series E Preferred Stock and warrants to purchase 25,000 shares of Series C Preferred Stock (Note 6). In May 1998, the Company paid all amounts outstanding under the bridge loan. In June 1998, all amounts owed under the additional financing from certain investors of $500,000 were converted to Series E preferred stock at $4.5833 per share.

Notes payable

   In June 1999, the Company entered into a loan and security agreement for a loan facility of up to $5,000,000. The facility consists of two term loans of $1,500,000 each and a revolving credit note of up to $2,000,000. The facility is covered by a security interest in receivables, marketable securities, inventory, equipment and other property including intellectual property. In connection with the loan and security agreement, the Company issued warrants to purchase 85,091 shares of Series E Preferred Stock (Note 6).

   As of December 31, 1999, the Company had drawn down the initial term loan of $1,500,000 with a term of three years and bearing interest at 13.36% per annum. Subsequent to the year end, the Company satisfied the terms of the additional draw down and entered into the second term loan of $1,500,000 in February 2000.

   Principal payments on the initial term loan at December 31, 1999 are as follows (in thousands):

   2000................................................................. $  312
   2001.................................................................    750
   2002.................................................................    438
                                                                         ------
                                                                          1,500
   Less: Warrants issued................................................    (97)
                                                                         ------
                                                                         $1,403
                                                                         ======

   Revolving loans will be made under the revolving loan facility, bearing interest at prime plus 2% (10.5% at December 31, 1999), through the later of the maturity date or June 30, 2001. The maturity date will automatically be extended to successive additional terms of one year each unless either the lender or the Company provides written notice to terminate the loan period effective on the next maturity date. On the loan maturity date, the Company is required to pay in full all outstanding revolving loans. As of December 31, 1999, the Company had drawn down $532,685 of the revolving credit note.

NOTE 5--COMMITMENTS AND CONTINGENCY

Capital lease

   In September 1998, the Company entered into a three year capital lease agreement and may borrow up to $1,000,000 for equipment to be delivered no later than December 31, 1999 and extended to March 31, 2000. In conjunction with the capital lease, the Company issued warrants to purchase 10,909 shares of Series E preferred stock at $4.5833 per share (Note 6).

                          RITA Medical Systems, Inc.
                  Notes to Financial Statements--(Continued)


   As of December 31, 1999, future minimum payments under the capital lease are as follows (in thousands):

   2000.................................................................. $ 211
   2001..................................................................   211
   2002..................................................................    64
                                                                          -----
     Total...............................................................   486
   Less imputed interest (including warrants)............................   (89)
                                                                          -----
   Present value of future minimum lease payments........................   397
   Less current portion..................................................  (166)
                                                                          -----
     Noncurrent portion.................................................. $ 231
                                                                          =====

Operating leases

   The Company leases manufacturing and office space under a 60 month noncancelable operating lease terminating in August 2004. The base rent will increase according to the CPI formula as stipulated in the lease agreement. Under the terms of the lease, the Company is responsible for property taxes, insurance and maintenance costs. The Company subleases a portion of its facilities terminating in August 2000. Subject to certain provisions, the sublessee has the right to extend the sublease for two additional six month periods.

   Minimum annual rental payments are as follows (in thousands):

   2000.................................................................. $  489
   2001..................................................................    489
   2002..................................................................    489
   2003..................................................................    489
   2004..................................................................    347
                                                                          ------
                                                                          $2,303
                                                                          ======

   Rent expense was $169,340, $185,168 and $296,094, net of sublease income of $126,062, $142,381 and $128,184 for the years ended December 31, 1997, 1998 and 1999, respectively.

Contingency

   The Company is involved in a patent interference proceeding with RadioTherapeutics Corporation in which the validity of a patent issued to the Company has been called into question. Although the Company believes it has meritorious defenses, if it does not prevail in this interference, it could be prevented from selling the RITA System or be required to pay license fees and or royalties on past and future product sales.

                           RITA Medical Systems, Inc.
                   Notes to Financial Statements--(Continued)


NOTE 6--STOCKHOLDERS' EQUITY

Convertible preferred stock

   The designated series and shares issued of convertible preferred stock are as follows (in thousands):

                                                      Shares Issued
                                                           and
                                                       Outstanding
                                           Number of  --------------   Minimum
                                             Shares           Book   Liquidation
   1998                                    Authorized Shares  Value     Value
   ----                                    ---------- ------ ------- -----------
   Series A...............................    1,500     745  $ 5,773   $ 5,811
   Series B...............................    2,500   1,415    1,416     1,489
   Series C...............................    2,500   1,064    5,132     5,318
   Series D...............................      425     225    2,205     2,250
   Series E...............................    6,800   2,949   13,438    13,515
                                             ------   -----  -------   -------
                                             13,725   6,398  $27,964   $28,383
                                             ======   =====  =======   =======
                                                      Shares Issued
                                                           and
                                                       Outstanding
                                           Number of  --------------   Minimum
                                             Shares           Book   Liquidation
   1999                                    Authorized Shares  Value     Value
   ----                                    ---------- ------ ------- -----------
   Series A...............................    1,242     745  $ 5,773   $ 5,811
   Series B...............................    2,359   1,415    1,416     1,489
   Series C...............................    1,845   1,064    5,132     5,318
   Series D...............................      375     225    2,205     2,250
   Series E...............................    9,345   5,131   23,385    23,515
                                             ------   -----  -------   -------
                                             15,166   8,580  $37,911   $38,383
                                             ======   =====  =======   =======

   The rights, privileges and preferences of Series A, Series B, Series C, Series D and Series E preferred stock are as follows:

Voting rights

   Holders of shares of all series of preferred stock are entitled to one vote for each share of common stock into which each share of preferred stock could be converted. The holders of the outstanding shares of all series of preferred stock shall vote with the holders of the common stock upon the election of directors.

Dividends

   The holders of shares of all series of preferred stock are entitled to receive noncumulative dividends, prior and in preference to any declaration or payment of any dividend on the common stock of the Company, at the rate of $0.6238, $0.0842, $0.4000, $0.8000 and $0.3667 per share per annum for Series A stockholders, Series B stockholders, Series C stockholders, Series D stockholders and Series E stockholders, respectively, as declared by the Board of Directors. No dividends have been declared as of December 31, 1999. Dividends for the Series D and Series E Stockholders become cumulative on December 31, 2000 if the Company's common stock is not traded on a stock exchange.

Conversion rights

   Shares of all series of preferred stock are convertible into common shares at the option of the holder, or automatically upon a public offering of at least $15,000,000 of common stock at an offering price of at least $11.4667 per share, or upon the election of the holders of more than 50% of the then outstanding shares of Series A, Series B, Series C, Series D or Series E preferred stock. Each share of preferred stock shall be

                           RITA Medical Systems, Inc.
                   Notes to Financial Statements--(Continued)

convertible into the number of fully paid and non-assessable shares of common stock which results from dividing the conversion price per share in effect for each series of preferred stock at the time of conversion into the per share conversion value of such series. The conversion price per share of Series A preferred stock is $6.0685, Series B preferred stock is $1.0523, Series C preferred stock is $4.7759, Series D preferred stock is $7.0863 and Series E preferred stock is $4.5833. The conversion terms of Series A, Series C and Series D Preferred Stock were modified based on price based anti-dilution rights in the articles of incorporation.

Liquidation

   In the event of liquidation or sale of the Company, holders of Series C, Series D and Series E preferred stock are entitled to receive in preference over other preferred and common stockholders, an amount of $5.00, $10.00 and $4.5833 per share, respectively, including any declared but unpaid dividends. In the event that the Company assets are insufficient to permit the holders full payment as mentioned above, the entire assets and funds of the Company shall be distributed ratably among the holders of Series C, Series D and Series E preferred stock in proportion to the aggregate preferential amount each holder would otherwise be entitled to receive.

   Holders of Series B preferred stock are entitled to receive in preference over the Series A and common stockholders, an amount of $1.0523 per share, respectively, including any declared but unpaid dividends. In the event that the Company's assets are insufficient to permit the holders full payment as mentioned above, the entire assets and funds of the Company shall be distributed ratably among the holders of Series B preferred stock in proportion to the aggregate preferential amount each holder would otherwise be entitled to receive.

   Holders of Series A preferred stock are entitled to receive in preference over the common stockholders, an amount of $7.7973 per share, respectively, including any declared but unpaid dividends. In the event that the Company's assets are insufficient to permit the holders full payment as mentioned above, the entire assets and funds of the Company shall be distributed ratably among the holders of Series A preferred stock in proportion to the aggregate preferential amount each holder would otherwise be entitled to receive.

   After distributions to preferred stockholders have been paid, the remaining assets of the Company available for distribution to stockholders shall be distributed ratably among the common shareholders.

Warrants

   In conjunction with a line of credit obtained in August 1996, the Company issued warrants to purchase 18,200 shares of Series C preferred stock at an exercise price of $5.00 per share. The warrants are exercisable for five years from the date of issuance. The Company has reserved 18,200 shares of its Series C preferred stock in the event of exercise of the warrants. The aggregate fair value of the warrants, as determined using the Black-Scholes method, was $20,020. The fair value of these warrants has been reflected as a discount on the debt and accreted as interest expense to be amortized over the life of the line of credit.

   In conjunction with the 1997 bridge loan, the Company issued warrants to purchase 111,818 shares of Series E preferred stock at $4.5833 per share and warrants to purchase 25,000 shares of Series C preferred stock at $5.00 per share. The Series E and Series C preferred stock warrants had fair values of $2.62 and $2.85 per warrant, respectively, at the time of issuance, as calculated based on the Black-Scholes valuation model. The aggregate fair value of these warrants of $321,920 has been reflected as additional consideration for the bridge loan, recorded as a discount on the debt and accreted as interest expense to be amortized over the life of the bridge loan.

   In connection with a September 1998 capital lease agreement, the Company issued warrants to purchase 10,909 shares of Series E preferred stock at $4.5833 per share. These warrants expire in September 2006. The aggregate fair value of these warrants was $31,273 based on the Black-Scholes valuation model, and has been reflected as a discount on the lease obligation and is being amortized as interest expense over the term of the lease.

                           RITA Medical Systems, Inc.
                   Notes to Financial Statements--(Continued)


   In connection with the establishment of the June 1999 loan arrangement, the Company issued warrants to purchase 85,091 shares of the Company's Series E preferred stock at $4.5833 per share. These warrants expire the earlier of June 2006 on the fifth anniversary of the Company's initial public offering. The aggregate fair value of these warrants was $231,646 based on the Black-Scholes valuation model. Of the total warrants under the loan and security agreement, 42,546 are subject to cancellation if the Company does not draw down the second term. Such warrants are included as a component of other assets and will be offset against the debt upon its draw downs.

NOTE 7--STOCK OPTIONS

   As at December 31, 1999, the Company has reserved 1,958,448 shares of common stock for sale to employees, directors and consultants under the 1994 Incentive Stock Plan. Under the Plan, options may be granted at prices not lower than 85% and 100% of the fair market value of the common stock, as determined by the board of directors, for non-statutory and incentive stock options, respectively. For individuals, who at the time of the grant, own stock representing more than 10% of the voting power of all classes of stock, options may be granted at prices not lower than 110% of the fair market value of the common stock for both non-statutory and incentive stock options. Options become exercisable and vest on a cumulative basis at the discretion of the Board of Directors and generally expire ten years from the date of grant.

   Activity under the Plan are set forth below (in thousands, except per share data):

                                                        Options Outstanding
                                                     --------------------------
                                                                       Weighted
                                                                       Average
                                            Shares           Aggregate Exercise
                                           Available Shares    Price    Price
                                           --------- ------  --------- --------
   Balances, January 1, 1997..............    682      198    $  279    $1.41
     Additional shares reserved...........    455
     Options granted......................   (743)     743       234     0.31
     Options exercised....................             (64)      (37)    0.58
     Options canceled.....................     26      (26)      (17)    0.65
                                             ----    -----    ------
   Balances, December 31, 1997............    420      851       459     0.54
     Additional shares reserved...........    600
     Options granted......................   (769)     769       769     1.00
     Options exercised....................    --      (196)     (106)    0.54
     Options canceled.....................     64      (64)      (38)    0.59
                                             ----    -----    ------
   Balances, December 31, 1998............    315    1,360     1,084     0.80
     Options granted......................   (406)     406       404     1.00
     Options exercised....................    --      (149)      (92)    0.62
     Options canceled.....................    156     (155)     (145)    0.94
                                             ----    -----    ------
   Balances, December 31, 1999............     65    1,462     1,251     0.86
     Additional shares reserved...........    900
     Options granted......................   (710)     710     1,011     1.42
     Options exercised....................    --      (277)     (340)    1.23
     Options canceled.....................     39      (39)      (39)    1.00
                                             ----    -----    ------    -----
   Balances, March 31, 2000 (unaudited)...    294    1,856    $1,883    $1.01
                                             ====    =====    ======

                           RITA Medical Systems, Inc.
                   Notes to Financial Statements--(Continued)


   The options outstanding and currently exercisable by exercise price at December 31, 1999 are as follows (in thousands, except per share data):

                                 Options Outstanding        Options Exercisable
                           -------------------------------- --------------------
                                        Remaining
                             Number    Contractual Exercise   Number    Exercise
Exercise Price             Outstanding    Life      Price   Exercisable  Price
--------------             ----------- ----------- -------- ----------- --------
 $0.0133..................        1    4.45 years  $0.0133        1     $0.0133
 $0.5000..................      386    7.06 years  $0.5000      301     $0.5000
 $0.8000..................       86    5.83 years  $0.8000       86     $0.8000
 $1.0000..................      989    8.83 years  $1.0000      288     $1.0000
                              -----                             ---
                              1,462                             676
                              =====                             ===

   The options outstanding and currently exercisable by exercise price and at March 31, 2000 are as follows (in thousands, except per share data):

                                 Options Outstanding        Options Exercisable
                           -------------------------------- --------------------
                                        Remaining
                             Number    Contractual Exercise   Number    Exercise
Exercise Price             Outstanding    Life      Price   Exercisable  Price
--------------             ----------- ----------- -------- ----------- --------
 $0.0133..................        1    4.19 years  $0.0133        1     $0.0133
 $0.5000..................      362    6.79 years  $0.5000      309     $0.5000
 $0.8000..................       86    5.57 years  $0.8000       86     $0.8000
 $1.0000..................    1,066    9.14 years  $1.0000      326     $1.0000
 $1.6667..................      341    9.98 years  $1.6667        0     $1.6667
                              -----                             ---
                              1,856                             722
                              =====                             ===

Stock-based compensation

   The Company has adopted the disclosure-only provisions of Statement of Financial Accounting Standards No. 123 ("SFAS No. 123"), "Accounting for Stock-Based Compensation." Had compensation cost for the Incentive Stock Plan been determined based on the fair value at the grant date for awards during 1997, 1998 and 1999, consistent with the provisions of SFAS No. 123, the Company's pro forma net loss and pro forma net loss per share would have been as follows (in thousands, except per share amount):

                                                         December 31,
                                                    -------------------------
                                                     1997     1998     1999
                                                    -------  -------  -------
   Net loss, as reported........................... $(5,860) $(6,749) $(7,510)
   Net loss, pro forma............................. $(5,890) $(6,812) $(7,589)
   Net loss per share, as reported, basic and
    diluted........................................ $(11.02) $(10.10) $ (9.33)
   Net loss per share, pro forma, basic and
    diluted........................................ $(11.07) $(10.20) $ (9.43)

   Such pro forma disclosure may not be representative of future compensation cost because options vest over several years and additional grants are anticipated to be made each year.

   The weighted average fair values of options granted during 1997, 1998 and 1999 were $0.08, $0.13 and $0.14, respectively.

   The value of each option grant is estimated on the date of grant using the minimum value method with the following weighted assumptions:

                                                              December 31,
                                                         -----------------------
                                                          1997    1998    1999
                                                         ------- ------- -------
   Risk-free interest rate..............................   6.56%   5.22%   5.54%
   Expected life........................................ 5 years 5 years 5 years
   Expected dividends...................................      0%      0%      0%

                           RITA Medical Systems, Inc.
                   Notes to Financial Statements--(Continued)

   During 1997, 1998 and 1999, the Company recorded a total of approximately $3.4 million of deferred stock-based compensation in accordance with APB No. 25, SFAS No. 123 and EITF 96-18, related to options granted to employees and non-employees. For options granted to non-employees during 1998 and 1999, the Company determined the fair value using the Black-Scholes option pricing model with the following assumptions: expected volatility of 50%, risk-free interest rate of 5.75% and deemed values of common stock between $1.00 and $6.38 per share. Stock compensation expense is being recognized in accordance with FIN 28 over the vesting periods of the related options, generally four years. The Company recognized stock compensation expense of approximately $39,000, $403,000 and $991,000 for the years ended December 31, 1997, 1998 and 1999, respectively, and $220,000 and $1.6 million for the three month periods ended March 31, 1999 and 2000.

NOTE 8--INCOME TAXES

   The tax effects of temporary differences that give rise to significant portions of deferred tax assets are as follows (in thousands):

                                                               December 31,
                                                             -----------------
                                                              1998      1999
                                                             -------  --------
   Net operating loss carryforwards......................... $ 7,717  $  9,745
   Capitalized startup and research and development costs...     895       830
   Research and development credit..........................     331       597
   Other....................................................      52       308
                                                             -------  --------
     Total deferred tax assets..............................   8,995    11,480
   Less valuation allowance.................................  (8,995)  (11,480)
                                                             -------  --------
                                                             $   --   $    --
                                                             =======  ========

   At December 31, 1999, the Company had federal and state net operating loss carryforwards of approximately $24,608,000 and $15,984,000, respectively, available to offset future regular taxable income. The Company's federal and state operating loss carryforwards expire between 2010 and 2019 and between 2001 and 2004, respectively, if not utilized.

   Due to the uncertainty surrounding the realization of the favorable tax attributes in future tax returns, the Company has placed a valuation allowance against its deferred tax assets. At such times as it is determined that it is more likely than not that the deferred tax assets are realizable, the valuation allowance will be reduced.

   The Tax Reform Act of 1986 limits the use of net operating loss and tax credit carryforwards in certain situations where changes occur in the stock ownership of a company. In the event the Company has had a change in ownership, utilization of the carryforwards could be restricted.

NOTE 9--RELATED PARTY TRANSACTIONS

   In August 1994, the Company entered into a cross-license agreement (the "Agreement") with VIDAMed (a company whose founder was also one of the founders of the Company) whereby the Company granted VIDAMed an exclusive royalty-free license to use the Company's technology for certain applications. In return, VIDAMed granted the Company an exclusive license to use VIDAMed's technology for certain applications. The Company is required to pay a royalty of 2.5% of net sales on products developed incorporating the VIDAMed technology. The obligation to pay royalties terminates on the earlier of ten years from the effective date of the Agreement or when payments by the Company to VIDAMed total $500,000. To date we have not made any payments under this agreement.

                           RITA Medical Systems, Inc.
                   Notes to Financial Statements--(Continued)

   During the year, the Company entered into a nonrecourse promissory note arrangement with an officer and director of the Company. The balance due to the Company of $72,881 arose on the exercise of stock options and is to be repaid over 4 years at a 6.11% interest rate. The note is collateralized by common stock of the Company and becomes repayable in full immediately should the shareholder leave the employment of the Company.

NOTE 10--SEGMENT INFORMATION

   The Company operates in one business segment. The Company sells its products and systems directly to customers in the United States, Europe and Asia.

   Sales for geographic regions reported below are based upon the customers' locations. Following is a summary of the geographic information related to revenues, long-lived assets and information related to significant customers for the years ended December 31, 1997, 1998 and 1999:

                                                              Years Ended
                                                              December 31,
                                                           --------------------
                                                           1997   1998    1999
                                                           ----  ------  ------
Sales:
United States............................................. $ 95  $  669  $1,669
Italy.....................................................  125     468     646
Japan.....................................................  --      --    1,420
Other.....................................................  --      --      894
                                                           ----  ------  ------
Total..................................................... $220  $1,137  $4,629
                                                           ====  ======  ======
Long-lived assets:
United States............................................. $491  $  248  $  613
Europe....................................................   --      --     262
                                                           ----  ------  ------
Total..................................................... $491  $  248  $  875
                                                           ====  ======  ======
Significant customers:
 Revenue:
Customer 1................................................   14%    --      --
Customer 2................................................   57%     41%     14%
Customer 3................................................   13%    --      --
Customer 4................................................  --      --       41%


Accounts Receivable

As of December 1998 and 1999, the accounts receivable balances comprise of the following:

                                                                   1998   1999
                                                                   -----  -----
Customer A........................................................ 42.29% 11.89%
Customer B........................................................ 10.57%   --
Customer C........................................................   --   24.02%
Customer D........................................................   --   28.87%

NOTE 11--SUBSEQUENT EVENTS (UNAUDITED)


Initial public offering

   In May 2000, the Board of Directors authorized management of the Company to file a registration statement with the Securities and Exchange Commission permitting the Company to sell shares of its common

                           RITA Medical Systems, Inc.
                   Notes to Financial Statements--(Continued)

stock to the public. If the initial public offering is closed under the terms presently anticipated, all of the convertible preferred stock outstanding will automatically convert into 8,934,628 shares of common stock. Unaudited pro forma stockholders' equity, as adjusted for the assumed conversion of the preferred stock, is set forth on the balance sheet.

Certificate of Incorporation

   On May 1, 2000 the board of directors approved the filing of an amended and restated certificate of incorporation in connection with the Company's initial public offering. The amendment, which will become effective upon the completion of the offering will increase the Company's authorized common stock to 100 million shares and decrease authorized preferred stock to 2 million shares.

Stock Split

   On May 1, 2000, the board of directors approved a 3-for-5 reverse stock split of the common and preferred stock. Stockholders approval of the reverse stock split was obtained on June 20, 2000. All share and per share amounts in the accompanying financial statements have been adjusted retroactively.

                              [INSIDE BACK COVER]

Graphic 6: The RITA Model 1500 Radiofrequency Generator with Graphic Display and Patient Documentation Software

   Our new high-power generator is an advance in tissue ablation technology, allowing the physician to create a 5 centimeter diameter volume of treated tissue in a simple procedure. Software also allows physicians to monitor graphically the treated tissue in real time and to record procedural information for the patient's record.

The RITA Family of Disposable Devices

   Since the introduction of our Model 30 disposable devices, we have continued to advance our technology to allow physicians to create larger ablations. The 5 centimeter StarBurst XL, our newest device, features our second-generation space-filling curved wire array which allows broad and consistent heat dispersion within the targeted tissue. Temperature sensors embedded within the tips of the disposable devices allow the physician to monitor tissue temperature during the procedure.

Graphic 8: RITA Model 30

Graphic 9: RITA Model 70

Graphic 10: RITA StarBurstXL

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                3,400,000 Shares

                           RITA Medical Systems, Inc.

                                  Common Stock

                                  [RITA LOGO]

                                   --------
                                   PROSPECTUS
                                       , 2000

                                   --------

                              Salomon Smith Barney

                               Robertson Stephens

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

   The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by the Registrant in connection with the sale of common stock being registered. All amounts are estimates except the Securities and Exchange Commission registration fee, the NASD filing fee and the Nasdaq National Market listing fee.

                                                                       Amount
                                                                     to be Paid
                                                                     ----------
   Securities and Exchange Commission registration fee.............. $   13,419
   NASD filing fee.................................................. $    6,480
   Nasdaq National Market listing fee .............................. $   95,000
   Printing and engraving expenses ................................. $  200,000
   Legal fees and expenses.......................................... $  450,000
   Accounting fees and expenses..................................... $  350,000
   Blue Sky qualification fees and expenses......................... $    5,000
   Transfer Agent and Registrar fees................................ $   15,000
   Miscellaneous fees and expenses.................................. $   65,101
                                                                     ----------
     Total.......................................................... $1,200,000
                                                                     ==========

Item 14. Indemnification of Directors and Officers

   Section 145 of the Delaware General Corporation Law (the "Delaware Law") authorizes a court to award, or a corporation's board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the "Securities Act"). The Registrant's certificate of incorporation (Exhibit 3.1 hereto) and Bylaws (Exhibit 3.3 hereto) provide for indemnification of the Registrant's directors, officers, employees and other agents to the maximum extent permitted by Delaware Law. In addition, the Registrant has entered into Indemnification Agreements (Exhibit 10.1 hereto) with certain officers and directors. The Underwriting Agreement (Exhibit 1.1) also provides for cross-indemnification among the Registrant and the underwriters with respect to certain matters, including matters arising under the Securities Act.

Item 15. Recent Sales of Unregistered Securities

   (a) Since April 1, 1996, the Registrant has issued and sold the following unregistered securities:

     (1) In May 1996, the Registrant issued and sold shares of Series B Preferred Stock convertible into an aggregate of 1,160,526 shares of common stock to a total of 36 investors for an aggregate purchase price of $1,221,182.

     (2) In June 1996, the Registrant issued and sold shares of Series B Preferred Stock convertible into an aggregate of 259,179 shares of common stock to a total of 34 investors for an aggregate purchase price of $272,700.

     (3) In December 1996, the Registrant issued and sold shares of Series C Preferred Stock convertible into an aggregate of 1,113,591 shares of common stock to a total of 43 investors for an aggregate purchase price of $5,318,013.

     (4) In January 1998, the Registrant issued and sold shares of Series D Preferred Stock convertible into an aggregate of 317,475 shares of common stock to a total of 1 investor for an aggregate purchase price of $2,250,000.

     (5) In April 1998, the Registrant issued and sold shares of Series E Preferred Stock convertible into an aggregate of 2,076,043 shares of common stock to a total of 13 investors for an aggregate purchase price of $9,515,200.

     (6) In June 1998, the Registrant issued and sold shares of Series E Preferred Stock convertible into an aggregate of 872,727 shares of common stock to a total of 1 investor for an aggregate purchase price of $4,000,002.

     (7) In July 1999, the Registrant issued and sold shares of Series E Preferred Stock convertible into an aggregate of 218,182 shares of common stock to a total of 1 investor for an aggregate purchase price of $1,000,002.

     (8) In August 1999, the Registrant issued and sold shares of Series E Preferred Stock convertible into an aggregate of 1,527,273 shares of common stock to a total of 3 investors for an aggregate purchase price of $7,000,001.

     (9) In October 1999, the Registrant issued and sold shares of Series E Preferred Stock convertible into an aggregate of 436,363 shares of common stock to a total of 3 investors for an aggregate purchase price of $2,000,001.

     (10) In September 1996, December 1996, July 1997, and January 1998, the Registrant issued warrants to a lender for the purchase of preferred stock convertible into 4,397 shares, 14,657 shares, 26,173 shares, 21,818 shares and 73,636 shares, respectively of common stock in connection with equipment financings.

     (11) In October 1997, the Registrant issued warrants to a total of 7 investors for the purchase of shares of Series E preferred stock convertible into an aggregate of 16,361 shares of common stock.

     (12) In September 1998 and November 1998, the Registrant issued warrants to persons affiliated with a lender for the purchase of preferred stock convertible into 2,596 shares, 5,040 shares, 1,113 shares and 2,160 shares, respectively, of common stock in connection with equipment financings.

     (13) In June 1999, the Registrant issued a warrant to a lender for the purchase of preferred stock convertible into 85,091 shares of common stock in connection with a term loan.

     (14) From March, 1994 (the Registrant's date of inception) to March 31, 2000, 1,204,400 shares of common stock had been issued upon exercise of options or pursuant to restricted stock purchase agreements, and 1,855,616 shares of common stock were issuable upon exercise of outstanding options under the Registrant's 1994 Incentive Stock Plan.

   (b) There were no underwritten offerings employed in connection with any of the transactions set forth in Item 15(a).

   The consideration for the above issuances was cash. The issuances described in Items 15(a)(1) through 15(a)(11) were deemed to be exempt from registration under the Securities Act in reliance upon Section 4(2) thereof as transactions by an issuer not involving any public offering. Certain of the issuances described in Items 15(a)(11) were deemed to be exempt from registration under the Securities Act in reliance upon Rule 701 promulgated thereunder in that they were offered and sold either pursuant to written compensatory benefit plans or pursuant to a written contract relating to compensation, as provided by Rule 701. The recipients of securities in each such transaction represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the securities issued in such transactions. All recipients had adequate access, through their relationships with the Company, to information about the Registrant.

Item 16. Exhibits and Financial Statement Schedule

   (a) Exhibits

  Number                                Description
  ------                                -----------
   +1.1    Form of Underwriting Agreement (subject to negotiation).

   +2.1    Form of Agreement and Plan of Merger between the Registrant and RITA
            Medical Systems, Inc., a Delaware corporation.

   +3.1    Amended and Restated Certificate of Incorporation of RITA Medical
            Systems, Inc., a Delaware corporation.

   +3.2    Form of Amended and Restated Certificate of Incorporation of the
            Registrant, to be filed upon completion of this offering.

   +3.3    Amended and Restated Bylaws of RITA Medical Systems, Inc., a
            Delaware corporation and an Amendment to the Bylaws.

   +3.4    Amended and Restated Bylaws of the Registrant, to be effective upon completion of this offering.

    4.1    Form of Stock Certificate.

    5.1    Opinion of Venture Law Group.

  +10.1    Sixth Amended and Restated Shareholder Rights Agreement dated May
            26, 2000 by and among the Registrant and certain security holders.

  +10.2    1994 Incentive Stock Plan (as amended) and form of option agreement.

  +10.3    2000 Stock Plan and form of option agreement.

  +10.4    2000 Directors' Stock Option Plan and form of option agreement.

  +10.5    2000 Employee Stock Purchase Plan and form of subscription agreement.

  +10.6(a) Master Lease Agreement with Brown Mountain View Joint Venture dated
            July 12, 1994 and extension of Master Lease Agreement dated May 12,
            1999.

  +10.6(b) Standard Sublease Agreement with Computer LANscapes, Inc. (now
            Cohesive Technology Solutions, Inc.) dated January 13, 1997, extension to Sublease Agreement dated June 22, 1999, Addendum
            Number One to Sublease dated January 21, 1997 and Addendum Number
            Two to Sublease Agreement dated February 19, 1999.

  +10.7    Form of Indemnification Agreement between the Registrant and its officers and directors.

  +10.8    Employment Agreement with Barry Cheskin dated March 21, 1997.

  +10.9    Employment Agreement with Ronald Steckel dated May 26, 1998.

  +10.10   Employment Agreement with David Martin dated February 11, 2000.

  +10.11   Form of Change of Control Agreement entered into between the Company and it officers.

 *+10.12   Distribution Agreement with Nissho Iwai Corporation for Japan dated
            December 1, 1997.

 *+10.13   Distribution Agreement with Nissho Iwai Corporation for South Korea dated March 12, 1999.

 *+10.14   Distribution Agreement with MDH s.r.1. Forniture Ospedaliere for
            Italy and Switzerland dated December 21, 1998.

   23.1    Consent of PricewaterhouseCoopers LLP, Independent Accountants.

   23.2 Consent of Venture Law Group, A Professional Corporation (included in Exhibit 5.1).

  +23.3    Consent of Wilson Sonsini Goodrich & Rosati, Professional
            Corporation.

   23.4    Consent of Olsson, Frank & Weeda, P.C.

   24.1    Power of Attorney (See page II-5).

   27.1    Financial Data Schedule.

--------
 + Previously filed.
* Material has been omitted pursuant to a request for confidential treatment and such material has been filed separately with the SEC.

  (b) Financial Statement Schedule

   Report of Independent Accountants........................................ S-1
   Schedule II -- Valuation and Qualifying Accounts......................... S-2

Item 17. Undertakings

   The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

   The undersigned registrant hereby undertakes that:

     (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
  (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this amended registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Menlo Park, State of California, on June 28, 2000.

                                          RITA MEDICAL SYSTEMS, INC.

                                                  /s/ Barry Cheskin
                                          By: _________________________________
                                                      Barry Cheskin
                                              President and Chief Executive
                                                         Officer

   Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

              Signature                         Title               Date
              ---------                         -----               ----
         /s/ Barry Cheskin            President, Chief          June 28, 2000
  ___________________________________  Executive Officer
             Barry Cheskin             and Director (Principal
                                       Executive
                                       Officer)

       /s/ Marilynne Solloway         Chief Financial Officer   June 28, 2000
  ___________________________________  (Principal
          Marilynne Solloway           Financial and
                                       Accounting Officer)

                  *                   Director                  June 28, 2000
  ___________________________________
            Gordon Russell

                  *                   Director                  June 28, 2000
  ___________________________________
             Scott Halsted

                  *                   Director                  June 28, 2000
  ___________________________________
             Janet Effland

                  *                   Director                  June 28, 2000
  ___________________________________
             Vincent Bucci
                                      Director
  ___________________________________
             John Gilbert

*  Power of attorney.

    /s/ Marilynne Solloway
*By____________________________
 Marilynne Solloway Attorney-
            in-Fact

                       Report of Independent Accountants

To the Board of Directors and Stockholders of RITA Medical Systems, Inc.

   Our audits of the financial statements referred to in our report dated April 10, 2000 appearing in the Form S-1 of RITA Medical Systems, Inc. also included an audit of the financial statement schedule listed in Item 16(b) of this Form S-1. In our opinion, the financial statement schedule presents fairly, in all material respects, the information set forth therein when read in conjunction with the related financial statements.

PricewaterhouseCoopers LLP
San Jose, California
April 10, 2000

                           RITA Medical Systems, Inc.

                  Schedule II--Valuation & Qualifying Accounts
                                 (in thousands)

                                                   Charged             Balance
                                          Balance  to Costs            at End
                                         Beginning   and                 of
Description                              of Period Expenses Deductions Period
-----------                              --------- -------- ---------- -------
Year Ended December 31, 1997:
  Allowance for doubtful accounts.......  $   --    $  --      $--     $   --
  Inventory reserve.....................  $   --    $  --      $--     $   --
  Valuation allowance on deferred tax
   assets...............................  $ 3,391   $2,475     $--     $ 5,866
Year Ended December 31, 1998:
  Allowance for doubtful accounts.......  $   --    $   31     $ (2)   $    29
  Inventory reserve.....................  $   --    $   52     $--     $    52
  Valuation allowance on deferred tax
   assets...............................  $ 5,866   $3,129     $--     $ 8,995
Year Ended December 31, 1999:
  Allowance for doubtful accounts.......  $    29   $   27     $ (2)   $    54
  Inventory reserve.....................  $    52   $  144     $(39)   $   157
  Valuation allowance on deferred tax
   assets...............................  $ 8,995   $2,485     $--     $11,480
Three Months Ended March 31, 2000
 (unaudited):
  Allowance for doubtful accounts.......  $    54   $    9     $--     $    63
  Inventory reserve.....................  $   157   $   26     $(18)   $   165
  Valuation allowance on deferred tax
   assets...............................  $11,840   $  808     $--     $12,648

                                 EXHIBIT INDEX

  Number                                Description
  ------                                -----------
   +1.1    Form of Underwriting Agreement (subject to negotiation).

   +2.1    Form of Agreement and Plan of Merger between the Registrant and RITA
            Medical Systems, Inc., a Delaware corporation.

   +3.1    Amended and Restated Certificate of Incorporation of RITA Medical
            Systems, Inc., a Delaware corporation.

   +3.2    Form of Amended and Restated Certificate of Incorporation of the
            Registrant, to be filed upon completion of this offering.

   +3.3    Amended and Restated Bylaws of RITA Medical Systems, Inc., a
            Delaware corporation and an Amendment to the Bylaws.

   +3.4    Amended and Restated Bylaws of the Registrant, to be effective upon completion of this offering.

    4.1    Form of Stock Certificate.

    5.1    Opinion of Venture Law Group.

  +10.1    Sixth Amended and Restated Shareholder Rights Agreement dated May
            26, 2000 by and among the Registrant and certain security holders.

  +10.2    1994 Incentive Stock Plan (as amended) and form of option agreement.

  +10.3    2000 Stock Plan and form of option agreement.

  +10.4    2000 Directors' Stock Option Plan and form of option agreement.

  +10.5    2000 Employee Stock Purchase Plan and form of subscription agreement.

  +10.6(a) Master Lease Agreement with Brown Mountain View Joint Venture dated
            July 12, 1994 and extension of Master Lease Agreement dated May 12,
            1999.

  +10.6(b) Standard Sublease Agreement with Computer LANscapes, Inc. (now
            Cohesive Technology Solutions, Inc.) dated January 13, 1997, extension to Sublease Agreement dated June 22, 1999, Addendum
            Number One to Sublease dated January 21, 1997 and Addendum Number
            Two to Sublease Agreement dated February 19, 1999.

  +10.7    Form of Indemnification Agreement between the Registrant and its officers and directors.

  +10.8    Employment Agreement with Barry Cheskin dated March 21, 1997.

  +10.9    Employment Agreement with Ronald Steckel dated May 26, 1998.

  +10.10   Employment Agreement with David Martin dated February 11, 2000.

  +10.11   Form of Change of Control Agreement entered into between the Company and it officers.

 *+10.12   Distribution Agreement with Nissho Iwai Corporation for Japan dated
            December 1, 1997.

 *+10.13   Distribution Agreement with Nissho Iwai Corporation for South Korea dated March 12, 1999.

 *+10.14   Distribution Agreement with MDH s.r.1. Forniture Ospedaliere for
            Italy and Switzerland dated December 21, 1998.

   23.1    Consent of PricewaterhouseCoopers LLP, Independent Accountants.

   23.2 Consent of Venture Law Group, A Professional Corporation (included in Exhibit 5.1).

  +23.3    Consent of Wilson Sonsini Goodrich & Rosati, Professional
            Corporation.

   23.4    Consent of Olsson, Frank & Weeda, P.C.

   24.1    Power of Attorney (See page II-5).

   27.1    Financial Data Schedule.

--------
 + Previously filed.
 * Material has been omitted pursuant to a request for confidential treatment and such material has been filed separately with the SEC.